UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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MAGICJACK VOCALTEC LTD.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAGICJACK VOCALTEC LTD.
12 Haomanut Street, 2nd Floor
Poleg Industrial Area, Netanya, Israel 42504

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a special meeting of shareholders of magicJack VocalTec Ltd. (the "Company") will be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th Floor, New York, NY 10104, at 10:00 a.m. local time on July 31, 2017 (the "Meeting").

The agenda for the Meeting is as follows:

1.	To approve the Employment Agreement, Stock Option Agreement and Restricted Stock Agreement with the Company's President and Chief Executive Officer, Don Carlos Bell III;

2.	To approve the amendment and restatement of the Company's 2013 Stock Incentive Plan to increase the number of shares that may be issued under the plan and to make certain other changes;

3.	To approve the amendment and restatement of the Company's 2013 Israeli Stock Incentive Plan to increase the number of shares that may be issued under the plan and to make certain other changes;

4.	To approve an amendment to the Company's Amended Compensation Policy to facilitate modification of the compensation paid to non-employee members of the Company's board of directors;

5.	To approve changes to the compensation paid to non-employee members of the Company's board of directors, subject to the approval of proposal 4; and

6.	To transact such other business as may properly come before the meeting and any adjournments thereof.

These proposals are described more fully in the attached proxy statement, which we urge you to read in its entirety.

Only shareholders of record at the close of business on June 20, 2017 will be entitled to attend and vote at the Meeting. This notice and the accompanying proxy statement and proxy card are being first mailed to shareholders on or about June 26, 2017.

This notice together with the accompanying proxy statement and proxy card, are available on the Company's website at www.vocaltec.com.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you intend to attend the Meeting in person, please take the time to vote your shares by completing, signing and promptly mailing the enclosed proxy card to us in the enclosed, postage-paid envelope.  If you attend the Meeting, you may vote in person, whether or not you have already executed and returned your proxy card.  You may revoke your proxy card not later than 24 hours prior to the scheduled time of the Meeting or at the Meeting itself if you attend the Meeting.  If you revoke your proxy, you may only vote by attending the Meeting in person.

By Order of the Board of Directors,

MAGICJACK VOCALTEC LTD.

Don Carlos Bell III
President and Chief Executive Officer
June 23, 2017

Table of Contents

Proposal 1: Approval of the Employment Agreement, Stock Option Agreement and Restricted Stock Agreement with Don Carlos Bell III, the Company's President and Chief Executive Officer	5
Proposal 2: Approval of the Amended and Restated magicJack VocalTec Ltd. 2013 Stock Incentive Plan	10
Proposal 3: Approval of the Amended and Restated magicJack VocalTec Ltd. Israeli 2013 Stock Incentive Plan	19
Proposal 4: Approval of Amendments to the Company's Amended Compensation Policy	27
Proposal 5: Approval of Compensation for the Company's Non-Employee Directors	35
Executive Compensation	38
Compensation Discussion and Analysis	38
Compensation Committee Report	47
Summary Compensation Table	48
2016 Grants of Plan-Based Awards	49
Outstanding Equity Awards and Stock Vesting	50
Pension Benefits and Nonqualified Deferred Compensation	51
Employment Agreements and Potential Payments Upon Termination or Change of Control	51
Compensation Committee Interlocks and Insider Participation	59
Director Compensation	60
Security Ownership of Certain Beneficial Owners and Management	61
Other Information	63
Approval of Related Party Transactions	63
Other Business	64
Where to Find More Information	64
Shareholder Proposals for Future Meetings	64
Appendix A Amended and Restated 2013 Stock Incentive Plan
Appendix B Amended and Restated Israeli 2013 Stock Incentive Plan
Appendix C Amended Compensation Policy

MAGICJACK VOCALTEC LTD.
12 Haomanut Street, 2nd Floor
Poleg Industrial Area, Netanya, Israel 42504

PROXY STATEMENT

 SPECIAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to the holders of ordinary shares, no par value, of magicJack VocalTec Ltd., a company organized under the laws of the State of Israel (referred to as "we," "us" or the "Company"), in connection with the solicitation by the Company's board of directors (the "Board") of proxies for use at a special meeting of shareholders and any adjournment thereof (the "Meeting").  The Meeting will be held on July 31, 2017 at 10:00 a.m. local time at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th Floor, New York, NY 10104.

At the Meeting, you will be requested to approve the following matters:

1.	To approve the Employment Agreement, Stock Option Agreement and Restricted Stock Agreement with the Company's president and chief executive officer, Don Carlos Bell III;

2.	To approve the amendment and restatement of the Company's 2013 Stock Incentive Plan to increase the number of shares that may be issued under the plan and to make certain other changes;

3.	To approve the amendment and restatement of the Company's 2013 Israeli Stock Incentive Plan to increase the number of shares that may be issued under the plan and to make certain other changes;

4.	To approve an amendment to the Company's Amended Compensation Policy to facilitate modification of the compensation paid to non-employee members of the Company's Board; and

5.	To approve changes to the compensation paid to non-employee members of the Company's Board.

YOUR VOTE IS VERY IMPORTANT

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting on each Proposal is necessary for the approval of each Proposal.  In addition, the approval of Proposals 1 and 4 is also subject to the fulfillment of one of the following additional voting requirements:  (i) the majority of the shares that are voted at the Meeting in favor of the relevant Proposal, excluding abstentions, include at least a majority of the votes of shareholders who are not controlling shareholders and do not have a personal interest in the Proposal or (ii) the total number of shares held by the shareholders mentioned in clause (i) above that are voted against the proposal does not exceed 2% of the aggregate voting rights in the Company.

Under the Israeli Companies Law, 5759-1999, as currently amended (the "Companies Law"), a personal interest means a personal interest of a person in an act or transaction of a company, including:  (i) a personal interest of that person's relative (which includes for these purposes any members of his/her (or his/her spouse's) immediate family or the spouses of any such members of his or her (or his/her spouse's) immediate family); or (ii) a personal interest of another entity in which that person or his or her relative holds 5% or more of such entity's issued shares or voting rights, has the right to appoint a director or the chief executive officer of such entity, or serves as director or chief executive officer of such entity, including the personal interest of a person voting pursuant to a proxy whether or not the proxy grantor has a personal interest.  A personal interest resulting merely from holding the Company's shares will not be deemed a personal interest.  If you do not state whether you have personal interest in a Proposal requiring the special approval, you will be deemed to have a personal interest for the purpose of the required majority detailed above.

Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine."  Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.  In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes and will not be treated as either a vote "for" or "against" a proposal.  Under Israeli law, broker non-votes will not be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.  All of the Proposals are considered non-routine and brokers or other nominees may vote only those shares for which the beneficial owner has given instructions on how to vote.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS.

The Board is soliciting proxies for use at the Meeting.  A form of proxy card for use at the Meeting is attached.  The completed proxy card should be mailed to the Company in the pre-addressed envelope provided and should be received by the Company not less than 24 hours before the time fixed for the Meeting.  Upon the receipt of a properly executed proxy card in the form enclosed, the persons named as proxies in the proxy card will vote the ordinary shares covered by the proxy in accordance with the directions of the shareholder executing the proxy.  In the absence of instructions, the persons named as proxies intend to vote the ordinary shares covered by the proxy cards IN FAVOR of each proposal.

You may revoke the authority granted by your execution of a proxy at any time until two hours before the Meeting by presenting to the Company at its registered office proof of your identity as it appears on the proxy and withdrawing the proxy, at the Meeting itself, in which case you may only vote your shares by attending the Meeting in person and voting at the Meeting.  Any shareholder that holds, as of the record date set for determining the shareholders entitled to notice of and to vote at the Meeting, either (i) 5% or more of the total voting rights in the Company, or (ii) 5% or more of the total voting rights in the Company held by all shareholders that are not control persons, may, directly or through a representative after the Meeting is held, review, at the Company's registered office, all proxies received by the Company with respect to the Meeting.

Only shareholders of record at the close of business on June 20, 2017 will be entitled to vote at the Meeting. Proxies are being mailed to shareholders on or about June 26, 2017 and will be solicited by the Company mainly by mail. Certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation, may solicit proxies by telephone, fax or other personal contact. Additionally, we have engaged a proxy solicitor to assist with the solicitation of proxies and expect that the cost of such proxy solicitor to be approximately $10,000. We will furnish copies of solicitation materials to brokerage firms, nominees, fiduciaries and other custodians for forwarding to their respective principals. We will bear the cost of soliciting proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of ordinary shares. You may vote shares directly held in your name in person at the Meeting. If you want to vote in person at the Meeting shares held in street name, you must request a legal proxy from the broker, bank or other nominee that holds the shares, and must present such legal proxy at the Meeting.

On June 20, 2017, the Company had outstanding 16,096,384 ordinary shares, each of which is entitled to one vote upon each of the matters to be presented at the Meeting. Two or more shareholders, present in person or by proxy and holding shares conferring in the aggregate more than 33.33% of the voting power of the Company, will constitute a quorum at the Meeting. Abstentions may be specified on all proposals. Abstentions will be counted as present for purposes of determining a quorum and will not be counted as voting on the proposal in question. Submitted proxies which are left blank will also be counted as present for purposes of determining a quorum. If a quorum is not present within 30 minutes from the time appointed for the Meeting, the Meeting will be adjourned to the same day in the following week, at the same time and place, or to such day and at such time and place as the Chairman of the Meeting may determine. At such adjourned Meeting, two or more members, present in person or by proxy and holding shares conferring in the aggregate more than 33.33% of the voting power of the Company, will constitute a quorum.

If you wish to express your position on an agenda item for the Meeting, you may do so by submitting a written position statement to the Company's offices, c/o Chief Financial Officer, at 12 Haomanut Street, 2nd Floor, Poleg Industrial Area, Netanya, Israel, 42504.  Position statements should be submitted to the Company no later than June 30, 2017

Shareholders may present proposals for inclusion in our proxy statement by submitting their proposals in writing to our Company Secretary in a timely manner.  Shareholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Under Rule 14a-8 of the Exchange Act, to be eligible for inclusion in the Company's proxy materials, shareholder proposals must be received by the Secretary not later than June 16, 2017.  Proposals should be addressed to: magicJack VocalTec Ltd., 12 Haomanut Street, 2nd Floor, Poleg Industrial Area, Netanya, Israel 42504, attention of Company Secretary or via email to the Company at Thomas.Fuller@magicJack.com.  Under Section 66(b) of the Companies Law any shareholder holding at least one percent (1%) of the outstanding voting power in the Company may request that the Company add matters to the agenda of a shareholder meeting scheduled to convene in the future, provided that the matter is suitable for discussion at a general meeting. Under the Israeli Companies Regulations (Notice of General Meetings and Class Meetings of a Public Company and Addition of Items to the Agenda), 2000 (the "Regulations"), a shareholder who meets the conditions of Section 66(b) of the Companies Law may submit his or her request to include an agenda item within seven days following the Company's notice of convening a shareholders' meeting at which certain related party transactions and certain other proposals are to be considered, which request must be accompanied by the requisite information pursuant to the Companies Law and the Regulations.

This proxy statement provides you with detailed information about the matters on which you are requested to vote your shares.  In addition, you may obtain information about the Company from documents filed with the United States Securities and Exchange Commission ("SEC").  We encourage you to read the entire proxy statement carefully.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on July 31, 2017:  This proxy statement is available at www.vocaltec.com.  If you would like to obtain directions to be able to attend the Meeting in person, please call Thomas Fuller, the Company's Chief Financial Officer, at 561‑749‑2255.

PROPOSAL 1:

APPROVAL OF THE EMPLOYMENT AGREEMENT,
STOCK OPTION AGREEMENT AND RESTRICTED STOCK AGREEMENT
WITH DON CARLOS BELL III, THE COMPANY'S PRESIDENT
 AND CHIEF EXECUTIVE OFFICER

Amendment No. 20 to the Companies Law ("Amendment No. 20"), which came into effect in December 2012, requires that the terms of service and employment of a company's chief executive officer ("CEO") be approved by the company's compensation committee, board of directors, and the shareholders of the company, by a special majority vote as detailed below.  The approval of the compensation committee and board of directors must be in accordance with an approved compensation policy.

The Company's Compensation Committee and Board of Directors (the "Board") have approved the terms of service and employment of Mr. Bell in accordance with the terms of the Company's Amended Compensation Policy as approved by the shareholders at the 2016 annual meeting on April 19, 2017 and with the Companies Law, including engaging and consulting with a third party compensation consultant, Meridian Compensation Partners, LLC, which produced a senior executive compensation benchmarking study for the Company.  The Compensation Committee and the Board considered Mr. Bell's education, qualifications, expertise, professional experience and achievements, as well as the scope of his responsibility of the position, his expected contributions to the Company and the Company's need to hire and retain office holders who have Mr. Bell's skills, know-how and unique expertise.

Based on the Compensation Committee's recommendation and the Board's findings, on May 8, 2017, the Board approved, and the parties entered into, an Employment Agreement, Restricted Stock Agreement and Option Agreement which set forth the terms of service of employment and compensation to be paid to Mr. Bell as the Company's CEO, subject to the approval of the shareholders of the Company.  Each of these Agreements was filed as exhibits to a Form 8-K filed by the Company on June 7, 2017.  Compensation in connection with Mr. Bell's Employment Agreement will not be paid until shareholder approval is received, at which time all accrued compensation will be paid.

Below is a description of the material provisions of the proposed Employment Agreement, Stock Option Agreement and Restricted Share Agreement, all of which is part of the Bell compensation package and subject to shareholder approval at the Meeting.

General Terms

Mr. Bell is employed as President and CEO of the Company and has all authority and responsibility commensurate with the President and CEO titles, including ultimate responsibility for and authority over all day-to-day matters and personnel of the Company.  The term of employment will be for three years, beginning on March 9, 2017.

Annual Base Salary; Signing Bonus

Mr. Bell will be paid an annual base salary of $500,000, subject to review each calendar year and possible increases in the sole discretion of the Board, subject to the compensation policy of the Company then in effect.  Mr. Bell will also receive a signing bonus of $500,000.

Bonus on Change of Control

The Employment Agreement provides for a special transaction bonus if the closing of a transaction resulting in a Change of Control (as defined in the Employment Agreement) occurs before the one-year anniversary of the execution date of the Employment Agreement and Mr. Bell is still employed by the Company on the closing date. A bonus is based on the sales price or Company valuation in the Change of Control transaction.  If the price/value is less than the lowest target, Mr. Bell will receive no bonus.  If the price/value is at least the lowest bonus target, Mr. Bell will receive $2,000,000.  If the price/value equals or exceeds the second bonus target, Mr. Bell will receive $2,500,000.  The Board provided for this special transaction bonus in recognition that none of Mr. Bell’s long-term equity incentives will vest as a result of a Change of Control occurring before the one-year anniversary of the grant on May 8, 2018.

Annual Bonus

For each fiscal year of employment during which the Company employs Mr. Bell, he shall be eligible to receive a bonus based on the Company meeting certain performance criteria.  Mr. Bell's target annual bonus will equal his annual base salary (the "Target Annual Bonus").  The annual bonus will range from 35% to 200% of the Target Annual Bonus.  The bonus formula and performance criteria for fiscal year 2017 will be based: (i) 50% on the Company meeting at least 80% and up to 120% of its target revenue for the fiscal year; and (ii) 50% on the Company meeting at least 80% and up to 120% of its target EBITDA for the fiscal year.  The Company's target revenue and target EBITDA was set by the Compensation Committee and communicated to Mr. Bell in May 2017.  The annual bonus formula and performance criteria for calendar years 2018 and 2019 will be based: (i) one-third on the Company meeting at least 80% and up to 120% of its target revenue for the applicable fiscal year; (ii) one-third on the Company meeting at least 80% and up to 120% of its target EBITDA for the applicable fiscal year, and (iii) one-third on the Company meeting at least 80% and up to 120% of another objective Key Performance Indicator (the "KPI Target") for the applicable fiscal year to be determined by the Board, or the Compensation Committee of the Board, after consultation with Mr. Bell.  For purposes of the Employment Agreement, "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization calculated in accordance with generally accepted accounting principles consistent with the application of such concepts in developing the Company's annual budget, subject to adjustments for one-time occurrences outside the ordinary course of business as deemed appropriate by the Company's Compensation Committee.

If the Company's financial statements are restated for a period for which an Annual Bonus has been paid under the terms of the Agreement, the Annual Bonus amount for such period will be re-calculated by the Company (the "Recalculated Bonus Amount").  In any such event, the difference between the Annual Bonus in question and the Recalculated Bonus Amount will be paid to or refunded by Mr. Bell, as applicable, not later than 60 days after the restatement, provided that no such adjustments will be made at any time after the second anniversary of the Annual Bonus payment in question.

Except as described below under "Termination", Mr. Bell will be entitled to receive an Annual Bonus only if he is employed by the Company pursuant to the Employment Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

Executive Benefits and Reimbursements

Mr. Bell will be entitled to 20 paid-time-off days per fiscal year.  Mr. Bell will be eligible to participate in, without action by the Board or any committee thereof, any benefits and perquisites available to the executive officers of the Company, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of the Company now existing or that may be later adopted by the Company. The Company will reimburse Mr. Bell for all ordinary and necessary business expenditures made by him in connection with, or in furtherance of, his employment upon presentation by him of supporting information as may from time to time be reasonably requested by the Board.

Equity Grant

Mr. Bell was granted an option to purchase 1,883,165 of the Company's ordinary shares at an exercise price of $9.51, representing approximately 118% of the fair market value of the Company's shares on the date of grant (the "Options"), pursuant to a Stock Option Agreement dated May 8, 2017.  In addition, on May 8, 2017, Mr. Bell was granted 149,068 restricted shares (the "Restricted Stock") pursuant to a Restricted Stock Agreement dated May 8, 2017.  The Restricted Stock was granted under the terms of the Company's 2013 Stock Incentive Plan.  The Option was granted under the terms of the Company's Amended 2013 Stock Incentive Plan (the "Amended Plan"), and is subject to the approval of the Amended Plan by the Company's shareholders.  Both grants are subject to shareholder approval at the Meeting, and if shareholder approval is not obtained, the grants will be cancelled.  See Proposal 2, below for details concerning approval of the Amended Plan.

The Options and Restricted Stock are to vest as follows: 1/3 of the Options and Restricted Stock will vest on each of May 8, 2018, March 9, 2019 and March 9, 2020, subject to Mr. Bell’s continued employment by the Company. After the one year anniversary of their respective grant dates, both equity grants are subject to partial accelerated vesting in the event of Mr. Bell’s termination without “Cause” or for “Good Reason” (as each is defined in the Employment Agreement) or in the event of his termination as a result of his death or disability, and full accelerated vesting under certain circumstances related to a “Change of Control” of the Company. If a Change of Control of the Company occurs before the one-year anniversary of the grant (i.e., before May 8, 2018), there will be no accelerated vesting of these grants.

Termination

Either Mr. Bell or the Company may terminate Mr. Bell's employment under the Employment Agreement for any reason upon not less than 30 days prior written notice.

(i)
Upon termination of Mr. Bell's employment prior to a Change in Control by Mr. Bell for Good Reason or by the Company without Cause (as defined in the Employment Agreement), Mr. Bell will be entitled to a termination payment equal to one times the sum of (a) Mr. Bell's annual base salary at the time of such termination and (b) Mr. Bell's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether that is the case).

(ii)
Upon termination of Mr. Bell's employment by the resignation of Mr. Bell or by the Company, by reason of death or disability or for any other reason except as provided in the immediately preceding paragraph above or the immediately following paragraph below, Mr. Bell will be due no further compensation other than what is due and owing through the effective date of Mr. Bell's resignation or termination (including any Annual Bonus that may be due and payable to Mr. Bell).

(iii)
If upon or within six months subsequent to a Change of Control, Mr. Bell’s employment is terminated by Mr. Bell for Good Reason or by the Company without Cause, Mr. Bell will be entitled to and be paid a termination payment (the “Change of Control Payment”) equal to two times the sum of (a) Mr. Bell’s annual base salary at the time of such termination and (b) Mr. Bell’s Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case); provided, however, that any Change of Control closes after the six month anniversary of the execution date of the Employment Agreement and the Change of Control transaction meets a per share threshold price as provided in the Agreement.  In the event a Change of Control transaction closes in the first six months of Mr. Bell’s employment (i.e., before November 18, 2017), or closes pursuant to an agreement entered into in the first six months of Mr. Bell’s employment, he will not be entitled to the Change of Control Payment upon his termination.

Mr. Bell will not be entitled to any Severance Payment (as defined in the Employment Agreement) unless Mr. Bell executes and delivers to the Company a general release of claims on terms described in the Employment Agreement.

Restrictive Covenants

Mr. Bell agrees during the term of his employment and until two years after termination of employment, (A) he will not engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority owned subsidiaries or (B) become an officer, employee or consultant of or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company, provided that Mr. Bell may invest in securities of any public company so long as he does not beneficially own more than 5% of the class of publicly traded securities.  During the period of Mr. Bell's employment and until three years after the termination of employment, Mr. Bell will not, without the Company's prior written consent, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries.  Mr. Bell also agrees to restrictive covenants with respect to confidentiality and work product.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the terms of Mr. Bell's Employment Agreement, Stock Option Agreement (which grant is also subject to the approval of the Amended Plan) and Restricted Stock Agreement, as filed with the SEC on June 7, 2017 as exhibits to the Company's Current Report on Form 8-K, are hereby approved and authorized."

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares represented at the Meeting in person or by proxy and voting on Proposal 1 is necessary for the approval of Proposal 1.

The approval of Proposal 1 is also subject to the approval of a "Special Majority" which requires that either: (i) the Proposal must be approved by a majority of the shares voted on such Proposal by shareholders who are not controlling shareholders and who do not have a Personal Interest in the Proposal, or (ii) the total number of shares held by such shareholders described above and voted against the Proposal does not exceed two percent of the aggregate voting rights in the Company.  Abstentions shall not be taken into account.

If you do not state whether you have a Personal Interest in the approval of Proposal 1, you will be considered as having a Personal Interest in Proposal 1, and your shares will not be counted in the Special Majority vote required for the Proposal.

Recommendation of the Board

THE BOARD, WITH THE EXCEPTION OF MR. BELL,
RECOMMENDS A VOTE "FOR" PROPOSAL 1.

PROPOSAL 2:

APPROVAL OF THE AMENDED AND RESTATED
MAGICJACK VOCALTEC LTD.
 2013 STOCK INCENTIVE PLAN

General

The Company previously established the magicJack VocalTec, Ltd. 2013 Stock Incentive Plan (the "2013 Plan") pursuant to Board action and shareholder approval.  On May 8, 2017, the Board approved an increase in the number of our ordinary shares available under the plan and certain other changes to the plan designed to align equity incentives with the creation of long-term value, subject to the approval of the shareholders.  A copy of the Amended and Restated magicJack VocalTec, Ltd. 2013 Stock Incentive Plan (the "Amended 2013 Plan") is attached to this proxy statement as Appendix A.

Management and the Board believe that the use of stock based compensation is important to the Company to recruit and retain qualified persons.  The 2013 Plan was intended to assist the Company in attracting and retaining executives of outstanding ability and to promote the alignment of their interests with those of the shareholders of the Company.  The Board believes the purposes of the plan are being served and that the increase in the number of shares available for grants will further the Company's objectives.  The Board believes the other changes to the plan serve to better align equity incentives with the creation of long-term value.

Description of the Amended 2013 Plan

The following summary of the material features of the Amended 2013 Plan, as proposed, is qualified in its entirety by reference to the full text of the attached Amended 2013 Plan.  Unless otherwise specified, capitalized terms used herein have the meanings assigned to them in the Amended 2013 Plan.

Material Changes to the 2013 Plan

The material changes in the Amended 2013 Plan from the 2013 Plan are as follows:

•
An increase in the number of shares authorized for issuance under the plan from an aggregate of 3,600,000 ordinary shares (including shares underlying Awards pursuant to the Company's 2013 Israeli Stock Incentive Plan for those plan participants resident in, or subject to the tax laws of, Israel) to an aggregate of 5,600,000 ordinary shares (including shares issued pursuant to Awards under the Amended 2013 Israeli Stock Incentive Plan described below).

•	Adding limitations on the Company's ability to re-use Shares underlying Awards that are forfeited, cancelled or otherwise terminated.

•
Including a share counting provision to deduct from the maximum share limit 2.24 Shares for every Share underlying a "Full-Value Award" (Restricted Stock, Restricted Stock Units or Performance Awards) to properly reflect the value difference between Full Value Awards and ordinary share options ("Options").

•	Adding a minimum vesting period of at least one year for Awards.

•	Adding a prohibition of the payment of dividends on unvested Awards.

•	Imposing a shareholder approval requirement for any Option repricing transactions.

•	Adding a definition of "Change of Control".

•	Limiting the circumstances under which a change in control transaction results in acceleration of vesting.

Other than the above and certain technical changes to the language of the 2013 Plan, the Amended 2013 Plan and the 2013 Plan are identical.  The following summary tracks the summary of the 2013 Plan and notes where the Amended 2013 Plan has changed from the 2013 Plan.

Eligibility

The Amended 2013 Plan authorizes the grant of Options (including Incentive Stock Options and Nonqualified Stock Options), Restricted Stock, Restricted Stock Units, Performance Awards, Dividends and Dividend Equivalents, or any combination of the foregoing to all persons who are at the time of the grant of an award Employees (including persons who may become Employees), members of the Board or the board of directors of an Affiliate, or consultants or independent contractors to the Company or of any Affiliate, as may be selected from time to time.  As of the date hereof, 129 Employees (including officers) and five members of the Board are eligible to receive grants under the Amended 2013 Plan. The number of consultants or independent contractors to the Company eligible to receive grants under the 2013 Plan is not determinable.

Administration

The Amended 2013 Plan is administered by the Compensation Committee or by such other committee or subcommittee appointed by the Board or an authorized Committee of the Board (all of which will hereinafter be referred to as the "Administrator").  The Administrator has all the powers vested in it by the terms of the Amended 2013 Plan, including the authority to determine eligibility and the terms of Awards, and otherwise administer the Amended 2013 Plan, provided that the grant of awards under the Amended 2013 Plan by the said committee is in accordance with detailed criteria determined by the Board.  In making these determinations, the Administrator may take into account the nature of the services rendered or to be rendered by the Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Administrator in its discretion shall deem relevant.  The Administrator may delegate its authority to the extent it deems desirable and is consistent with the requirements of applicable law.

Shares Available For The Amended 2013 Plan

Total Share Limit.  If the shareholders approve the Amended 2013 Plan, a maximum of 5,600,000 Shares will be available for Awards (including Incentive Stock Options), less any Shares issued pursuant to the Amended 2013 Israeli Plan (discussed below).  This represents a change from the limit of 3,600,000 shares issuable under the 2013 Plan, provided that a maximum of 1,154,893 of such shares could be granted as Restricted Stock or Restricted Stock Units (which limit also included Awards issued pursuant to the 2013 Israeli Plan).

Share Counting and Re-Use.  Under the 2013 Plan, if an Option expires or terminates unexercised, if shares of Restricted Stock are forfeited, or if Shares covered by an Award are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Award shall be available for the grant of additional Awards (except for Shares withheld to pay the Exercise Price of an Option or withholding taxes) under the 2013 Plan.  Under the Amended 2013 Plan, effective for all Awards granted after the Effective Date (meaning after shareholder approval of the Amended 2013 Plan), the aggregate number of Shares available for issuance under the Plan will be reduced by 2.24 Shares for each Share delivered in settlement of any "Full-Value Award" and one Share for each Share delivered in settlement of an Option.  If any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of Shares, the maximum share limit will be credited in accordance with the share counting provision described above and those Shares will again be available for Awards under the plan.  A "Full-Value Award" is defined in the Amended 2013 Plan as an Award of Restricted Stock, Restricted Stock Units or Performance Awards (see descriptions below).   Any Shares tendered by a Participant or withheld as full or partial payment of withholding or other taxes on an Award or as payment for the exercise of an Award or repurchased by the Company with Stock Option proceeds shall no longer be added back to the number of Shares available for issuance under the Amended 2013 Plan.

Adjustments.  The number of Shares subject to the Amended 2013 Plan (and the number of Shares and terms of any Award) shall be adjusted by the Administrator in the event of any change in the outstanding Ordinary Shares by reason of any stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, merger, consolidation, liquidation, and the like.

Individual Maximum.  A maximum of 2,035,000 Shares may be awarded to an individual during any calendar year period (whether settled in Shares or the cash equivalent thereof).

Options

The Amended 2013 Plan authorizes the grant of Incentive Stock Options and Nonqualified Stock Options.  Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code (the "Code").  Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code.  Options granted under the Amended 2013 Plan would entitle the grantee, upon exercise, to purchase a specified number of Ordinary Shares from the Company at a specified exercise price per share.  The period of time during which an option may be exercised, as well as any vesting schedule, is determined by the Administrator, except that no option may be exercised more than five years after the date of grant.  All options granted under the Amended 2013 Plan must have an exercise price at least equal to the Fair Market Value of stock underlying the option on the date of grant. Additionally, no Incentive Stock Option may be granted under the Amended 2013 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any parent corporation or subsidiary corporation, as defined in Sections 424(e) and (f) of the Code, respectively, of the Company, unless the option's exercise price is at least 110% of the Fair Market Value of the stock subject to the option on the Date of Grant, and the term of the option does not exceed five years from the Date of Grant.  At the discretion of the Administrator, Options may include provisions for exercise upon the payment of the exercise price in cash, Shares with a fair market value equal to the exercise price or by directing the Company to withhold Shares valued at the fair market value of the exercise price.

Other Awards

In addition to Options, the Amended 2013 Plan authorizes the grant of Restricted Stock, Restricted Stock Units, Performance Awards and Other Stock-Based Awards.

The Amended 2013 Plan authorizes the grant of Restricted Stock Awards and Other Stock-Based Awards on terms and conditions, which may condition the vesting or payment of such Awards on the achievement of one or more Performance Goals (as described below) established by the Administrator, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable).

In addition, the Amended 2013 Plan authorizes the grant of Restricted Stock Units in the form of Awards denominated in stock-equivalent units on terms and conditions, which may condition the vesting or payment of such Awards on the achievement of one or more Performance Goals (as described below), established by the Administrator, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable). An Award of Restricted Stock Units may be settled in cash, Shares, or a combination thereof, as specified in the agreement.

The Amended 2013 Plan also authorizes the grant of Performance Awards, which become payable upon attainment of one or more Performance Goals established by the Administrator, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable).  Performance Awards may be paid in cash, Shares, or a combination thereof, as specified in the agreement.  The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year under the Amended 2013 Plan shall not exceed $2,000,000.  The Committee may, in its discretion, grant Performance Awards pursuant to which the amount and payment of the Award is determined by reference to a percentage of a bonus or incentive pool that applies to more than one Participant, and the amount of the bonus or incentive pool may, in the discretion of the Committee, be either fixed in amount or determined based upon the achievement of one or more Performance Goals.

The terms of an Award may provide a Participant with the right, subject to such terms and conditions as the Committee may specify (including without limitation, terms that condition the issuance of grant, vesting or payment of dividends or dividend equivalents upon the achievement of one or more specified Performance Goals), to receive dividend payments or dividend equivalent payments with respect to Shares covered by an Award, which payments may be either made currently or credited to an account established for the Participant, and may be settled in cash or Shares, as determined by the Committee.

Performance Goals

In its discretion, and subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable), the Administrator may condition the grant, vesting or payment of Awards on the attainment of Performance Goals. The term "Performance Goals" means performance goals established by the Administrator which may be based on earnings, earnings growth, sales, revenues, expenses (including plant costs and sales and general administrative expenses), return on assets, cash flow, EBITDA, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals the Committee establishes, and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  Such performance goals may be particular to a Participant, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Administrator.

Dividends and Dividend Equivalents

In its discretion, the Administrator may provide a Participant with the right, subject to any limitations imposed by the Administrator, to receive dividend payments or dividend equivalent payments with respect to Shares covered by an Award, provided that no dividends or dividend equivalents may be paid with respect to unvested Awards.

Minimum Vest Period

Any Award under the Amended 2013 Plan will have a minimum vesting period of one year from the date of grant, provided that up to 5% of the total Ordinary Shares reserved for issuance pursuant to the Plan may be issued without regard to this minimum vesting condition.

Change of Control

The Amended 2013 Plan adds a definition of “Change of Control” and provides that, upon a Change of Control, subject to the terms of each Award Agreement, the Acquirer may assume or continue the Company’s rights and obligations under each Award or portion thereof or substitute for each outstanding Award or portion thereof a substantially equivalent award with respect to the Acquirer’s stock and that, if such assumption, continuation or substitution does not occur, vesting of outstanding Awards shall accelerate such that each Award becomes fully vested immediately prior to, and conditioned up, consummation of the Change in Control.

Transferability

Except as otherwise determined by the Administrator, Awards granted under the Amended 2013 Plan are not transferable except to the extent provided in an agreement.

Amendment and Termination

The Board of Directors may amend, alter or terminate the Amended 2013 Plan, or any portion thereof, at any time.  However, after the shareholders of the Company have approved the plan, the Board may not amend or terminate the plan without approval of (a) the Company's shareholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Ordinary Shares are listed or quoted, if any, requires shareholder approval of the amendment or termination, and (b) each affected Participant if the amendment or termination would adversely affect the Participant's rights or obligations under any Award granted prior to the date of the amendment or termination.

No award may be granted under the Amended 2013 Plan after the close of business on April 2, 2023.   Subject to other applicable provisions of the Plan, all awards made under the Amended 2013 Plan prior to the termination of the Amended 2013 Plan will remain in effect until those Awards have been satisfied or terminated.

Summary of Certain Federal Income Tax Considerations

General

The following discussion briefly summarizes certain federal income tax aspects of Stock Options, Restricted Stock Awards, Restricted Stock Units, and Performance Awards granted under the Amended 2013 Plan.  The rules governing the tax treatment of Awards and the receipt of ordinary shares and/or cash in connection with such Awards are quite technical, so the following description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local law may not be the same as under the federal income tax laws.

Incentive Stock Options

In general, a grantee will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the Fair Market Value of the stock on the exercise date is an adjustment item for purposes of the alternative minimum tax.  Further, if a grantee does not exercise an incentive stock within certain specified periods after termination of employment, the grantee will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a nonqualified stock option, as described below.

Nonqualified Stock Options, Restricted Stock Units, Performance Awards and Other Stock-Based Awards

A grantee generally is not required to recognize income on the grant of a Nonqualified Stock Option, Restricted Stock Units, a Performance Award or an Other Stock-Based Award.  Generally, ordinary income is instead, required to be recognized on the date the Nonqualified Stock Option is exercised, or in the case of an award of Restricted Stock Units, a Performance Award or an Other Stock-Based Award, on the date of payment of such Award in cash or Ordinary Shares.  In general, the amount of ordinary income required to be recognized, (a) in the case of a Nonqualified Stock Option, is an amount equal to the excess, if any, of the Fair Market Value of the Ordinary Shares on the exercise date over the exercise price, and (b) in the case of an Award of Restricted Stock Units, a Performance Award or an Other Stock-Based Award, the amount of any cash and the Fair Market Value of any Ordinary Shares received.

Restricted Stock Awards

Unless a grantee of Ordinary Shares of restricted stock makes an election under Section 83(b) of the Code as described below, the grantee generally is not required to recognize ordinary income on the award of restricted stock.  Instead, on the date the Ordinary Shares vest (i.e. become transferable or are no longer subject to a substantial risk of forfeiture), the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the Fair Market Value of the Ordinary Shares on such date over the amount, if any, paid for such Ordinary Shares.  If a grantee makes a Section 83(b) election to recognize ordinary income on the date the Ordinary Shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the Fair Market Value of the Ordinary Shares on the date of award over the amount, if any, paid for such Ordinary Shares.  In such case, the grantee will not be required to recognize additional ordinary income when the Ordinary Shares vest.

Gain or Loss on Sale or Exchange of 2013 Plan Shares

In general, gain or loss from the sale or exchange of Ordinary Shares granted or awarded under the Amended 2013 Plan will be treated as capital gain or loss, if the Ordinary Shares are held as capital assets at the time of the sale or exchange.  However, if certain holding period requirements are not satisfied at the time of a sale or exchange of Ordinary Shares acquired upon exercise of an incentive stock option (a "disqualifying disposition"), a grantee generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company

The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option.  However, if a grantee is required to recognize income as a result of a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized.  In general, in the case of a Nonqualified Stock Option (including an Incentive Stock Option that is treated as a Nonqualified Stock Option, as described above), a Stock Award, Restricted Stock, Restricted Stock Unit, a Performance Award, or an Other Stock-Based Award, the Company generally will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.

Parachute Payments

Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20% excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments.  If the Administrator, in its discretion, grants Awards, the exercise date, vesting or payment of which is accelerated by a change in control of the Company, such acceleration of the exercise date, vesting or payment would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation

Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain executives to the extent the amount paid to the executive exceeds $1 million for the taxable year.  The Amended 2013 Plan has been designed to allow the Administrator to make Awards under the 2013 Plan that qualify under an exception to the deduction limit of Section 162(m) for "performance-based compensation."

Tax Rules Affecting Nonqualified Deferred Compensation Plans

Section 409A of the Code imposes tax rules that apply to "nonqualified deferred compensation plans."  Failure to comply with, or qualify for an exemption from, the rules with respect to an Award could result in significant adverse tax results to the grantee of such Award, including immediate taxation upon vesting and an additional income tax of 20% of the amount of income so recognized.  The Amended 2013 Plan is intended to allow the granting of Awards which are intended to comply with or qualify for an exemption from Section 409A of the Code.

New Plan Benefits Table

On May 8, 2017, we approved Awards of Options to certain executive officers in connection with the execution of their employment agreements. (See above under “Proposal 1” for a discussion of the grant to Mr. Bell in connection with the execution of his Employment Agreement.) The grants to Messrs. Bell and Fuller and Ms. Beischel (as set forth below) were made in accordance with the senior executive compensation benchmarking study performed by Meridian Compensation Partners, LLC, referenced in Proposal 1, above, and consistent with the Company’s Amended Compensation Policy. These grants were made contingent on shareholder approval of the Amended 2013 Plan and, in the case of Mr. Bell, shareholder approval of his Option Agreement. The exercise price of each of the below grants is $9.51 per share, representing approximately 118% of the fair market value of the Company’s ordinary share on the date of grant. The grants will vest in three annual installments beginning May 8, 2018. In addition, the Awards are subject to accelerated vesting in certain circumstances, as described in the Amended 2013 Plan and in the Award agreements. The Awards are not subject to accelerated vesting in the event of a “Change of Control” (as defined in the Amended 2013 Plan) before the first anniversary of the date of grant of such Award.  The following table sets forth the grants that were made subject to shareholder approval of the Amended 2013 Plan:

Name and Position	Dollar Value ($)	Number of Units
Don Carlos Bell III, President and Chief Executive Officer, Director	5,159,872	1,883,165 shares subject to options
Thomas Fuller, Executive Vice President and Chief Financial Officer	1,289,967	470,791 shares subject to options
Kristin Beischel, Executive Vice President and Chief Marketing Officer	730,983	266,782 shares subject to options
Dvir Salomon, Chief Technology Officer	481,051	175,566 shares subject to options
Executive Group (only the above 4 executives)	7,661,873	2,796,304 shares subject to options
Non-Executive Director Group	-	None
Non-Executive Officer Employee Group	-	None
____________________________

(1)
The value of the options was estimated using the Black Scholes assumptions as of the legal grant date of May 8, 2017.  In accordance with ASC 718, the final value will be determined as of the date of shareholder approval.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2016, there were 3,488,059 ordinary share options outstanding with a weighted average exercise price of $11.13 under our equity compensation plans, as set forth in the below table.  Since December 31, 2016, there have been forfeitures and cancellations of 1,578,280 options.  Accordingly, as of June 20, 2017, there were outstanding 909,779 options, at a weighted average exercise price of $11.42, under equity compensation plans approved by the Company’s shareholders.  The number of shares remaining available for future awards under the shareholder-approved plans is 1,776,873.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)		Weighted Average Exercise Price of Outstanding Options, ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	2,488,059	*	12.72	*	198,593	*
Equity compensation plans not approved by security holders(2)	1,000,000		7.18		0
____________________________

*	See text above for status as of June 20, 2017

(1)	Consists of the magicJack VocalTec Ltd. 2013 Stock Incentive Plan and the magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan as amended.

(2)	Consists of options issued outside of the 2013 Plans as an inducement for the two founders of Broadsmart to become employed by the Company.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the Amended and Restated magicJack VocalTec Ltd. 2013 Stock Incentive Plan, as presented to the Company's shareholders, is hereby approved and authorized."

The affirmative vote of the holders of a simple majority of the voting power represented at the Meeting in person or by proxy and voting on this matter is necessary for the approval of the foregoing resolution.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3:

APPROVAL OF THE AMENDED AND RESTATED
MAGICJACK VOCALTEC LTD.
 ISRAELI 2013 STOCK INCENTIVE PLAN

General

The Company previously established the magicJack VocalTec, Ltd. Israeli 2013 Stock Incentive Plan (the "2013 Israeli Plan") pursuant to Board action and shareholder approval.  On May 8, 2017, consistent with the changes approved by the Board to the 2013 Stock Incentive Plan, the Board approved an increase in the number of our ordinary shares available under the Israeli plan and certain other changes to that plan designed to align equity incentives with the creation of long-term value, subject to the approval of the shareholders.  A copy of the Amended and Restated magicJack VocalTec, Ltd. Israeli 2013 Stock Incentive Plan (the "Amended 2013 Israeli Plan") is attached to this proxy statement as Appendix B for your review.

Management and the Board believe that the use of stock based compensation is important to the Company to recruit and retain qualified persons.  The 2013 Israeli Plan was adopted as a supplement to the 2013 Plan so that employees and other plan participants resident in Israel or subject to Israeli tax could participate in our use of stock based compensation.  The plans are intended to complement one another.  The Board believes the purposes of the 2013 Israeli Plan are being served and that the increase in the number of shares available for grants under this plan will further the Company's objectives.  The Board believes the other changes to the plan, as with the Amended 2013 Plan, serve to better align equity incentives with the creation of long-term value.

Description of the Amended 2013 Israeli Plan

The following summary of the material features of the Amended 2013 Israeli Plan, as proposed, is qualified in its entirety by reference to the full text of the Amended 2013 Israeli Plan, a copy of which is attached as Appendix B.  Unless otherwise specified, capitalized terms used herein have the meanings assigned to them in the 2013 Israeli Plan.

Material Changes to the 2013 Israeli Plan

The material changes in the Amended 2013 Israeli Plan to the 2013 Israeli Plan are as follows:

•
An increase in the number of shares authorized for issuance under the plan from an aggregate of 3,600,000 ordinary shares (including shares underlying Awards pursuant to the Company's 2013 Stock Incentive Plan) to an aggregate of 5,600,000 ordinary shares (including shares issued pursuant to Awards under the Amended 2013 Stock Incentive Plan described above).

•	Adding limitations on the Company's ability to re-use Shares underlying Awards that are forfeited, cancelled or otherwise terminated.

•
Including a share counting provision to deduct from the maximum share limit 2.24 Shares for every Share underlying a "Full Value Award" to properly reflect the value difference between Full Value Awards and Options.

•	Imposing a shareholder approval requirement for any Option repricing transactions.

•
Certain clarifications regarding the tracks under which Awards may be granted and the conditions required in order to apply the "capital gains track" under the Israeli Income Tax Ordinance [New Version], 1961.

•	Adding a prohibition of the payment of dividends on unvested Awards.

•	Adding a minimum vesting period of at least one year for Awards.

•
Effect of termination of relationship between grantee and the Company for Cause, in which case the unvested awards shall terminate, and for any reason other than Cause, death of Disability of the grantee, in which case the grantee shall have the right to exercise any vested Options within up to three months from the Date of Termination

•	Limiting the circumstances under which a change in control transaction results in acceleration of vesting.

Other than the above and certain technical changes to the language of the 2013 Israeli Plan, the Amended 2013 Israeli Plan and the 2013 Israeli Plan are identical.  The following summary tracks the summary of the Amended 2013 Israeli Plan and notes where the Amended 2013 Israeli Plan has changed from the 2013 Israeli Plan.

Eligibility

The Amended 2013 Israeli  Plan authorizes the grant of Options,  Restricted Stock, Restricted Stock Units, Performance Awards, Dividends and Dividend Equivalents, or any combination of the foregoing to all persons who are at the time of the grant of an award Employees (including persons who may become Employees) and members of the Board of the Company or an Affiliate, or non-employee agents, consultants or independent contractors of the Company or of any Affiliate, as may be selected from time to time.  As of the date hereof, nine Employees (including officers) and two members of the Board are eligible to receive grants under the Amended 2013 Israeli Plan. The number of consultants or independent contractors to the Company eligible to receive grants under the Amended 2013 Israeli Plan is not determinable.

Administration

The Amended 2013 Israeli Plan is administered by the Compensation Committee or by such other committee appointed by the Board, provided that the grant of awards under the Amended 2013 Israeli Plan by the said committee is in accordance with detailed criteria determined by the Board (all of which will hereinafter be referred to as the "Administrator").  The Administrator has all the powers vested in it by the terms of the Amended 2013 Israeli Plan, including the authority to determine eligibility and the terms of Awards, and otherwise administer the Amended 2013 Israeli Plan, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable).  In making these determinations, the Administrator may take into account the nature of the services rendered or to be rendered by the Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Administrator in its discretion shall deem relevant.  The Administrator may delegate its authority to the extent it deems desirable and is consistent with the requirements of applicable law.

Shares Available For The Plan

Total Share Limit.  If the shareholders approve the Amended 2013 Israeli Plan, a maximum of 5,600,000 Shares will be available for Awards (including Incentive Stock Options), less any Shares issued pursuant to the Amended 2013 Plan (discussed above).  This represents a change from the limit of 3,600,000 shares issuable under the 2013 Israeli Plan, provided that a maximum of 1,154,893 of such shares could be granted as Restricted Stock or Restricted Stock Units (which limit also included Awards issued pursuant to the 2013 Plan).

Share Counting and Re-Use.  Under the 2013 Israeli Plan, if an Option expires or terminates unexercised, if shares of Restricted Stock are forfeited, or if Shares covered by an Award are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Award shall be available for the grant of additional Awards (except for Shares withheld to pay the Exercise Price of an Option or withholding taxes) under the 2013 Israeli Plan.  Under the Amended 2013 Israeli Plan, effective for all Awards granted after the Effective Date (meaning after shareholder approval of the Amended 2013 Israeli Plan), the aggregate number of Shares available for issuance under the Plan will be reduced by 2.24 Shares for each Share delivered in settlement of any "Full-Value Award" and one Share for each Share delivered in settlement of an Option.  If any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of Shares, the maximum share limit will be credited in accordance with the share counting provision described above and those Shares will again be available for Awards under the plan.  A "Full-Value Award" is defined in the Amended 2013 Israeli Plan as an Award of Restricted Stock, Restricted Stock Units or Performance Awards (see descriptions below).   Any Shares tendered by a Participant or withheld as full or partial payment of withholding or other taxes on an Award or as payment for the exercise of an Award or repurchased by the Company with Stock Option proceeds shall no longer be added back to the number of Shares available for issuance under the Amended 2013 Israeli Plan.

Adjustments.  The number of Shares subject to the Amended 2013 Israeli Plan (and the number of Shares and terms of any Award) shall be adjusted by the Administrator in the event of any change in the outstanding Ordinary Shares by reason of any stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, merger, consolidation, liquidation, and the like.

Options

Options granted under the Amended 2013 Israeli Plan would entitle the grantee, upon exercise, to purchase a specified number of Ordinary Shares from the Company at a specified exercise price per share.  The period of time during which an option may be exercised, the method of payment upon exercise (which may include "cashless" exercises), as well as any vesting schedule, is determined by the Administrator.

Other Awards

In addition to Options, the Amended 2013 Israeli Plan authorizes the grant of Restricted Stock, Restricted Stock Units and Performance Awards.

The Amended 2013 Israeli Plan authorizes the grant of Restricted Stock Awards on terms and conditions, which terms and conditions may condition the vesting or payment of such Awards on the achievement of one or more Performance Goals (as described below) established by the Administrator, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable).

In addition, the Amended 2013 Israeli Plan authorizes the grant of Restricted Stock Units in the form of Awards denominated in stock-equivalent units on terms and conditions, which terms and conditions may condition the vesting or payment of such Awards on the achievement of one or more Performance Goals (as described below), established by the Administrator, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable).  An Award of Restricted Stock Units may be settled in cash, Shares, or a combination thereof, as specified in the agreement.

The Amended 2013 Israeli Plan also authorizes the grant of Performance Awards, which become payable upon attainment of one or more Performance Goals established by the Administrator, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable).  Performance Awards may be paid in cash, Shares, or a combination thereof, as specified in the agreement.  The Committee may, in its discretion, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable), grant Performance Awards pursuant to which the amount and payment of the Award is determined by reference to a percentage of a bonus or incentive pool that applies to more than one Participant, and the amount of the bonus or incentive pool may, in the discretion of the Committee, be either fixed in amount or determined based upon the achievement of one or more Performance Goals.

The terms of an Award may provide a Participant with the right, subject to such terms and conditions as the Committee may specify (including without limitation, terms that condition the issuance of grant, vesting or payment of dividends or dividend equivalents upon the achievement of one or more specified Performance Goals), to receive dividend payments or dividend equivalent payments with respect to Shares covered by an Award, which payments may be either made currently or credited to an account established for the Participant, and may be settled in cash or Shares, as determined by the Committee and subject to the terms of the Amended 2013 Israeli Plan.

Performance Goals

In its discretion, the Administrator may condition the grant, vesting or payment of Awards on the attainment of Performance Goals. The term "Performance Goals" means performance goals established by the Administrator, subject to applicable law and to the Company's compensation policy as in effect from time to time (where applicable), which may be based on earnings, earnings growth, sales, revenues, expenses (including plant costs and sales and general administrative expenses), return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals the Committee establishes, and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  Such performance goals may be particular to a Participant, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Administrator.

Dividends and Dividend Equivalents

In its discretion, the Administrator may provide a Participant with the right, subject to any limitations imposed by the Administrator, to receive dividend payments or dividend equivalent payments with respect to Shares covered by an Award, provided that no dividends or dividend equivalents may be paid with respect to unvested Awards.

Minimum Vest Period

Any Award under the Amended 2013 Israeli Plan will have a minimum vesting period of one year from the date of grant, provided that up to 5% of the total Ordinary Shares reserved for issuance pursuant to the Plan may be issued without regard to this minimum vesting condition.

Transferability

Except as otherwise determined by the Administrator, Awards granted under the Amended 2013 Israeli Plan are not transferable except to the extent provided in an agreement.

Amendment and Termination

The Board of Directors may amend, alter or terminate the Amended 2013 Israeli Plan, or any portion thereof, at any time.  However, after the shareholders of the Company have approved the Amended 2013 Israeli Plan, the Board may not amend or terminate the plan without approval of (a) the Company's shareholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Ordinary Shares are listed or quoted, if any, requires shareholder approval of the amendment or termination, and (b) each affected Participant if the amendment or termination would adversely affect the Participant's rights or obligations under any Award granted prior to the date of the amendment or termination.

No award may be granted under the Amended 2013 Israeli Plan after the close of business on April 2, 2023.  Subject to other applicable provisions of the Amended 2013 Israeli Plan, all awards made under the Amended 2013 Israeli Plan prior to the termination of the 2013 Israeli Plan will remain in effect until those Awards have been satisfied or terminated.

Summary of Certain Israeli Income Tax Considerations

General

The following discussion briefly summarizes certain Israeli income tax aspects of Stock Options, Restricted Stock Awards, Restricted Stock Units, and Performance Awards granted under the Amended 2013 Israeli Plan to persons residing in the State of Israel and/or on account of services performed in Israel. The rules governing the tax treatment of Awards and the receipt of ordinary shares and/or cash in connection with such Awards are quite technical, so the following description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances.

Stock Options/Restricted Stock Units and Stock Based Performance Awards under Section 102 of the Israeli Tax Ordinance

In general, employees and directors (who are not controlling shareholders) can be granted awards (Stock Options, Restricted Stock, Restricted Stock Units, and certain Stock Based Performance Awards) (the "Awards") under Section 102 of the Israeli Income Tax Ordinance ("Section 102" and the "Ordinance"). "Control" and "controlling shareholder" under  Section 102 is a person that (i) holds 10% or more of the capital shares of a company or voting rights (or the right to acquire any of the above), or (ii) holds the right to receive 10% or more of the company's profits, or (iii) has the right to appoint a director.

The common track for granting Awards to employees in the high-tech industry under Section 102 is a capital gains track with a trustee (the "Capital Gains Track") under which the Awards are issued to a trustee nominated solely for this purpose (the "Section 102 Trustee") to be held in trust (or, in certain cases, only under his supervision, if a ruling is obtained) on behalf of the holder of the Awards for a minimum period of 24 months commencing on the date on which the Awards were deposited with the Section 102 Trustee (the "Holding Period").

The Award holder will not be required to pay any tax at the time of the grant or exercise of the Awards. Only the sale or disposition of the Awards or the underlying shares from the Section 102 Trustee triggers a taxable event. Upon sale or disposition of the Awards or underlying shares from the Section 102 Trustee, the proceeds received by the Award holder (less exercise price (if any) and other expenses incurred by the employee for such sale) will be subject to tax.

If the Awards were held in trust by the Section 102 Trustee until the end of the Holding Period, the income upon sale or disposition of the Awards from the Section 102 Trustee will be considered as capital gains and the Award holder will be subject to tax on such capital gains at a rate of 25% in 2017. No social payments such as national insurance (the Israeli equivalent of social security) or health tax will be due on the amount of capital gains.

However, if the company is a public company or is listed for trading on any stock exchange within a period of 90 days from the date of grant, any difference between the exercise price of the Awards (if any) and the average closing price of the company's shares at the 30 trading days preceding the grant date (when the company is listed on a stock exchange) or 30 trading days following the listing of the company, as applicable (the "Immediate Benefit"), will be taxed as "earned income" at the Awards holder's marginal tax rate (the top marginal rate in the tax year 2017 is 50%).  An additional tax at a rate of 3% may apply for annual gains exceeding New Israeli Shekels ("NIS") 600,000.  In addition, national insurance tax and health tax will be imposed on such Immediate Benefit.

If the Awards or the underlying shares are sold or removed from the Section 102 Trustee before the lapse of the Holding Period, the income generated or deemed as generated by the Awards holder will be taxed upon the date of such breach as "earned income" at the Awards holder's marginal tax rate (instead of the capital gains tax rate of 25%).  An additional tax at a rate of 3% may apply for annual gains exceeding NIS 600,000.  In addition, national insurance tax and health tax shall be imposed on such income.

Restricted Stock Units and certain Performance Awards may be entitled to the benefits of the Capital Gains Track under certain circumstances to the extent that a tax ruling will be obtained from the Israeli Tax Authority.

A Non-Trustee Track

Employees and directors (who are not controlling shareholders) may be granted Awards under a track without a trustee (the "Non-Trustee Track"). This tax track does not require that a Section 102 Trustee hold the Awards and accordingly there is no Holding Period.

The tax event is triggered upon the sale of granted Awards by the employee (unless the Awards are registered for trade). Resulting income is classified as "earned income" and is taxed at the employee's marginal tax rate (up to 50% in 2017).  An additional tax at a rate of 3% may apply for annual gains exceeding NIS 600,000.  In addition, national insurance tax and health tax will be imposed on such income.

To the extent that an employee is issued shares (whether registered for trade or not), the employee will be required to recognize ordinary income on the date of issuance of the shares equal to the excess, if any, of the fair market value of such shares on such date over the amount, if any, paid for such shares. Israeli national insurance tax and health tax will be imposed on such income (see above).

The gain derived by the employee upon the sale of the underlying shares is taxed as capital gains (generally at the rate of 25%).

Non Statutory Options

Section 3(i) of the Ordinance ("Section 3(i)") applies to options granted by a company to its employees and directors who are controlling shareholders or to non-employee persons who render services to the Company (i.e. consultants, advisors, independent contractors, among others). This section applies only to options and not to the issuance of shares to such persons.

Section 3(i) imposes tax on the income deemed attributed to the optionee in respect of the granted options. The tax event is triggered upon the exercise of the option into shares (whether or not such shares are sold) and the taxable income is calculated as the difference between the fair market value of the shares upon exercise and the exercise price of the options. The difference is taxed as "earned income" in accordance with the optionee's marginal tax rate (up to 50% in 2017).  An additional tax at a rate of 3% may apply for annual gains exceeding NIS 600,000.  In addition, Israeli national insurance and health tax will be imposed on such income. The gain derived by the grantee upon the sale of the underlying shares will be subject to tax as capital gains (generally 25%). "Material shareholders" will be subject to tax at a rate of 30%).  A "material shareholder" is a person who holds, directly or indirectly, alone or together with another, 10% or more of any of the company's "means of control" (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company's liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period.

Deductibility by Company

The Company generally is not allowed a deduction in connection with the grant, vesting or exercise, as the case may be, of Awards under the Capital Gains Track, except for the amount of the Immediate Benefit, provided that certain terms and conditions are met.  The Company will not be allowed a deduction in connection with the grant or exercise of stock options under the Non-Trustee Track and/or Section 3(i).

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the Amended and Restated magicJack VocalTec Ltd. Israeli 2013 Stock Incentive Plan, as presented to the Company's shareholders, is hereby approved and authorized."

The affirmative vote of the holders of a simple majority of the voting power represented at the Meeting in person or by proxy and voting on this matter is necessary for the approval of the foregoing resolution.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3.

PROPOSAL 4:

APPROVAL OF AMENDMENTS TO
 THE COMPANY'S AMENDED COMPENSATION POLICY

Under Amendment No. 20, Israeli public companies, such as the Company must adopt a compensation policy with respect to the terms of service and employment of their directors and officers. The compensation policy must be approved by (i) the Board upon the recommendation of the Compensation Committee and (ii) the shareholders of the Company, however, under the circumstances described below, the Compensation Committee and the Board can nonetheless approve the compensation policy despite shareholder objection. The provisions of Amendment No. 20 require that the compensation policy be reviewed and approved every three years.  The Company's Compensation Policy was first approved by the Board and shareholders in 2013 for a three-year term.  At the 2016 annual meeting of shareholders of the Company held on April 19, 2017, the shareholders approved the Amended Compensation Policy which had been recommended by the Compensation Committee and approved by the Company's Board.

Reasons for the Proposed Amendments

The compensation package offered to non-employees directors as reflected in the Compensation Policy and the Amended Compensation Policy, was approved by the Company's shareholders at the 2012 annual meeting held on August 16, 2012, and has remained unchanged since that approval.  Earlier in 2017, the Compensation Committee of the Board undertook a review of non-employee director compensation.  The Compensation Committee engaged the services of Meridian Compensation Partners, LLC ("Meridian").  Meridian provided the Committee with a peer group analysis and carried out a compensation benchmarking exercise based on the peer group (the "Director Compensation Study").  Based on the Director Compensation Study, the Committee and Meridian worked to update the compensation package to be offered to the Company's current and future non-employee directors in order to better align it with the compensation offered by comparable companies and to take into account compensation best practices to ensure an appropriate and balanced director compensation package is in place at the Company.  Implementation of changes in that compensation requires amendments to the Company's Amended Compensation Policy.  In addition, the proposed amendments to the Amended Compensation Policy include changes to reflect the fact that the Company is no longer required to appoint external directors and provide them the compensation set forth in the Israeli Companies Regulations (Rules on Remuneration and Expenses of Outside Directors), 2000 (the "Remunerations Regulations"), following the Company's determination to follow the exemption provided under a recently enacted amendment to the Companies Regulations (Relief for Companies Whose Shares are Registered for Trading Outside of Israel), 2000 (the "Opt-Out" and the "Amendment to the Relief Regulations", respectively). According to the Amendment to the Relief Regulations, a company which meets certain conditions detailed therein may opt to comply with the applicable foreign exchange rules governing the appointment of independent directors and composition of audit and compensation committees applicable to U.S. domestic issuers (which with respect to the Company are the Nasdaq Listing Rules and the rules set forth in the Exchange Act of 1934) instead of complying with the Companies Law provisions relating to the appointment of external directors and the requirements relating to the composition of the audit committee and compensation committees. Accordingly the shareholders are being asked to approve these amendments in the form of an Amended and Restated Compensation Policy, a copy of which is provided with this proxy statement as Appendix C.

Summary of the Proposed Amendments

The proposed changes reflect the proposed changes to director compensation described below under "Proposal 5".  In brief, the Amended Compensation Policy is proposed to be amended to include the following provisions:

•	Annual cash compensation for each non-employee director in the amount of $50,000 or, in the case of the non-employee Chairman of the Board, $100,000, which shall be paid quarterly;

•	Annual equity based compensation valued at $60,000 per year for each non-employee director, which shall fully vest on the first anniversary of the date of grant;

•	Annual cash compensation of $10,000 for service on each of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; and

•
Annual cash compensation of $10,000 for service on a "special committee" of the Board intended to cover up to four meetings per year, with additional cash compensation of $1,000 for each additional meeting thereafter.

Compensation for the Company's non-employee directors from 2012 was as follows:

•	A fixed annual payment of $50,000, or in the case of the non-employee Chairman of the Board, an annual cash payment of $100,000, which is paid quarterly;

•
Annual cash compensation of $20,000 for service as a member of either the Audit Committee or the Compensation Committee of the Board on which the director serves (with the Audit Committee and Compensation Committee considered one committee for compensation purposes); and

•	Equity based grants of restricted stock which vested over three years (the last such grant made in 2014 valued at $135,240).

Summary of the Amended and Restated Compensation Policy

The following summary of the material features of the Amended and Restated Compensation Policy is qualified in its entirety by reference to the full text of the Amended and Restated Compensation Policy, attached as Appendix C.  Except with respect to director compensation, the terms of the Amended and Restated Compensation Policy are identical to the Amended Compensation Policy approved by the shareholders at the 2016 annual meeting.

In general, amendments to the Amended Compensation Policy were examined by the Compensation Committee and Board of Directors while taking into consideration, among other factors, the Company's risk management policy, the Company's size and nature of operations, the contribution of the officers and directors subject thereto to achieving corporate objectives and increasing profits, all with a long-term view and in accordance with the duties and responsibilities of the officers and directors, the education, expertise, experience and accomplishments of the officers and directors subject thereto and their duties and responsibilities as the Company's officers and directors, the ratio between the compensation of the officers and directors and the compensation of the Company's employees, and the ratio between the compensation of the officers and directors the average and median salaries of the Company's employees, the possibility to reduce equity-based compensation in accordance with the discretion of the Board of Directors, the Company's performance with a long-term view, the ratio between the fixed and variable compensation of officers and directors subject thereto and the terms of equity-based grants.  In addition, the compensation package for officers and directors will be examined while taking into consideration, among other factors, the following parameters: (i) the education, qualifications, expertise, seniority (in the Company in particular, and in the officer's or director's profession in general), professional experience and achievements of the officer or director; (ii) the officer's or director's' position, the scope of his responsibility and previous wage agreements that were signed with such officer or director; (iii) the officer's or director's contribution to the Company's business, profits and stability; (iv) the degree of responsibility imposed on the officer or director; and (v) the Company's need to retain officers and directors who have skills, know-how or unique expertise.  Additionally, prior to the approval of a compensation package for an officer or director, the Company will conduct a wage survey that compares and analyzes the level and cost of the compensation package offered to an officer or director of the Company with the compensation packages offered to officers or directors in similar positions in other companies of the same type and/or financial structure. The surveys are to be conducted internally or through an external consultant recommended by the Compensation Committee.

The Company will be entitled to grant to officers (to all or part of them) a compensation package which may include a base salary, commissions, annual cash bonus and share-based compensation, or any combination thereof, and additional standard benefits as described in the compensation plan ("Compensation Package").  The terms detailed below of the Amended and Restated Compensation Policy are identical to those approved by the shareholders at the 2016 Annual Meeting except with respect to the compensation for non-employee directors.

Base Salary

The annual base salary of a new officer in the Company will be determined based on the parameters specified above (the "Base Salary"). The Compensation Committee and the Board of Directors shall be entitled to update the annual Base Salary of the officers of the Company (other than (i) officers who are controlling shareholders or their relatives or other officers' compensation in which the controlling shareholder has a personal interest and (ii) officers who serve as directors) consistent with the terms of the Compensation Policy including the parameters specified above, provided that the Compensation Committee alone may approve an amendment to an officer's annual Base Salary that does not increase such annual Base Salary by more than 15% on an aggregate basis during the term of the officer's Employment Agreement and, with respect to the annual Base Salary of the CEO, such change does not materially change the structure of the incentives provided thereto, even if the total value of the Compensation Package remains unchanged.

Sales Commissions

In addition to the annual Base Salary and any other compensation element, the Company shall be entitled to pay to its officers, sale and other commissions based on a pre-determined commission plan, which commissions will be considered part of the officer's aggregate Compensation Package. For each fiscal year, the aggregate amount of commissions and any Bonus paid to any officer shall not exceed 200% of annual Base Salary. To the extent officers are paid sales commissions, the measurable criteria upon which they are based will be communicated to and, to the extent required under the Companies Law, approved by, the Company's shareholders in the same manner as Bonus Targets.

Additional Terms of Compensation Package

The compensation package may include additional standard benefits such as social benefits, car allowance, mobile allowance, reimbursement of expenses, perquisites, advanced notice for termination of employment, medical insurance etc.

Sign-on Bonus

The Company may grant a sign-on bonus (the "Sign-on Bonus") to an officer, which Sign-on Bonus may not exceed the officer's initial annual Base Salary. A Sign-on Bonus will not be considered in calculating the maximum amount of the Bonus (described below) payable to an officer following his initial year of employment. The Sign-on Bonus will be deemed part of the overall Compensation Package for that officer and it will be subject to the existing limitations in the Amended Compensation Policy.

When considering a Sign-on Bonus award, the Compensation Committee will consider the necessity of the Sign-on Bonus to attract appropriate candidates to serve as officers of the Company including, without limitation, the amount of variable compensation foregone by an officer from his or her previous employer and will determine the value of the Sign-on Bonus accordingly.

Insurance, Exculpation and Indemnification

The officers of the Company will be entitled to benefit from the insurance, exculpation and indemnification arrangements, to be approved from time to time by the Board of Directors, pursuant to the provisions of the Articles of Association of the Company and applicable law.

Advance Notice

The advance notice period for termination of employment will be determined individually with respect to each officer, taking into consideration the parameters set forth above, but will not be more than 90 days.

Severance Terms

In the event that the terms of service of the officer include severance payments, the payments will be examined in light of the period of service or employment of the officer in the Company, the terms of service, the Company's performance during said period, the anticipated contribution of the officer to achieving the Company's goals and its profitability, and the circumstances of termination of employment. In any event, the amount or value of a severance payment shall not exceed two times such officer's annual Base Salary as of termination of employment, other than termination of employment in connection with a change of control of the Company, in which case such maximum severance payment shall not exceed four times such officer's annual Base Salary (decreased from six times). Acceleration of vesting of equity based compensation issued prior to termination of employment shall not be considered in calculating the value of a severance payment. No severance payment will be paid to an officer whose employment is terminated for cause.

Annual Cash Bonus

The annual cash bonus ("Bonus") will be based mainly (at least 80%) on measurable criteria, and, with respect to its less significant part (up to 20%), at the Board of Directors' and management's discretion based on non-measurable criteria, all as set forth hereunder.

The measurable criteria upon which the Bonus will be based (the "Targets") will be communicated to, and to the extent required under the Companies Law, approved by, the Company's shareholders when guidance for the year in question is conveyed. Payment of the Bonus may be based on several Targets measured independently such as one-third of the Bonus based upon a revenue Target, one-third based upon an EBITDA Target and one-third based upon some other key performance indicator Target. Payment of the Bonus for each Target will be made according to the following scale on an incremental basis:

% of Target Achieved	% of Bonus for Target Paid
< 80%	0%
80% - 100%	35% - 100%
100% - 120%	101% - 200%

For example, if 90% of a Target is achieved, 67.5% of the Bonus payable for that Target will be paid. If 110% of the Target is achieved, 150% of the Bonus payable for that Target will be paid.

Measurable criteria for the Bonus may include financial targets (e.g., revenue and EBITDA relative to budget), meeting sales and marketing objectives, productivity indices and growth in the volume of activity, cost savings, implementation and promotion of planned projects, promoting strategic targets, promoting innovation in the Company and/or success in raising capital. The measurable bonus criteria will be documented such that they can be calculated objectively and later verified based upon the Company's audited or reviewed financial statements and related metrics.

The remaining portion of the annual cash bonus (not exceeding 20% of the annual cash bonus) will be determined according to non-measurable criteria, such as the contribution of the officer to the Company's business, its profitability and stability, the need for the Company to retain an officer with skills, know-how, or unique expertise, the responsibility imposed on the officer, changes that occurred in the responsibility imposed on the officer during the year, satisfaction with the officer's performance (including assessing the degree of involvement of the officer and devotion of efforts in the performance of his duties), assessing the officer's ability to work in coordination and cooperation with other employees of the Company, the officer's contribution to appropriate control environment and ethical environment and such other elements as recommended by the Compensation Committee and approved by the Board. Notwithstanding the foregoing, the 20% limitation above will not apply to Bonuses for officers who qualify as officers because they are directly subordinate to the CEO as long as any Bonus paid to any such officer is otherwise compliant with this Amended Compensation Policy and does not exceed 100% of such officer's annual Base Salary.

Share-Based Compensation

The Company may grant to officers options, restricted stock units or any other share-based compensation pursuant to equity plan(s) as adopted or as shall be adopted by the Company, from time to time and subject to any applicable law. The Compensation Committee and the Board of Directors will consider whether the aforesaid grant is a suitable incentive for increasing the Company's value in the long term, the economic value of the grant, the exercise price and the other terms. Share-Based Compensation, if granted, will mature in installments or vesting periods (or depend on meeting milestones) which shall take into account the appropriate incentive, in light of the Company's objectives in the years following the approval of the grant.

Vesting of officer's Share-Based Compensation shall occur over a minimum period of three years and no Share-Based Compensation will vest prior to the first anniversary of the grant date for such Share-Based Compensation, provided that vesting of Share-Based Compensation may be accelerated upon a change of control consistent with the Company's employee equity plan and as recommended by the Compensation Committee and approved by the Board of Directors. On or after the first anniversary of the grant date of an officer's Share-Based Compensation, upon termination of such officer's employment by the Company without "cause" or by the officer for "good reason" (as such terms are defined in the officer's Employment Agreement or other applicable contract), vesting of Share-Based Compensation may be accelerated on a pro-rata basis based on the time-period between the grant date and the termination date, plus 90 days, provided that any performance based vesting requirements have also been achieved. In its discretion, in advance of granting Share-Based Compensation to an officer, the Board of Directors may establish a maximum value accruing to such officer upon exercise of such Share-Based Compensation that is not settled in cash.

Limits on Non-fixed Compensation

The Amended Compensation Policy establishes that the ratio between the non-fixed compensation (including bonuses, sales commissions and equity-based compensation) and the annual Base Salary of each officer (including the CEO), shall not exceed 6:1 (2:1 maximum for Bonus and 4:1 maximum for Share-based Compensation), not taking into account any Sign-on Bonus or acceleration of vesting of Share-Based Compensation upon a change of control (decreased from 7:1). In any event, the average annual amount of all Non-Fixed Compensation payable to an officer (with the value of Share-based Compensation calculated at the time of grant in accordance with the cost recorded in its respect in the Company's books) over the term of such officer's employment or service agreement with the Company shall not exceed $3,000,000 (decreased from $3,500,000), not taking into account any Sign-on Bonus or acceleration of vesting of Share-Based Compensation upon a change of control.

Term of Employment Agreements

Officer employment agreements will be for a fixed term that does not exceed three years.

Claw Back

Officers are required to repay to the Company any excess payments made to them which were based on the Company's performance if such payments were paid based on false and restated Company financial statements, provided that such obligation of re-payment will cease two years after payment of the bonus in question unless the officer knowingly contributed to the mistakes in the financial statements leading to restatement, in which case there shall be no time limit applicable to such obligation.

Director Compensation

In addition to compliance with the other provisions of the Amended Compensation Policy, the Company may pay its non-employee directors share-based compensation, provided that vesting of such share-based compensation may not be performance based, and reimburse them for out-of-pocket expenses, all in accordance with applicable laws and regulations.  In addition, non-employee directors of the Company shall be compensated in accordance with the following:

•	Annual cash compensation for each non-employee director in the amount of up to $50,000 or, in the case of the non-employee Chairman of the Board, up to $100,000, which shall be paid quarterly;

•	Annual equity based compensation valued at up to $60,000 per year for each non-employee director, which shall fully vest on the first anniversary of the date of grant;

•	Annual cash compensation of up to $10,000 for service on each of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; and

•
Annual cash compensation of $10,000 for service on a "special committee" of the Board of Directors intended to cover up to four meetings per year, with additional cash compensation of $1,000 for each additional meeting thereafter.

Proposed Resolution

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the Amended and Restated Compensation Policy for the Company's directors and officers in the form attached hereto as Appendix C is hereby approved."

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares represented at the Meeting in person or by proxy and voting on Proposal 4 is necessary for the approval of Proposal 4.

The approval of Proposal 4 is also subject to the approval of a "Special Majority" which requires that either: (i) the Proposal must be approved by a majority of the shares voted on such Proposal by shareholders who are not controlling shareholders and who do not have a Personal Interest in the Proposal, or (ii) the total number of shares held by such shareholders described above and voted against the Proposal does not exceed 2% of the aggregate voting rights in the Company. Abstentions shall not be taken into account.

If you do not confirm that you do not have a Personal Interest in the approval of Proposal 4, you will be considered as having a Personal Interest in Proposal 4, and your shares will not be counted in the Special Majority vote required for the Proposal.

Under certain circumstances and subject to certain exceptions, the Board of Directors may approve the Amended and Restated Compensation Policy despite the objection of the shareholders if the Compensation Committee and the Board of Directors determine that it is for the benefit of the Company following additional discussion and based on detailed arguments.

Recommendation of the Board

THE BOARD RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" PROPOSAL 4.

PROPOSAL 5:

APPROVAL OF COMPENSATION FOR
 THE COMPANY'S NON-EMPLOYEE DIRECTORS

As indicated above under Proposal 4, the Company's compensation for non-employee directors has not changed since 2012, and, following the Company's Opt-Out, is no longer subject to the limitations on director compensation set forth in the Remunerations Regulations.  In 2017, the Company undertook a review of non-employee director compensation to better understand if the director compensation of the Company was consistent with comparably situated public companies and if the compensation structure still suited the needs of the Board of Directors and the Company.

The Compensation Committee engaged the services of Meridian Compensation Partners, LLC ("Meridian").  Meridian provided the Committee with a peer group analysis and carried out a compensation benchmarking exercise based on the peer group (the "Director Compensation Study").  Based on the Director Compensation Study, the Committee and Meridian worked to update the compensation package to be offered to the Company's current and future non-employee directors in order to better align it with the compensation offered by comparable companies and to take into account compensation best practices to ensure an appropriate and balanced director compensation package is in place at the Company.

The annual cash retainer of $50,000 ($100,000 for the Chairman) remains unchanged.  The cash compensation payable to a director for service on the Company’s standing committees (Audit, Compensation and Nominating and Corporate Governance) was reduced from $20,000 annually to $10,000 annually. Finally, an annual vesting equity grant is intended to replace the previous three-year vesting grants to better align the compensation with the service period (one-year terms). Previously, each non-employee director received a grant of shares equal in annual value to approximately $43,750, the equity compensation recommended by Pay Governance in 2013.  The current proposal, consistent with the Meridian analysis, is a one-year vesting equity grant valued at $60,000.

The Compensation Committee reviewed the proposed compensation and considered numerous factors they deemed relevant in establishing the new compensation.  The Committee determined that the proposed compensation was compliant with the Amended and Restated Compensation Policy (see Proposal 4 above) and with the requirements of Amendment No. 20 and that it was in the best interest of the Company.  Accordingly, the Compensation Committee recommended that the Board approve the updated director compensation.  Subsequently the full Board considered the proposed compensation changes for non-employee directors and, after its consideration, approved it subject to the approval of the Company's shareholders.

Accordingly, the shareholders are being asked to approve these changes as set forth in the Updated Director Compensation Package as described herein, subject to the approval of the amendments to the Amended Compensation Policy under Proposal 4 above.  If approved, the Updated Director Compensation Package will apply commencing on the date of shareholder approval and non-employee directors will be entitled to the pro-rata portion of the compensation for 2017.

Summary of the Proposed Amendments

The Updated Director Compensation Package includes the following provisions:

•	Annual cash compensation for each non-employee director in the amount of $50,000 or, in the case of the non-employee Chairman of the Board, $100,000, which shall be paid quarterly;

•	Annual equity based compensation valued at $60,000 per year for each non-employee director, which shall fully vest on the first anniversary of the date of grant;

•	Annual cash compensation of $10,000 for service on each of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; and

•
Annual cash compensation of $10,000 for service on a "special committee" of the Board of Directors intended to cover up to four meetings per year, with additional cash compensation of $1,000 for each additional meeting thereafter.

Compensation for the Company's non-employee directors from 2012 was as follows:

•	A fixed annual payment of $50,000, or in the case of the non-employee Chairman of the Board, an annual cash payment of $100,000, which is paid quarterly;

•
Annual cash compensation of $20,000 for service as a member of either the Audit Committee or the Compensation Committee of the Board on which the director serves (with the Audit Committee and Compensation Committee considered one committee for compensation purposes); and

•	Equity based grants of restricted stock which vested over three years (the last such grant made in 2014 valued at $135,240 on the date of grant, or approximately $45,000 in value per year).

New Plan Benefits Table

If the shareholders approve the Amended and Restated Compensation Policy and the Updated Director Compensation Package, non-employee directors will receive the equity grants, which will be issued pursuant to the Company's Amended 2013 Plan and Amended 2013 Israeli Plan.  The grants will vest in one installment on the first anniversary of the grant date of the award.  The number of shares underlying the grants will be determined based on the grant date stock price and cannot presently be determined.

Name	Dollar Value ($)	Number of Units
Izhak Gross	$60,000	*
Richard Harris	$60,000	*
Alan Howe	$60,000	*
Dr. Yuen Wah Sing	$60,000	*
Tali Yaron-Eldar	$60,000	*
____________________________

*	Cannot be determined as of the date of this proxy statement. Determined on date of grant based on stock price on that date.

Proposed Resolution

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the Adjusted Director Compensation Package for the Company's non-employee directors as presented to the Company's shareholders, is hereby approved."

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares represented at the Special Meeting in person or by proxy and voting on Proposal 5 is necessary for the approval of Proposal 5.

Recommendation of the Board

THE BOARD RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" PROPOSAL 5.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding individual and Company performance targets and goals used in setting compensation for our Named Executive Officers.  These targets and goals are disclosed in the limited context of the Company's compensation programs and should not be understood to be statements of management's future expectations or estimates of future results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

The goals of our executive officer compensation program are to attract, retain, and reward executive officers who contribute to our success, to align executive officer compensation with our performance, and to motivate executive officers to achieve our business objectives.  We compensate our senior management through a mix of base salary, bonus, and equity compensation designed to align management's incentives with the long-term interests of our shareholders.  In addition, we provide our Named Executive Officers ("NEOs") with benefits that are generally available to all employees of the Company.  Compensation paid to our executive officers is made under the terms of an employment agreement, if applicable, and on a discretionary basis by our Board following approval by the Compensation Committee.  In addition, shareholders must approve certain executive compensation, as described in more detail below.

Our Named Executive Officers in 2016 were Gerald Vento, Chief Executive Officer, President and Director; Jose Gordo, Chief Financial Officer; Dr. Yuen Wah Sing, our former President of Tiger Jet Network, Inc., a subsidiary of the Company, and a Director; and Keith Reed, our former General Manager - Senior Vice President Enterprise.  This Compensation Discussion and Analysis relates primarily to the compensation reflected in the Summary Compensation Table for these Named Executive Officers.  It also provides additional information around decisions by the Compensation Committee and the Board of Directors since the beginning of this fiscal year.

Setting Executive Compensation

At the 2013 annual general meeting of shareholders held on July 3, 2013, our shareholders approved the compensation policy that we submitted to the shareholders for their approval (the "Compensation Policy").  Under Amendment No. 20 to the Companies Law which came into effect in December 2012 ("Amendment No. 20"), public companies were required to adopt a compensation policy with respect to the terms of service and employment of their directors and officers no later than September 2013.  The Companies Law requires that a compensation policy be reviewed and approved every three years.  Accordingly, on March 9, 2017, following the recommendation of the Compensation Committee, the Company's Board approved the Amended Compensation Policy for a three-year term. The Amended Compensation Policy amended, among other things, certain caps on the amount of sales commissions and bonuses paid to any officer, specified the measurable criteria framework for the payment of bonuses, the factors the Compensation Committee will consider when awarding a sign-on bonus, and amended the maximum severance payment payable to an officer in the event of a changes of control, all as specified in the Company's Definitive Proxy Statement for the 2016 Annual General Meeting, filed with the SEC on March 15, 2017.  Shareholder approval for the Amended Compensation Policy was obtained at the 2016 annual general meeting of shareholders held on April 19, 2017.

Amendment No. 20 to the Companies Law provides that the compensation policy shall be based, among other parameters, on promoting the company's objectives, its work plan and long term strategy, creating appropriate incentives for the company's directors and officers, considering, among other factors, the risk management of the company, the company's size and nature of its operations and, with respect to terms of service and employment that include non-fixed compensation, the contribution of the director or officer to achievement of corporate goals and increased profits, all with a long term view and taking into account the officer's position.

The Amended Compensation Policy includes both long term and short term compensation elements and is to be reviewed from time to time by the Company's Compensation Committee and Board as required by the Companies Law.  In general, the compensation package for officers will be examined while taking into consideration, amongst others, the following parameters: (i) the education, qualifications, expertise, seniority (in the Company in particular, and in the officer's profession in general), professional experience and achievements of the officer; (ii) the officer's position, the scope of his responsibility and previous wage agreements that were signed with him; (iii) the officer's contribution to the Company's business, profits and stability; (iv) the degree of responsibility imposed on the officer; and (v) the Company's need to retain officers who have skills, know-how or unique expertise.  Additionally, prior to the approval of a compensation package for an officer, the Company will conduct a wage survey that compares and analyzes the level and cost of the compensation package offered to an officer of the Company with the compensation packages offered to officers in similar positions in other companies of the same type and/or financial structure.  The surveys are to be conducted internally or through an external consultant recommended by the Compensation Committee.

As provided in the Amended Compensation Policy, the Company is entitled to grant to officers (to all or part of them, other than to directors) a compensation package which may include a base salary, commissions, signing bonus, annual cash bonus and share-based compensation, or any combination thereof, and additional standard benefits.  As provided in the Amended Compensation Policy, directors' compensation shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 2000, or higher than the amount detailed therein if the director is a professional director, an expert director or a director who makes a unique contribution to the Company, and may also include share-based compensation and reimbursement of out-of-pocket expenses incurred in connection with fulfillment of their duties as directors, all subject to applicable law.

An engagement with an officer who is not a director, controlling shareholder (or relative thereof), or the chief executive officer regarding his or her service and terms of employment must be approved by the Compensation Committee and the Board, provided that the compensation is approved in accordance with the Company's compensation policy.  Other approval requirements apply if the engagement is not in accordance with the Company's compensation policy.  An engagement with the Chief Executive Officer regarding his or her service and terms of employment must be approved by our Compensation Committee, our Board of Directors, and by a Special Majority of our shareholders.  In special cases, the compensation of a nominee for service as the Chief Executive Officer may be approved without shareholder approval, subject to meeting certain conditions under the Companies Law.  Arrangements between the Company and a director as to the terms of his office or regarding compensation for non-directorial duties requires the approval of the Compensation Committee, the Board and shareholders.

During 2013, the Compensation Committee selected and directly retained the services of Pay Governance, an independent compensation consulting firm, to provide a wage survey in accordance with the requirements of our Compensation Policy, prior to the approval of the compensation package of our Chief Executive Officer and Chief Financial Officer.  During 2014, the Compensation Committee did not retain the services of a compensation consultant.  During 2015, the Compensation Committee selected and directly retained the services of Meridian Compensation Consultants, LLC ("Meridian"), an independent compensation consulting firm, to provide a wage survey in accordance with the requirements of our Compensation Policy, prior to approval of the new compensation package of our Chief Financial Officer and approval of the compensation package for our General Manager and Senior Vice President of Enterprise.  During 2016, the Compensation Committee did not retain the services of a compensation consultant.  In 2017, the Compensation Committee selected and directly retained the services of Meridian to provide a peer group analysis and a compensation benchmarking exercise related to director compensation as well as related to compensation of Don Carlos Bell III, the newly appointed Chief Executive Officer, Thomas fuller, EVP and CFO, and Kristin Beischel, Executive Vice President and Chief Marketing Officer.

2013 and 2015 Surveys for Chief Executive Officer; Chief Financial Officer and GM-SVP Enterprise; Chief Executive Officer Extension

During 2013, Pay Governance developed a peer group analysis for the purpose of comparing and analyzing the level and cost of the compensation package to be offered to the Chief Executive Officer and Chief Financial Officer considering companies of similar size, as measured by trailing twelve months revenue, market capitalization and enterprise value, that operated in the same or complimentary industries, specifically telecommunications services, mobile services and solutions, cloud-based services, content-delivery network services and communications services.

The Compensation Committee considered the data and analyses prepared by Pay Governance that included the appropriateness of: (i) the amount of base salary, (ii) the annual incentive bonus potential and the performance metrics for achieving such bonus, (iii) the existence and amount of a signing bonus, (iv) the mix and vesting schedule for equity compensation, and (v) market practice with respect to other employment terms, with respect to each of the Chief Executive Officer and Chief Financial Officer compared to that of the peer group in 2013.  The peer group data was collected from Equilar and proxy filings reflecting the most recently disclosed compensation as of the time Pay Governance compiled the data in 2013.

Pay Governance reviewed with the Compensation Committee its analysis of the (1) base salaries, (2) bonus, (3) total cash compensation (salary plus annual bonus opportunity), (4) long-term incentive ("LTI") awards and (4) total direct compensation ("TDC") (salary plus annual bonus opportunity plus value of LTI payable to each NEO) to the 25th percentile, the 50th percentile and 75th percentile target opportunity of the peer group.  The Compensation Committee used this peer group data to obtain a general understanding of current compensation practices consistent with our Compensation Policy, to ensure that it was acting in an informed and responsible manner and to make sure our executive compensation program was competitive.  The Compensation Committee did not seek to set any elements of compensation at a specific percentile of the relevant peer group but, it did want to understand and be cognizant of the divergence of any of the compensation elements from the 25th percentile, 50th percentile and 75th percentile.

The Compensation Committee did not conduct a peer group survey during 2014.

In May of 2015, the Compensation Committee recommended that the Board approve the extension of the Chief Executive Officer's Employment Agreement with the Company.  The Employment Agreement was due to expire on December 31, 2015, and the Compensation Committee recommended extension of the term through December 31, 2016 with no increase in base salary or annual target bonus and no additional equity compensation.  The Compensation Committee determined that such an extension was consistent with the Company's Compensation Policy based on the peer group analysis performed by Pay Governance in 2013.

During 2015, Meridian developed a peer group analysis for the purpose of comparing and analyzing the level and cost of the compensation package to be offered to the Chief Financial Officer and the Former General Manager and Senior Vice President of Enterprise.  The peer group companies considered by Meridian and approved by the Compensation Committee in connection with 2015 compensation include companies of similar size, as measured by trailing twelve months revenue, market capitalization and enterprise value, that operated in the same or complimentary industries as the Company and are as follows:

•	Cogent Communications Holdings, Inc.
•	8X8 Inc.
•	LogMeln, Inc.
•	Demandware, Inc.
•	Boingo Wireless Inc.
•	Spok Holdings Inc.
•	GTT Communications Inc.
•	Iridium Communications Inc.
•	Atlantic Tele Network Inc.
•	Hawaiian Telecom Holdco, Inc.
•	Inteliquent, Inc.
•	Limelight Networks, Inc.
•	Lumos Networks Corp.
•	InContact, Inc.
•	ORBCOMM Inc.

•	Brightcove Inc.
•	Liveperson Inc.
•	NTELOS Holdings Corp.
•	Shenandoah Telecommunications Co
•	Fusion Telecommunications International Inc.

The Compensation Committee considered the data and analyses prepared by Meridian that included the appropriateness of: (i) the amount of base salary, (ii) the annual incentive bonus potential and the performance metrics for achieving such bonus, (iii) the existence and amount of a signing bonus, (iv) the mix and vesting schedule for equity compensation, and (v) market practice with respect to other employment terms, with respect to each of the officers reviewed compared to that of the peer group companies listed above.  The peer group data was collected primarily from proxy filings reflecting the most recently disclosed compensation as of the time Meridian compiled the data in 2015.

Meridian reviewed with the Compensation Committee its analysis of the (1) base salaries, (2) bonus, (3) total cash compensation (salary plus annual bonus opportunity), (4) LTI awards and (5) TDC (salary plus annual bonus opportunity plus value of LTI payable to each NEO) to the 25th percentile, the 50th percentile and 75th percentile target opportunity of the peer group.  The Compensation Committee used this peer group data to obtain a general understanding of current compensation practices consistent with our Compensation Policy, to ensure that it was acting in an informed and responsible manner and to make sure our executive compensation program is competitive.  The Compensation Committee did not seek to set any elements of compensation at a specific percentile of the relevant peer group but, it did want to understand and be cognizant of the divergence of any of the compensation elements from the 25th percentile, 50th percentile and 75th percentile.  The Compensation Committee was aware that certain elements of the compensation package for Mr. Reed, effective as of December 1, 2015, and for Mr. Gordo, effective as of January 1, 2016, were at levels greater than the compensation paid to similar officers in the peer group companies, particularly with respect to base salaries in the case of Mr. Reed and long-term incentive awards for each of Messrs. Gordo and Reed.  The Compensation Committee determined that the compensation packages for Messrs. Gordo and Reed were appropriate due to the decline of the core business, the unique challenges faced in repositioning the Company and the need to hire and retain executive talent, particularly in the current environment of intense competition in the industry and a volatile stock price.

The Compensation Committee did not conduct a peer group survey during 2016.

In connection with consideration of compensation packages for the new Chief Executive Officer, new Chief Financial Officer and new Chief Marketing Officer, as well as for the non-employee directors of the Company, the Compensation Committee again retained Meridian in 2017.  A description of Meridian's analysis and recommendations are set forth below under Proposal 1 with respect to the proposed compensation agreements with Mr. Bell and under Proposals 4 and 5 with respect to the proposed changes to compensation for our non-employee directors.

Compensation Program

The primary components of the executive compensation program of our Company consist of base salary, bonuses, grants of restricted stock and options, and health benefits.

Base Salary

In accordance with our Compensation Policy, the base salary of a new officer in the Company was determined based on the parameters set forth in the Compensation Policy and discussed above.  The Compensation Committee and the Board had authority to update the base salary of the officers (other than (i) officers who are controlling shareholders or their relatives or other officers' compensation in which the controlling shareholder has a Personal Interest and (ii) officers who serve as directors) consistent with the terms of the Compensation Policy including the parameters specified above, provided that the Compensation Committee alone had authority to approve an amendment to an officer's base salary that does not increase such base salary by more than 15%.

Mr. Vento's base salary in 2016 for his service as Chief Executive Officer of the Company, was $500,000.  Mr. Gordo's base salary for 2016 for his service as Chief Financial Officer of the Company was $350,000.  Dr. Sing's base salary for 2016 for his service as president of TigerJet Network, Inc. was $250,000 but he resigned from this position effective July 15, 2016 and as a result received $135,417 in base salary for 2016.  Mr. Reed's base salary for his service as the former General Manager - Senior Vice President Enterprise was $350,000.  The 2016 annual base salary amounts for Messrs. Vento, Dr. Sing and Mr. Reed remained at the same amount as their 2015 annual base salary levels.  Mr. Gordo's base salary in 2016 for his service as Chief Financial Officer of the Company was increased to $350,000 from $325,000.  We believe we provided the above Named Executive Officers with a level of base salary that recognized appropriately each individual officer's scope of responsibility, role in the organization, experience, contributions to the success of our Company and the results of the peer group surveys conducted by Pay Governance in 2013 in the case of Messrs. Vento and Gordo, and the peer group surveys conducted by Meridian in 2015 in the case of Messrs. Gordo and Reed.

Signing Bonus

Under our Compensation Policy, we may grant a signing bonus to an officer, which may not exceed the officer's initial annual base salary and will be subject to the limitations in the Compensation Policy.  A signing bonus will not be considered in calculating the maximum amount of the bonus (described below) payable to an officer following his initial year of employment.  No signing bonuses were awarded to our Named Executive Officers during 2016.

Annual Cash Incentive Bonus

Under the terms of our Compensation Policy, our annual cash incentive bonus will be based mainly (at least 80%) on measurable criteria, and, with respect to its less significant part (up to 20%), at the Board and management's discretion, based on non-measurable criteria.  Measurable criteria may include financial targets, meeting sales and marketing objectives, productivity indices and growth in the volume of activity, cost savings, implementation and promotion of planned projects, promoting strategic targets, promoting innovation in the Company and/or success in raising capital.

The remaining portion of the annual cash bonus (not exceeding 20% of the annual cash bonus) will be determined according to non-measurable criteria, such as the contribution of the officer to the Company's business, its profitability and stability, the need for the Company to retain an officer with skills, know-how, or unique expertise, the responsibility imposed on the officer, changes that occurred in the responsibility imposed on the officer during the year, satisfaction with the officer's performance, assessing the officer's ability to work in coordination and cooperation with other employees of the Company, the officer's contribution to an appropriate control environment and ethical environment and such other elements as recommended by the Compensation Committee and approved by the Board.  Based on our Compensation Policy and the peer group surveys conducted in 2013 and 2015, the Compensation Committee established the following annual cash incentive bonus structure for Messrs. Vento, Gordo and Reed applicable for each of them during the year ended December 31, 2016 under the terms of their employment agreements.

Executive	Target/Maximum Annual Bonus	Bonus Milestones:	Bonus Payout Levels
Gerald Vento	Target of $500,000	50% based on meeting at least 80% and up to 120% of target revenue for the year	Revenue: Range from 35% to 200% of the target annual bonus.
		50% based on meeting at least 80% and up to 120% of target EBITDA for the year	EBITDA: Range from 35% to 200% of the target annual bonus.
Jose Gordo	Target of $175,000	50% based on meeting at least 80% and up to 120% of target revenue for the year	Revenue: Range from 35% to 200% of the target annual bonus.
		50% based on meeting at least 80% and up to 120% of target EBITDA for the year	EBITDA: Range from 35% to 200% of the target annual bonus.
Keith Reed	Maximum of $200,000	40% based on meeting at least 80% of target revenue for the year	N/A
		40% based on meeting at least 80% of target EBITDA for the year	N/A
		20% based on subjective criteria	N/A

The term "EBITDA" when used to describe the financial performance measure for the annual cash incentive bonus means earnings before interest expense, income taxes, depreciation and amortization.

The amount of annual cash incentive bonus paid to Messrs. Vento and Gordo as a result of the achievement of bonus milestones during the year ended December 31, 2016 was determined to be $406,500 and $142,275, respectively.  The amounts were determined by the Compensation Committee in March 2017.  Mr. Reed left the Company in February 2017 and as a result did not receive a bonus.

Dr. Yuen Wah Sing was not eligible to participate in the annual cash incentive bonus program described above but was eligible to be awarded a discretionary bonus.  Dr. Sing resigned from his officer position with the Company effective July 15, 2016 and as a result did not receive an annual discretionary cash bonus for the year ended December 31, 2016.

Sales Commissions

Under our Compensation Policy, we may pay our officers sales and other commissions based on a pre-determined commission plan, which commissions will be considered part of the officer's aggregate compensation package subject to limitations in the Compensation Policy.  None of our Named Executive Officers received commissions for the year ended December 31, 2016.

Grants of Restricted Stock and Ordinary Share Options

Equity compensation consists of periodic grants of restricted stock and options exercisable for ordinary shares to certain of our executives under our magicJack VocalTec Ltd. 2013 Stock Incentive Plan, as amended, and our magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan, as amended, (together the "2013 Plans"), to provide additional incentive to work to maximize long-term total return to shareholders.  Award levels are determined based on market data and may vary among participants based on their positions within the Company, assessment of job performance, and other factors, including the terms of their employment agreements with the Company.  A committee appointed by the Board is specified to act as the plan administrator.  In 2016, our Board of Directors administered the plan directly and not through a committee.

No grants of stock options or restricted stock were made to the Named Executive Officers during 2016.  On December 1, 2015, the Board awarded Mr. Gordo 192,926 shares of restricted stock and 499,307 ordinary share options in connection with Mr. Gordo's agreement to enter into a new Employment Agreement with the Company effective as of January 1, 2016.  On December 1, 2015, the Board awarded Mr. Reed 192,926 shares of restricted stock and 499,307 ordinary share options in connection with Mr. Reed's acceptance of the position of General Manager - Senior Vice President Enterprise effective as of December 1, 2015.  No grants of restricted stock or options were made to Mr. Vento or Dr. Sing during 2015.

Benefits

We provide various employee benefit programs to our executive officers, including: (i) medical and dental insurance benefits for our U.S. based employees, and (ii) a defined contribution retirement plan for our Israeli employees.  These benefits are generally available to all full-time employees of our Company based on their location.

Compensation Related Actions for 2017

On December 29, 2016, the Board of Directors of the Company upon the Compensation Committee's recommendation approved, subject to shareholder approval at the Annual Meeting, an extension of the term of Mr. Vento's employment with the Company under the terms of his Executive Employment Agreement with the Company dated January 1, 2013, as amended by Amendment to Executive Employment Agreement, dated as of July 15, 2015 (collectively, the "Vento Employment Agreement") such that Mr. Vento would continue to serve as the Company's President and Chief Executive Officer through the earlier of June 30, 2017 or the date the Company appointed a President and Chief Executive Officer to replace Mr. Vento (the "Second Amendment") upon the same compensation terms as are set forth in the Vento Employment Agreement.  The shareholders approved this extension at the annual meeting held on April 19, 2017.  Compensation in connection with Mr. Vento's extension of employment under the Second Amendment was not paid until shareholder approval was received, at which time all accrued compensation was paid to Mr. Vento.

The Board of Directors also proposed that the Company enter into a consulting agreement with Mr. Vento effective as of the date immediately following the separation date under the Vento Employment Agreement as extended by the Second Amendment (the "Consulting Agreement") in lieu of any severance to be provided to Mr. Vento on the separation date, as an inducement for Mr. Vento to execute the Second Amendment, for Mr. Vento to continue to serve as the Company's President and CEO through the separation date and to smoothly transition Mr. Vento's duties to the Company's new President and CEO.  The Company entered into the Consulting Agreement with Mr. Vento effective as of March 9, 2017, when Mr. Bell was appointed as President and CEO, subject to shareholder approval of the Consulting Agreement, which was obtained at the 2016 Meeting.

The Consulting Agreement provides that for a one-year term Mr. Vento will perform certain professional consulting services for the Company.  In consideration for Mr. Vento’s professional consulting services, the Company will pay Mr. Vento a consulting fee of $83,333.33 per month.  The term of the Consulting Agreement commenced as of March 10, 2017.  On June 17, 2017, Mr. Vento resigned from the Board of Directors.  On June 18, 2017, Mr. Vento and the Company entered into an amendment to the Consulting Agreement to shorten the term by approximately two months and to similarly reduce the aggregate amount payable under the Consulting Agreement by $200,000.  Accordingly, the Consulting Agreement, as amended, will continue until December 26, 2017.  If the Consulting Agreement is terminated by the Company without cause, Mr. Vento will be entitled to a termination payment equal to the full amount payable under the Consulting Agreement as if the agreement was not terminated.  In connection with this amendment, Mr. Vento surrendered to the Company the option originally issued to him on April 2, 2013, to purchase 722,782 shares at an exercise price of $14.95 per share.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee

Tali Yaron-Eldar
Izhak Gross
Richard Harris

Summary Compensation Table

The table below summarizes the total compensation earned by each of our Named Executive Officers and Mr. McDonald for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)

Gerald Vento
Former Chief	2016	500,000	-	-	-	406,500	-		906,500
Executive Officer,	2015	500,000	-	-	-	706,063	-		1,206,063
and President(3)	2014	500,000	-	-	-	-	-		500,000

Jose Gordo
Former Chief	2016	350,000	-	-	-	142,275	4,269	(5)	496,544
Financial	2015	325,000	-	1,800,000	1,801,138	211,819	-		4,137,957
Officer(4)	2014	325,000	-	-	-	-	-		325,000

Dr. Yuen Wah Sing
Former President -	2016	135,417	-	-	-	-	2,718	(7)	138,135
TigerJet,	2015	240,048	-	-	-	-	4,051	(7)	244,099
Director(6)	2014	240,048	-	-	825,594	-	5,824	(7)	1,071,466

Keith Reed
Former GM - Senior	2016	350,000	-	-	-	-	9,758	(9)	359,758
Vice President	2015	29,167	-	1,800,000	1,801,138	-	-		3,630,305
Enterprise(8)	2014	-	-	-	-	-	-		-

Timothy McDonald
Former Chief	2016	-	-	-	-	-	33,220	(11)	33,220
Operating	2015	152,564	-	-	-	-	634,739	(11)	787,303
Officer(10)	2014	350,000	-	-	-	-	8,327	(11)	358,327
____________________________

(1)
The amounts in these columns reflect the aggregate grant date fair value of the stock awards computed based on the closing adjusted price as of the grant date and for option awards computed based on the Black-Scholes value as of the grant date in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, "Stock-based Compensation." For additional information, see note 12 to the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
The amounts in 2016 and 2015 represent the annual cash incentive bonuses paid in 2017 and 2016, respectively, to Messrs. Vento and Gordo based on the bonus milestones achieved during the year ended December 31, 2016 and 2015, respectively.  Mr. Reed left the Company in February 2017 and, as a result, did not receive a bonus for the year ended December 31, 2016.  There were no annual cash incentive bonuses paid in 2015 to Messrs. Vento and Gordo as the bonus milestones were not achieved during the year ended December 31, 2014.

(3)	Mr. Vento retired as President and Chief Executive Office of the Company effective March 9, 2017, and resigned from the Board of Directors on June 17, 2017.
(4)	Mr. Gordo left the Company in May 2017.
(5)	Mr. Gordo received $4,269 in health-related benefits in 2016.
(6)	Dr. Sing resigned as President of Tiger Jet effective July 15, 2016.
(7)	Dr. Sing received $2,718, $4,051 and $5,824 in health-related benefits in 2016, 2015 and 2014, respectively.

(8)	Mr. Reed resigned from the Company effective February 3, 2017.
(9)	Mr. Reed received $9,758 in health-related benefits in 2016.
(10)
Mr. McDonald's employment with the Company was terminated effective June 5, 2015.  Mr. McDonald's compensation information is included in the Summary Compensation Table and other compensation tables herein solely for the purpose of complying with the Companies Law, which requires the disclosure in this proxy statement of the compensation of the five highest compensated "office holders" of the Company for the fiscal years covered by the financial statements accompanying this proxy statement or to be sent subsequently to shareholders. Mr. McDonald's former position as Chief Operating Officer falls within the definition of "office holders" under the Companies Law.  Although Mr. McDonald was a Named Executive Officer for the fiscal year ended December 31, 2015, he was not a Named Executive Officer for the fiscal year ended December 31, 2016 as defined under Item 402 of Regulation S-K as he was no longer an executive officer or an employee of the Company during the fiscal year ended December 31, 2016.

(11)
Mr. McDonald received $29,667 in consulting fees and $3,553 in health-related benefits in 2016.  Mr. McDonald received $500,000 in severance, $120,000 in consulting fees and $14,739 in health-related benefits in 2015.  Mr. McDonald received $8,327 in health-related benefits in 2014.

2016 Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers and Mr. McDonald during the year ended December 31, 2016.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Gerald Vento	175,000	500,000	1,000,000
Jose Gordo	61,250	175,000	350,000
Dr. Yuen Wah Sing	-	-	-
Keith Reed	-	-	200,000
____________________________

(1)
These columns reflect the threshold, target and maximum amounts that Messrs. Vento, Gordo and Reed were eligible to receive under our annual cash incentive bonus plan with respect to fiscal year 2016.  Dr. Sing was not eligible to receive an award under the annual cash incentive bonus plan for fiscal year 2016.  Awards paid for 2016 are reflected in the Summary Compensation Table, above.

Outstanding Equity Awards and Stock Vesting

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding equity-based awards held by our Named Executive Officers and Mr. McDonald as of December 31, 2016.

	Option Award				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Gerald Vento(3)	722,782	-	14.95	07/02/18	-	-
Jose Gordo(4)	296,031	-	17.63	07/02/18	34,904	503,316
	166,436	332,871	9.33	12/01/20	128,617	959,997
Dr. Yuen Wah Sing(5)	66,667	33,333	19.23	04/22/19	-	-
Keith Reed(4)	166,436	332,871	9.33	12/31/20	128,617	881,026
Timothy McDonald(6)	-	-	-	-	-	-
____________________________

(1)
All shares in this column consist of restricted stock awards. Of the shares of restricted stock granted to Mr. Gordo, 34,904 of the shares related to pre-employment services have a restriction on vesting based on the Company’s stock price reaching certain targets, these targets were not met so Mr. Gordo’s shares under this grant had not vested as of December 31, 2016. With respect to Mr. Gordo’s restricted stock awards, one third of his restricted stock award vested on December 31, 2016 and 41,307 shares vested in May 2017, in connection with his termination. Due to Mr. Gordo’s departure from the Company, the remaining shares of restricted stock that were originally scheduled to vest in one-half increments annually at each of December 31, 2017 and 2018 will no longer vest, unless there is a Change of Control within 180 days of his termination date. With respect to Mr. Reed’s restricted stock award, one-third of his restricted stock award vested on December 31, 2016. Due to Mr. Reed’s departure from the Company, the remaining shares of restricted stock that were originally scheduled to vest in one-half increments annually at each of December 31, 2017 and 2018 will no longer vest.

(2)	Amounts in this column have been calculated using an assumed stock price of $6.85, the closing price of our ordinary shares on December 30, 2016, the last business day of our fiscal year 2016.

(3)	On June 18, 2017, Mr. Vento and the Company entered into an agreement to amend his Consulting Agreement. In connection with that amendment, Mr. Vento surrendered to the Company the option reflected on this table to purchase 722,782 shares at an exercise price of $14.95 per share. Accordingly, the option was terminated effective June 18, 2017.

(4)
In connection with Mr. Gordo’s departure from the Company, 106,907 options vested in May 2017. The remaining 225,964 unvested stock options that were originally scheduled to vest in annual increments on December 31, 2017 and 2018 will no longer vest, unless there is a Change of Control within 180 days of his termination date. In addition, 87,310 shares underlying a restricted stock award in 2015 remain unvested and will not vest, unless there is a Change of Control within 180 days of Mr. Gordo’s termination.  In connection with his termination, Mr. Gordo surrendered to the Company options originally granted on May 8, 2013 covering 296,031 shares at an exercise price of $17.63. For Mr. Reed, the remaining unvested stock options that were originally scheduled to vest in annual increments on December 31, 2017 and 2018 will no longer vest due to his departure from the Company.

(5)	The remaining unvested stock options vested on April 23, 2017.

(6)	Mr. McDonald’s employment with the Company was terminated effective June 5, 2015 and as a result Mr. McDonald does not own any stock options or restricted stock awards that have not vested as of December 31, 2016.

Option Exercises and Stock Vested

The Named Executive Officers and Mr. McDonald did not exercise any stock options during the year ended December 31, 2016. The following table sets forth certain information regarding the vesting of shares of our restricted stock for each of our Named Executive Officers and Mr. McDonald during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gerald Vento	-	-
Jose Gordo	64,309	440,517
Dr. Yen Wah Sing	-	-
Keith Reed	64,309	440,517
Timothy McDonald(2)	-	-
____________________________

(1)
The aggregate dollar amount realized by the Named Executive Officer upon the vesting of shares of our restricted stock was computed by multiplying the number of shares of our restricted stock that vested by the market value of the underlying shares on the last date the market was open prior to the vesting date of December 31, 2016. The amount was calculated using an assumed stock price of $6.85, the closing price of our ordinary shares on December 30, 2016, the last business day prior to the vesting date of December 31, 2016.

(2)
Mr. McDonald's employment with the Company was terminated effective June 5, 2015.  Mr. McDonald did not exercise any stock options during the year ended December 31, 2016 and did not have any shares of restricted stock vest during the year ended December 31, 2016.

Pension Benefits and Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us, neither do any of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements and Potential Payments
 Upon Termination or Change of Control

Vento Agreement

On April 2, 2013, the Company entered into a definitive employment agreement and compensation arrangement with Gerald Vento (the "Vento Agreement"), in connection with his services as President and Chief Executive Officer of the Company. Under the terms of the Vento Agreement, Mr. Vento's compensation was retroactive to January 1, 2013 to coincide with Mr. Vento's start date as Chief Executive Officer.

The term of employment was initially for three years, beginning on January 1, 2013, but it was extended for an additional year through December 31, 2016 as recommended by the Compensation Committee and Board and approved by the Company's shareholders at its 2015 annual general meeting of shareholders. Additionally, as recommended by the Compensation Committee and the Board and approved by the Company's shareholders at its 2016 annual meeting, the Company entered into the Second Amendment to Mr. Vento's term of employment through the earlier of June 30, 2017 or the date the Company hired a new President and Chief Executive Officer to replace Mr. Vento.

Mr. Vento was paid an annual base salary of $500,000, subject to review each calendar year and possible increases in the sole discretion of the Board. Mr. Vento also received a signing bonus of $500,000 in 2013. For each fiscal year of employment during which the Company employed Mr. Vento, he was eligible to receive a bonus based on the Company meeting certain performance criteria. Mr. Vento's target annual bonus equaled his annual base salary (the "Target Annual Bonus"). The annual bonus ranged from 35% to 200% of the Target Annual Bonus. The annual bonus formula and performance criteria for each fiscal year were based: (i) 50% on the Company meeting at least 80% and up to 120% of its target revenue for the fiscal year; and (ii) 50% on the Company meeting at least 80% and up to 120% of its target EBITDA for the fiscal year.

Except as described below, Mr. Vento was only entitled to receive an annual bonus if he was employed by the Company pursuant to the Vento Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

Mr. Vento was granted stock options to purchase an aggregate of 722,782 shares of the Company's ordinary shares at an exercise price of $14.95, which was the fair market value of the Company's ordinary shares on the date of grant (the "Vento Options"). In addition, Mr. Vento was granted 80,267 shares of restricted stock (the "Vento Restricted Stock"). All of the Vento Options and Vento Restricted Stock were fully vested as of December 31, 2015. The Vento Options will expire immediately upon termination of Mr. Vento's employment for Cause, and six months after termination of Mr. Vento's service (including service as a Board member or consultant to the Company) for any reason other than Cause. The Vento Restricted Stock and any shares acquired through exercise of the Vento Options are subject to sale restrictions, as more particularly set forth in the agreements granting those equity interests. Mr. Vento did not receive any equity compensation when the term of the Vento Agreement was extended through December 31, 2016 nor when the term of the Vento Agreement was extended through the earlier of June 30, 2017 or the date the Company hired the new President and Chief Executive Officer to replace Mr. Vento.

On December 31, 2016, either Mr. Vento or the Company could have terminated Mr. Vento's employment under the Vento Agreement for any reason upon not less than 30 days prior written notice:

(i)
Upon termination of Mr. Vento's employment prior to a Change of Control, by Mr. Vento for Good Reason or by the Company without Cause (as defined in the Vento Agreement), Mr. Vento will be entitled to a termination payment equal to the sum of (a) Mr. Vento's annual base salary at the time of such termination and (b) Mr. Vento's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case);

(ii)
Upon termination of Mr. Vento's employment by the resignation of Mr. Vento without Good Reason or by the Company with Cause, death or disability or for any other reason except as provided in the immediately preceding paragraph above or the immediately following paragraphs below, Mr. Vento will be due no further compensation other than what is due and owing through the effective date of Mr. Vento's resignation or termination (including any Annual Bonus that may be due and payable to Mr. Vento);

(iii)
If upon or within six months subsequent to a Change of Control, Mr. Vento's employment is terminated by Mr. Vento for Good Reason or by the Company without Cause, Mr. Vento will be entitled to and paid a termination payment equal to three times the sum of (a) Mr. Vento's annual base salary at the time of such termination and (b) Mr. Vento's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case); or

(iv)
If Mr. Vento's employment is terminated by Mr. Vento for Good Reason or by the Company without Cause 180 days prior to the Company's execution of an agreement which, if consummated, would constitute a Change of Control, then upon consummation of such Change of Control, Mr. Vento will receive an additional payment equal to the difference between (a) the change of control termination payment described in clause (iii) and (b) any termination payment previously provided to Mr. Vento as described in clause (i).

Mr. Vento agreed during the term of his employment and until two years after termination of employment, (A) he will not engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority owned subsidiaries or (B) become an officer, employee or consultant of or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company, provided that Mr. Vento may invest in securities of any public company so long as he does not beneficially own more than 5% of the class of public securities. During the period of Mr. Vento's employment and until three years after the termination of employment, Mr. Vento will not, without the Company's prior written consent, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries. Mr. Vento also agreed to restrictive covenants with respect to confidentiality and work product.

In connection with the Second Amendment, the Board of Directors also proposed that the Company enter into the Consulting Agreement with Mr. Vento effective as of March 10, 2017, the date following the separation date under the Vento Employment Agreement as extended by the Second Amendment in lieu of any severance to be provided to Mr. Vento on the separation date, as an inducement for Mr. Vento to execute the Second Amendment, for Mr. Vento to continue to serve as the Company's President and CEO through the separation date and to smoothly transition Mr. Vento's duties to the Company's new President and CEO.  The Company entered into the Consulting Agreement with Mr. Vento on March 10, 2017.

The Consulting Agreement provides that Mr. Vento will perform certain professional consulting services for the Company. In consideration for Mr. Vento’s professional consulting services, the Company will pay Mr. Vento a consulting fee of $83,333.33 per month. The term of the Consulting Agreement will commence on the separation date under the Second Amendment and originally contemplated a one-year term.  On June 18, 2017, Mr. Vento and the Company entered into an agreement to amend his Consulting Agreement to shorten the term by approximately two months and to similarly reduce the aggregate amount payable under the Consulting Agreement by $200,000.  Accordingly, the Consulting Agreement, as amended, will continue until December 26, 2017. The term of the Consulting Agreement may be terminated by Mr. Vento or the Company upon 30 days advance written notice or by the Company immediately for cause as defined in the Consulting Agreement. If the Consulting Agreement is terminated by the Company without cause, Mr. Vento will be entitled to a termination payment equal to the full amount payable under the Consulting Agreement as if the agreement was not terminated. If the Consulting Agreement is terminated by the Company for cause, by Mr. Vento for any reason, or upon his death or disability, Mr. Vento will be due no further compensation other than what is due and owing through the effective time of the termination.

Gordo Agreement

On May 8, 2013, the Company entered into an executive employment agreement with Jose Gordo, effective as of May 10, 2013 relating to his service as Chief Financial Officer of the Company. The term of employment under the executive employment agreement with Mr. Gordo was from May 10, 2013 through December 31, 2015.

Mr. Gordo entered into a new Employment Agreement with the Company on December 1, 2015 with an effective date of January 1, 2016 through December 31, 2018 under which he would continue to serve as the Company's Chief Financial Officer (the "2016 Gordo Agreement"). Pursuant to the 2016 Gordo Agreement, Mr. Gordo was to receive an annual base salary in the amount of $350,000 subject to review each calendar year and possible increases in the sole discretion of the Board. For each fiscal year of employment under the 2016 Gordo Agreement, Mr. Gordo was eligible to receive an Annual Bonus based on the Company meeting certain performance criteria. Mr. Gordo's Target Annual Bonus was $175,000, subject to review each calendar year and possible increase in the sole discretion of the Board. The Annual Bonus ranged from 35% to 200% of the Target Annual Bonus. The Annual Bonus formula and performance criteria for each fiscal year were based: (i) 50% on the Company meeting at least 80% and up to 120% of its target revenue for the fiscal year; and (ii) 50% on the Company meeting at least 80% and up to 120% of its target EBITDA for the fiscal year.

Except as described below, Mr. Gordo was only entitled to receive an Annual Bonus if he was employed by the Company pursuant to the 2016 Gordo Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

Mr. Gordo was granted stock options to purchase 499,307 shares of the Company's ordinary shares at an exercise price of $9.33, which was the fair market value of the Company's ordinary shares on December 1, 2015, the date of grant (the "2015 Options"). In addition, Mr. Gordo was granted 192,926 shares of restricted stock (the "2015 Restricted Stock") on December 1, 2015. The 2015 Options and 2015 Restricted Stock are scheduled to vest as follows: one-third of the 2015 Options and 2015 Restricted Stock vested on December 31, 2016, and one-third would vest on each of December 31, 2017 and December 31, 2018, respectively, subject to Mr. Gordo's continued employment by the Company. In the event that Mr. Gordo's employment is terminated by the Company without "Cause" or by Mr. Gordo for "Good Reason" (as such terms are defined in the agreements granting those equity interests), Mr. Gordo would be credited with service through the date that is three months after the termination date (the "Final Vesting Date"), and the 2015 Restricted Stock and 2015 Options would vest on a pro-rata basis through the Final Vesting Date. In addition, all unvested 2015 Options and 2015 Restricted Stock in the Company would immediately become 100% vested upon a Change of Control (as defined in the 2016 Gordo Agreement). The 2015 Options will expire immediately upon termination of Mr. Gordo's employment for Cause, or six months after termination of Mr. Gordo's service (including service as a consultant to the Company) for any reason other than Cause. The 2015 Restricted Stock and any shares purchased through exercise of the 2015 Options are subject to sale restrictions as more particularly set forth in the agreements granting those equity interests.

Mr. Gordo was also granted stock options to purchase 256,151 shares of the Company's ordinary shares at an exercise price of $17.63, which was the fair market value of the Company's ordinary shares on July 3, 2013, the date of grant (the "2013 Options"). In addition, Mr. Gordo was granted 27,634 shares of restricted stock (the "2013 Restricted Stock") on July 3, 2013. The 2013 Options and 2013 Restricted Stock were fully vested as of December 31, 2015. Furthermore, Mr. Gordo was granted 39,880 ordinary share options at an exercise price of $17.63 (the "Prior Service Options") and 52,356 shares of restricted stock for services provided to the Company prior to his employment by the Company (the "Prior Service RSUs") on July 3, 2013. The Prior Service Options were fully vested as of December 31, 2015. The Prior Service RSUs were scheduled to vest in full on December 31, 2015, however, the shares have a vesting schedule based on the Company's stock price reaching certain targets. In the event that the targets are not met, the vesting is deferred until the targets are reached. In the event that Mr. Gordo's employment is terminated by the Company without "Cause" or by Mr. Gordo for "Good Reason," or the Company experiences a Change of Control prior to termination of Mr. Gordo's employment (as such terms are defined in Mr. Gordo's Restricted Stock Agreement), the Prior Service RSUs will fully vest. The 2013 Options and Prior Service Options will expire immediately upon termination of Mr. Gordo's employment for Cause, six months after termination of Mr. Gordo's service (including service as a consultant to the Company) for any reason other than Cause. The 2013 Restricted Stock, the Prior Services RSUs and any shares purchased through exercise of the 2013 Options or Prior Service Options are subject to sale restrictions as more particularly set forth in the agreements granting those equity interests.

Either Mr. Gordo or the Company could terminate Mr. Gordo's employment under the 2016 Gordo Agreement for any reason upon not less than 30 days prior written notice:

(i)
Upon termination prior to a Change of Control by the Company without Cause or by Mr. Gordo for Good Reason, each as defined in the Gordo Agreement, Mr. Gordo will be entitled to a termination payment equal to the sum of (a) Mr. Gordo's annual base salary at the time of such termination and (b) Mr. Gordo's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case);

(ii)
Upon termination of Mr. Gordo's employment by the resignation of Mr. Gordo without Good Reason or by the Company with Cause, death or disability or for any other reason except as provided in the immediately preceding paragraph above or the immediately following paragraphs below, Mr. Gordo will be due no further compensation other than what is due and owing through the effective date of Mr. Gordo's resignation or termination (including any Annual Bonus that may be due and payable to Mr. Gordo);

(iii)
If upon or within six months subsequent to a Change of Control, Mr. Gordo's employment is terminated by Mr. Gordo for Good Reason or by the Company without Cause, Mr. Gordo will be entitled to and paid a termination payment equal to three times the sum of (a) Mr. Gordo's annual base salary at the time of such termination and (b) Mr. Gordo's Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case); or

(iv)
If Mr. Gordo's employment is terminated by Mr. Gordo for Good Reason or by the Company without Cause 180 days prior to the Company's execution of an agreement which, if consummated, would constitute a Change of Control, then upon consummation of such Change of Control, Mr. Gordo will receive an additional payment equal to the difference between (a) the change of control termination payment described in clause (iii) and (b) any termination payment previously provided to Mr. Gordo as described in clause (i).

Mr. Gordo agreed that during the term of his employment and until two years after termination of employment, (A) he would not engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority owned subsidiaries or (B) he would not become an officer, employee or consultant of or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company, provided that Mr. Gordo could invest in securities of any public company so long as he did not beneficially own more than 5% of the class of public securities. During the period of Mr. Gordo's employment and until three years after the termination of employment, Mr. Gordo will not, without the Company's prior written consent, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries. Mr. Gordo also agreed to restrictive covenants with respect to confidentiality and work product.

On May 25, 2017, Mr. Gordo's employment with the Company terminated.  Pursuant to the terms of his Employment Agreement, he was paid a severance payment of $525,000 and executed a Separation and Release Agreement.

Reed Agreement

On December 1, 2015, the Company entered into an executive employment agreement with Keith Reed, effective as of December 1, 2015 (the "Reed Agreement"), relating to his service as General Manager - Senior Vice President Enterprise ("GM") of the Company.

The term of employment was from December 1, 2015 through December 31, 2018 but Mr. Reed departed from the Company effective February 3, 2017. Pursuant to the Reed Agreement, Mr. Reed received an annual base salary in the amount of $350,000 that was subject to review each calendar year with possible increases in the sole discretion of the Board. For 2016, Mr. Reed was eligible to receive an Annual Bonus based on the Company meeting certain performance criteria. Mr. Reed's maximum annual bonus potential was $200,000, subject to review each calendar year and possible increase in the sole discretion of the Board. The Annual Bonus formula and performance criteria for each fiscal year were to be based on criteria agreed to by the Company's Chief Executive Officer and Mr. Reed and approved by the Company's Compensation Committee and Board of Directors. The Annual Bonus Criteria for the Annual Bonus to be earned for calendar year 2016 was based on: (i) 40% on the Company meeting at least 80% of its target revenue for the fiscal year; (ii) 40% on the Company meeting at least 80% of its target EBITDA for the fiscal year; and (iii) 20% on subjective criteria.

Except as described below, Mr. Reed was only entitled to receive an Annual Bonus if he was employed by the Company pursuant to the Reed Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

Mr. Reed was granted stock options to purchase 499,307 shares of the Company's ordinary shares at an exercise price of $9.33, which was the fair market value of the Company's ordinary shares on December 1, 2015, the date of grant (the "Reed Options"). In addition, Mr. Reed was granted 192,926 shares of restricted stock (the "Reed Restricted Stock"). The Reed Options were scheduled to vest as follows: (i) 16 2/3% of the Reed Options on December 31, 2016, December 31, 2017 and December 31, 2018 and (ii) on the date of communicating the amount of the annual bonus for calendar year 2016, 2017 and 2018, and an additional amount shall vest equal to 16 2/3% multiplied by the percentage of the maximum annual bonus target paid for the applicable calendar year. One third of the Restricted Stock vested on December 31, 2016 and the remaining Restricted Stock was scheduled to vest in one-third increments on December 31, 2017 and 2018. In the event that Mr. Reed's employment would have been terminated by the Company without "Cause" or by Mr. Reed for "Good Reason" upon or within 6 months subsequent to a "Change of Control," full acceleration of options other than those options that previously failed to vest as described in the second (ii) item above and all of the restricted stock would have vested. The Reed Restricted Stock and any shares purchased through exercise of the Reed Options would have been subject to sale restrictions as more particularly set forth in the agreements granting those equity interests.

Either Mr. Reed or the Company could have terminated Mr. Reed's employment under the Reed Agreement for any reason upon not less than 30 days prior written notice:

(i)
Upon termination by the Company without Cause or by Mr. Reed for Good Reason, each as defined in the Reed Agreement, Mr. Reed would have been entitled to a termination payment equal to the sum of Mr. Reed's annual base salary at the time of such termination; or

(ii)
Upon termination of Mr. Reed's employment by the resignation of Mr. Reed without Good Reason or by the Company with Cause, death or disability or for any other reason except as provided in the immediately preceding paragraph above or the immediately following paragraphs below, Mr. Reed would be due no further compensation other than what is due and owing through the effective date of Mr. Reed's resignation or termination (including any Annual Bonus that may be due and payable to Mr. Reed).

Mr. Reed terminated his employment with the Company effective February 3, 2017.  Mr. Reed will not receive any severance payment or accelerated vesting of his options or restricted stock as a result of his departure from the Company.

Mr. Reed agreed during the term of his employment and until one year after termination of employment, he would not, directly or indirectly, either (i) on his own behalf or as a partner, officer, director, trustee, executive, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority-owned subsidiaries, or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company; provided, however, that the foregoing shall not be deemed to prevent the GM from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the GM is not deemed to be the beneficial owner of more than 5% of the class of securities that is so publicly traded. During the period of Mr. Reed's employment and until two years after the termination of employment, Mr. Reed will not, without the Company's prior written consent, directly or indirectly, on his own behalf or as a partner, shareholder, officer, executive, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries. Mr. Reed also agrees to restrictive covenants with respect to confidentiality and work product.

Change of Control Provisions

Except as described above, during the fiscal year ended December 31, 2016, none of our Named Executive Officers had any contract, agreement, plan, or arrangement that provides payments as a result of termination of employment, change in responsibilities of such executive, or change of control of the Company.

Potential Payments Upon Termination or Change of Control

Under the individual employment agreements of our Named Executive Officers, upon certain termination events occurring prior to, upon or subsequent to a Change of Control or certain termination events by themselves as described above, each Named Executive Officer would have been entitled to receive the following estimated payments at December 31, 2016.  Dr. Sing did not have an employment agreement in place with the Company and as a result is not entitled to receive change of control payments.  Mr. McDonald's employment with the Company was terminated effective June 5, 2015.  Mr. McDonald received $500,000 in severance in 2015 as disclosed in the Summary Compensation Table above.  The disclosed amounts below are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers, which would only be known definitively at the time that they become eligible for payment and would only be payable if a Change of Control or termination, as applicable, would occur.  The table reflects the amount that could be payable to our Named Executive Officers, assuming that the termination of the Named Executive Officers employment, and, if applicable, the Change of Control, occurred at December 31, 2016:

Name	Severance Amount ($)(1)	Early Vesting of Stock Options ($)(2)	Early Vesting of Restricted Stock Units ($)(3)	Total ($)
Gerald Vento	3,000,000	-	-	3,000,000
Jose Gordo	1,575,000	-	881,026	2,456,026
Keith Reed	350,000	-	881,026	1,231,026
____________________________

(1)
The severance amounts represent the maximum amounts payable under the senior executives’ change in control provisions of their employment agreements in the case of Messrs. Vento and Gordo. These agreements provide that severance be paid at three times the total of annual base compensation and targeted cash incentive bonus amounts for Messrs. Vento and Gordo. The severance amount represents one time annual base salary for Mr. Reed in the event of Mr. Reed’s termination of employment for Good Reason or the Company’s termination of Mr. Reed’s employment without cause.  Mr. Vento’s Employment Agreement expired on March 9, 2017 and so he is no longer entitled to a termination on Change of Control payment.  Although Mr. Gordo’s employment was terminated on May 25, 2017, if the Company executes an agreement within six months of his termination which, if consummated, would constitute a Change of Control, he will be entitled to a payment.

(2)
Based on, if any, the excess of the closing price of the Company's stock on December 30, 2016 ($6.85) over the exercise price of the stock options. As the share price on the measurement date was lower than the exercise price for the options, the acceleration of the vesting of stock options has no intrinsic value.

(3)	Based on the per share market price on the last business day of our most recent fiscal year (December 30, 2016) of $6.85 per share.

Compensation Committee Interlocks and Insider Participation

From January 1, 2016 through August 9, 2016, our Compensation Committee consisted of Tali Yaron-Eldar, Richard Harris, and Yoseph Dauber. From August 9, 2016 through December 31, 2016, our Compensation Committee consisted of Tali Yaron-Eldar, Richard Harris and Izhak Gross.

During 2016, none of the members of our Compensation Committee was an employee or officer of the Company.  Further, during 2016, no Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Compensation Committee.

Director Compensation

The following table sets forth information with respect to compensation for the non-employee directors listed during the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Richard Harris(1)	70,000	-	-	70,000
Donald A. Burns(2)	100,000	-	-	100,000
Yoseph Dauber(3)	42,339	-	-	42,339
Tali Yaron-Eldar(1)	70,000	-	-	70,000
Izhak Gross(4)	27,661	-	-	27,661
____________________________

(1)	Messrs. Harris and Ms. Yaron-Eldar served on the Audit Committee and Compensation Committee for all of fiscal year 2016.
(2)	Mr. Burns has served as Chairman of the Board since January 1, 2013. As Chairman, Mr. Burns received $100,000 for his services for the year ended December 31, 2016.
(3)	Mr. Dauber retired from the Board of Directors on August 9, 2016.
(4)
Mr. Gross was appointed to the Board of Directors on August 9, 2016 to fill the vacancy caused by Mr. Dauber's retirement. He has served on the Audit Committee and Compensation Committee since that date. As Mr. Gross has not been elected by the shareholders, he has not received any payment from the Company in accordance with Israeli law. If approved by shareholders, Mr. Gross will receive $27,661 related to 2016 as payment for his role on the Board since the effective date of his service.

During fiscal year 2016, the Company's non-employee directors received the following compensation:

•
A fixed annual payment of $50,000 (to be paid quarterly) for service as a member of the Board, and $100,000 for the Chairman of the Board, plus, if applicable, a fixed annual payment of $20,000 (to be paid quarterly) for service as a member of each committee of the Board on which the director serves (the Audit Committee and Compensation Committee are to be considered one committee for these purposes), except for the Nomination and Governance Committee; provided, however, that the Chairman receives no additional fee for service on a committee.

•
Reimbursement of business expenses and travel and accommodation expenses incurred in the performance of duties as a member of the Board and/or any Board committee, including, for illustration purposes, business class flying tickets for overseas travels, suitable hotel accommodation, taxi and/or leased vehicles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 20, 2017, the number of our ordinary shares, which constitute our only voting securities, beneficially owned by (i) all shareholders known to us to own more than five percent (5%) of our outstanding ordinary shares, and (ii) each of our directors, (iii) each of our named executive officers and current chief executive officer and chief financial officer, and (iv) by all of our current executive officers and directors as a group as of June 20, 2017.  The data presented is based on information provided to us by the holders or disclosed in public filings with the SEC.  The percentage of outstanding ordinary shares is based on [16,096,384] ordinary shares outstanding (excluding shares held in treasury) plus the ordinary shares issuable pursuant to ordinary share options and restricted share grants for each shareholder within 60 days of June 20, 2017.

Except where otherwise indicated, and except pursuant to community property laws, we believe, based on information furnished by such owners, that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares.  The shareholders listed below do not have any different voting rights from any of our other shareholders.

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent
Adams Street Partners, LLC (2) One North Wacker Drive, Suite 2200 Chicago, IL 60606	1,976,861	12.28%
Kanen Wealth Management LLC (3) 10141 Sweet Bay Ct. Parkland, FL 33076	1,109,164	6.89%
Renaissance Technologies LLC (4) 800 Third Avenue New York, NY 10022	855,900	5.32%
Hoak Public Equities, L.P. (5) 3963 Maple Avenue, Suite 450 Dallas, TX 75219	818,798	5.09%
Twinleaf Management, LLC(6) 131 Brookwood Lane New Canaan, CT 06840	809,526	5.03%
Don Carlos Bell III (7)	-	-
Izhak Gross	-	-
Richard Harris	13,046	*
Alan Bradley Howe	-	-
Dr. Yuen Wah Sing (8)	290,306	1.79%
Gerald Vento (9)	217,167	1.35%
Tali Yaron-Eldar	17,000	*
Thomas Fuller (10)	-	-
Jose Gordo (11)	408,751	2.50%
Keith Reed (12)	208,518	1.28%
Timothy McDonald (13)	12,249	*
Directors and current executive officers as a group (9 persons) (14)	387,019	2.33%
____________________________
*	Represents less than 1% of the outstanding ordinary shares.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting power with respect to ordinary shares. Unless otherwise indicated below, to our knowledge, all persons included in this table have sole voting and dispositive power with respect to their ordinary shares, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of ordinary shares deemed outstanding includes shares issuable upon settlement of restricted ordinary shares held by the respective person or group that will vest within 60 days of the date hereof and pursuant to ordinary share options held by the respective person or group that are currently exercisable or may be exercised within 60 days of the date hereof, which we refer to as presently exercisable ordinary share options.

(2)	Information based on the Schedule 13G Amendment filed with the SEC on February 13, 2017 by Adams Street Partners, LLC.

(3)
Information based on the Schedule 13D Amendment filed with the SEC on February 3, 2017 by Kanen Wealth Management LLC and David L. Kanen, which share voting and dispositive power over 911,759 shares.  Mr. Kanen has sole voting and dispositive power over 197,405 shares.  Kanen Wealth Management is an investment manager for customer accounts to which hit furnishes investment advice.  Mr. Kanen is the managing member of Kanen Wealth Management LLC.

(4)
Information based on the Schedule 13G filed with the SEC on February 14, 2017 by Renaissance Technologies LLC ("RTC") and Renaissance Technologies Holdings Corporation ("RTHC").  RTC and RTHC have sole voting power over 661,697 shares, sole dispositive power over 822,850 shares, and shared voting and dispositive power over 33,050 shares.

(5)
Information based on Schedule 13D filed with the SEC on March 20, 2017.  The Schedule 13D was filed on behalf of Hoak Public Equities, LP ("HPE"); CDW Fund, L.P. ("CDW"); Hoak Fund Management, L.P. (HPE's general partner); CDW Capital Management, L.P. (CDW's general partner); Hoak & Co. (the general partner of Hoak Fund Management, L.P. and CDW Capital Management, L.P.); James M. Hoak; and J. Hale Hoak.  HPE and Hoak Fund Management, L.P. may be deemed to have sole voting and dispositive power over 818,798 shares.  CDW and CDW Capital Management, L.P. may be deemed to have sole voting and dispositive power over 13,200 shares.

(6)
Information based on Schedule 13D filed with the SEC on June 20, 2017, by Twinleaf Management, LLC (“Twinleaf”) and Spencer Grimes (managing member of Twinleaf).  The Schedule 13D discloses that Twinleaf beneficially owns these shares which are allocated across nine discretionary client accounts.  The clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares.  Dispositive and voting power of these shares is shared by the reporting persons.

(7)	Mr. Bell was appointed President and Chief Executive Officer on March 9, 2017 and was elected to the Board by the shareholders on April 19, 2017. He currently owns no shares.

(8)	Includes 100,000 shares subject to currently exercisable options.

(9)	Mr. Vento served as President and Chief Executive Officer through the 2016 fiscal year and until March 9, 2017. He resigned from the Board on June 17, 2017.

10)	Mr. Fuller was appointed Executive Vice President and Chief Financial Officer effective May 11, 2017. He currently owns no shares.

(11)	Mr. Gordo served as Chief Financial Officer through the 2016 fiscal year and until May 11, 2017. Reported beneficial ownership includes 273,343 shares subject to currently exercisable options.

(12)
Former GM-Senior Vice President Enterprise.  Served through the 2016 fiscal year and until February 3, 2017.  Reported beneficial ownership includes 166,436 shares subject to currently exercisable options.

(13)	Former Chief Operating Officer, serving until June 5, 2015.

(14)	Includes 100,000 shares subject to currently exercisable options. Includes Kristin Beischel Executive Vice President and Chief Marketing Officer and Dvir Salomon, Chief Technology Officer.

OTHER INFORMATION

Approval of Related Party Transactions

Under the Companies Law, an engagement by the Company with an officer who is not a director or the chief executive officer regarding his or her service and terms of employment, including an undertaking to indemnify, exculpate or insure such officer, must be approved by the Compensation Committee and the Board, provided that the compensation is approved in accordance with the Company's compensation policy adopted under the Companies Law. If the engagement is not in accordance with the Company's compensation policy, approval of the engagement by the general meeting of the shareholders, including one of the following: (i) the majority of shareholder votes present at a general meeting including the majority of all of the votes of those shareholders who are not controlling shareholders and do not have a personal interest in the approval of the compensation policy, who participate at the meeting (excluding abstentions) or (ii) the total number of votes against the proposal among the shareholders mentioned in paragraph (i) does not exceed 2% of the voting rights in the company (a "Special Majority"). In special cases, the Compensation Committee and the Board may decide to adopt the terms of such an engagement despite the objection of the shareholders, so long as such decision is based on detailed reasons and after discussing again such engagement and reexamining it in light of the shareholder objection.

An engagement with the Chief Executive Officer of the Company regarding his or her service and terms of employment must be approved by our Compensation Committee, our Board of Directors, and by a Special Majority. In special cases, the compensation of the Chief Executive Officer may be approved without shareholder approval, subject to meeting certain conditions under the Companies Law, including that the candidate for Chief Executive Officer is independent and the Compensation Committee determines, on the basis of detailed reasons, that convening a shareholder meeting to approve the engagement will frustrate the engagement, but only if the engagement complies with the compensation policy adopted under the Companies Law.

For all other transactions between an officer and the Company, the Companies Law requires Audit Committee approval followed by Board approval if the transaction is deemed to be extraordinary, and only Board approval if the transaction is not deemed to be extraordinary. Under the Companies Law, an "extraordinary transaction" is a transaction:

•	other than in the ordinary course of business;

•	that is not on market terms; or

•	that is likely to have a material impact on a company's profitability, assets or liabilities.

Under the Companies Law, an engagement by the Company with a director  regarding the terms of service as a director and other positions of employment (if employed) requires the approval of the Compensation Committee, the Board and a regular majority of the shareholders, provided that such terms of employment are in accordance with the Company's compensation policy.  Such an engagement that is not in accordance with the Company's compensation policy may be obtained in special cases but only if approved by a Special Majority.

A person who has a personal interest in the approval of a transaction that is submitted to approval of the Audit Committee or the Board generally may not be present during the deliberations and shall not take part in the voting of the Audit Committee or of the Board on such transaction.  However, such person may be present at the meeting for the purpose of presenting the transaction if the chairman of the Board or the chairman of the Audit Committee, as the case may be, has determined that the presence of such director is required for presenting the transaction.  Notwithstanding the above, a director may be present at a deliberation of the Audit Committee and the Board and may take part in the voting, if the majority of the members of the Audit Committee or the Board, as the case may be, have a personal interest in the approval of the transaction, in which case the transaction shall also require the approval of the shareholders of the company.

Other Business

The Company's management is not aware of any other business to be transacted at the Meeting.  However, if any other matters are properly presented to the Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.

Shareholders are urged to complete and return their proxies promptly in order to, among other things, ensure actions by a quorum and to avoid the expense of additional solicitation.  If the accompanying proxy is properly executed and returned in time for voting, and a choice is specified, the ordinary shares represented thereby will be voted as indicated therein.  If no specification is made, the proxy will be voted in favor of each of the proposals described in this proxy statement.

Where to Find More Information

You may read any reports, statements or other information that the Company files with or furnishes to the SEC at the SEC's public reference room at the following location:

Public Reference Room
100 F Street NE
Washington, D.C. 20549

These SEC filings and submissions are also available to the public from commercial document retrieval services and at the Internet at http://www.sec.gov and http://www.vocaltec.com.

Shareholder Proposals for Future Meetings

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual general meeting of shareholders by submitting their proposals in writing to our Secretary in a timely manner.  For a shareholder proposal to be considered for inclusion in our proxy statement for our 2017 annual general meeting of shareholders, our Secretary must receive the written proposal at our principal executive offices no later than a reasonable time before the Company begins to print and send its proxy materials.  The date of the 2017 annual meeting has not yet been determined but will be announced by the Company when established.  In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.  Proposals should be addressed to: magicJack VocalTec Ltd., 12 Haomanut Street, 2nd Floor, Poleg Industrial Area, Netanya, Israel, 42504, Attn:  Secretary.

Our Amended and Restated Articles of Association also establish an advance notice procedure for shareholders holding at least one percent (1%) of the voting rights in the issued share capital of the Company who wish to include a subject in the agenda of an annual general meeting of shareholders in the future.  Any such request must be in writing, must include all information related to the subject matter and the reason that such subject is proposed to be brought before the annual general meeting and must be signed by the shareholder or shareholders making such request. In addition, subject to the Companies Law and the provisions of Article 39 of our Amended and Restated Articles of Association, the Board may include such subject in the agenda of an annual general meeting only if the request has been delivered to the Secretary of the Company not later than 60 days and not more than 120 days prior to the annual general meeting in which the subject is to be considered by the shareholders of the Company.  Each such request shall also set forth: (a) the name and address of the shareholder making the request; (b) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (c) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; and (d) a declaration that all the information that is required under the Companies Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided.  Furthermore, the Board may, in its discretion to the extent it deems necessary, request that the shareholders making the request provide additional information necessary so as to include a subject in the agenda of an annual general meeting, as the Board may reasonably require.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries (such as brokerage firms, banks, and other nominees) to implement a delivery procedure called "householding."  Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials and annual reports unless an affected shareholder has provided contrary instructions.  This procedure reduces printing costs and postage fees.

If you are a beneficial owner of our common shares and you share an address with other beneficial owners, then your brokerage firm, bank, or other nominee may have delivered a single copy of this proxy statement and of our Annual Report for all beneficial owners sharing your address.  To make a written or oral request for an individual copy of this proxy statement and of such Annual Report, please contact us at magicJack VocalTec Ltd., 12 Haomanut Street, 2nd Floor, Poleg Industrial Area, Netanya, Israel, 42504, Attn:  Secretary, or call us at 561‑749‑2255.  We will promptly deliver them to you.

Appendix A

AMENDED AND RESTATED
MAGICJACK VOCALTEC LTD.
2013 STOCK INCENTIVE PLAN

1.             Establishment and Effective Date.  magicJack VocalTec Ltd (the "Company" has previously established the magicJack VocalTec, Ltd. 2013 Stock Incentive Plan.  The Company hereby amends and restates the magicJack VocalTec, Ltd. 2013 Stock Incentive Plan as the Amended and Restated magicJack VocalTec, Ltd. 2013 Stock Incentive Plan.  The effective date of this amendment (the "Amendment Effective Date") shall be the date that this amendment and restatement is approved by the Shareholders of the Company.  Until the Amendment Effective Date, the magicJack VocalTec, Ltd. 2013 Stock Incentive Plan shall remain in place and unchanged, and awards may be issued under the magicJack VocalTec, Ltd. 2013 Stock Incentive Plan pursuant to its terms as they were prior to the Amendment Effective Date.  Capitalized terms used herein are defined in Annex A attached hereto

2.             Purpose.  The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the alignment of their interests with those of the Shareholders of the Company and the shareholders of its Affiliates.

3.             Administration.  The Committee shall administer the Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of the Plan.  The Committee shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the Eligible Persons to whom it grants Awards, the terms (which terms need not be identical) of all Awards, including without limitation, the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, any exceptions to nontransferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the periods during which Options may be exercised and Restricted Stock shall be subject to restrictions.  In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant.  Subject to the provisions of the Plan, the Committee shall have plenary authority and discretion to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of the Plan and Awards granted hereunder.  The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final.  The Committee may delegate its authority under this Section 3 and the terms of the Plan to such extent it deems desirable and is consistent with the requirements of applicable law.

4.             Eligibility.  Awards may be granted only to Eligible Persons, provided that Incentive Stock Options may be granted only to Eligible Persons who are Section 422 Employees.

5.             Stock Subject to Plan.

5.1.             Subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued pursuant to Awards (including Incentive Stock Options) under the Plan is equal to (a) 5,600,000 Shares, minus (b) any Shares that may be issued pursuant to Awards (including Incentive Stock Options) under the Company's 2013 Israeli Stock Incentive Plan. Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise.

5.2.             Effective for all Awards granted after the Effective Date (including any Awards that are conditioned on the Shareholders approving the Plan as herein amended and restated), the aggregate number of Shares available for issuance under the Plan will be reduced by 2.24 Shares for each Share delivered in settlement of any Full-Value Award and one (1) Share for each Share delivered in settlement of a Stock Option.  To the extent that any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award or otherwise terminates without an issuance of Shares being made, the maximum share limitation shall be credited pursuant to the share counting provisions described above, and such number of credited Shares may again be made subject to Awards under the Plan.

5.3.             Any Shares tendered by a Participant or withheld as full or partial payment of withholding or other taxes on an Award or as payment for the exercise of an Award or repurchased by the Company with Stock Option proceeds shall not be added back to the number of Ordinary Shares available for issuance under the Plan.

5.4.             Subject to adjustment as provided in Section 13, the maximum number of Shares with respect to which an Employee may be granted Awards under the Plan (whether settled in Shares or the cash equivalent thereof) during any calendar year is 2,035,000.  The maximum number of Shares with respect to which an Employee has been granted Awards shall be determined in accordance with Section 162(m) of the Code.

6.             Options.

6.1.             Options granted under the Plan shall be either Incentive Stock Options or Nonqualified Stock Options, as designated by the Committee.  Each Option granted under the Plan shall be identified as either a Nonqualified Stock Option or an Incentive Stock Option, and each Option shall be evidenced by an Agreement that specifies the terms and conditions of the Option.  Options shall be subject to the terms and conditions set forth in this Section 6, the Agreement, and such other terms and conditions not inconsistent with the Plan as the Committee may specify.  The Committee, in its discretion, may condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals to be set forth in the applicable Agreement.

6.2.             The Exercise Price of an Option granted under the Plan shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant.  Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten‑Percent Shareholder, the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant.

6.3.             The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement, provided that an Option shall not be exercisable after five years from its Date of Grant.

7.             Exercise of Options.

7.1.             Subject to the terms of the applicable Agreement, an Option may be exercised, in whole or in part, by delivering to the Company a notice of the exercise, in such form as required by the applicable Agreement or as the Committee may otherwise prescribe, accompanied by (a) full payment for the Shares with respect to which the Option is exercised or (b) to the extent provided in the applicable Agreement or otherwise authorized by the Committee, irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option.

7.2.             To the extent provided in the applicable Agreement or otherwise authorized by the Committee, payment may be made by delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an Option or other Award granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Participant for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise.

7.3.             To the extent provided in the applicable Agreement, an Option may be exercised by directing the Company to withhold from the Shares to be issued upon exercise of the Option (or portion thereof) being exercised a number of Shares having a Fair Market Value not in excess of the aggregate Exercise Price of the Option (or portion thereof being exercised), with payment of the balance of the exercise price, if any, being made pursuant to Section 7.1 and/or Section 7.2.

8.             Restricted Stock Awards.  Each grant of Restricted Stock under the Plan shall be subject to an Agreement specifying the terms and conditions of the Award.  Restricted Stock granted under the Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture and/or repurchase, and subject to such other terms and conditions as the Committee may specify.  Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.

9.             Restricted Stock Unit Awards.  Each grant of Restricted Stock Units under the Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares (or the cash equivalent thereof) to a Participant at such time(s) as the Committee may specify and (b) contains such other terms and conditions as the Committee may specify, including without limitation, terms that condition the issuance of Restricted Stock Unit Awards upon the achievement of one or more specified Performance Goals.

10.           Performance Awards.  Each Performance Award granted under the Plan shall be evidenced by an Agreement that (a) provides for the payment of cash or issuance of Shares to a Participant contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify.  If the terms of a Performance Award provide for payment in the form of Shares, for purposes of Section 5.3, the Performance Award shall be deemed to cover a number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award.  The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year shall not exceed $2,000,000.  The Committee may, in its discretion, grant Performance Awards pursuant to which the amount and payment of the Award is determined by reference to a percentage of a bonus or incentive pool that applies to more than one Participant, and the amount of the bonus or incentive pool may, in the discretion of the Committee, be either fixed in amount or determined based upon the achievement of one or more Performance Goals.

11.           Dividends and Dividend Equivalents.  The terms of an Award may provide a Participant with the right, subject to such terms and conditions as the Committee may specify (including without limitation, terms that condition the issuance of grant, vesting or payment of dividends or dividend equivalents upon the achievement of one or more specified Performance Goals), to receive dividend payments or dividend equivalent payments with respect to Shares covered by an Award.   No dividends or dividend equivalents shall be paid to Participants with respect to unvested Awards until such Awards vest but this sentence shall not prohibit the payment of dividends or dividend equivalents attributable to the period while Awards were unvested to be paid upon or after the vesting of the Award.  Dividend and dividend equivalents may be settled in cash or Shares, as determined by the Committee.

12.           Minimum Vesting Period.  Any Award under the Plan will have a minimum vesting period of one year from the date of grant, provided that up to 5% of the total Ordinary Shares reserved for issuance pursuant to the Plan may be issued without regard to this minimum vesting condition

13.           Capital Events and Adjustments; Certain Transactions.

13.1.           In the event of any change in the outstanding Ordinary Shares by reason of any stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee shall provide for a substitution for or adjustment in (a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards, (b) the Exercise Price of Options, (c) the aggregate number and class of Shares for which Awards thereafter may be granted under the Plan and (d) the maximum number of Shares with respect to which an Employee may be granted Awards during the period specified in Section 5.3.

13.2.           Except as otherwise provided for in an Agreement, and  subject  to the requirements and limitations of Section 409A of the Code, if applicable, in the event of a Change in Control: (a) the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may, without the consent of any Participant, assume or continue the Company's rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror's stock, as applicable; and (b) outstanding Awards which are not assumed, substituted for, or otherwise continued by the Acquiror shall accelerate and become fully vested effective immediately prior to, but contingent upon, the consummation of the Change in Control; provided, however, that any Award which has its vesting conditions based on performance goals that vests pursuant to this sentence shall only become vested based on actual results measured against the performance goals as of the Change in Control, and thereafter, all Awards shall terminate to the extent not exercised or settled as of the date of the Change in Control.  Any Award that is settled shall be settled in such form as the Committee may specify,  in amount equal to the fair value of the settled portion of the Award.  The fair value of an Option shall be deemed to be equal to the product of (a) the number of Shares the Option covers (and has not previously been exercised) and (b) the excess, if any, of the Fair Market Value of a Share as of the date of cancellation over the Exercise Price of the Option.  For sake of clarity and notwithstanding anything to the contrary herein, (a) such fair value may be zero if the value of a Share is equal to or less than the Exercise Price and (b) payments in cancellation of an Award in connection with a Transaction may be delayed to the same extent that payment of consideration to holders of Shares in connection with the Transaction is delayed as a result of escrows, earn-outs, holdbacks, or any other contingencies.

13.3.           Subject to Section 13.2, the Committee need not take the same action under this Section 13 with respect to all Awards or with respect to all Participants and may, in its discretion, take different actions with respect to vested and unvested portions of an Award.  No fractional shares or securities shall be issued pursuant to any adjustment made pursuant to this Section 13, and any fractional shares or securities resulting from any such adjustment shall be eliminated by rounding downward to the next whole share or security, either with or without payment in respect thereof, as determined by the Committee.  All determinations required to be made under this Section 13 shall be made by the Committee in its discretion and shall be final and binding.

14.           Termination or Amendment.  The Board may amend or terminate the Plan in any respect at any time; provided, however, that after the Shareholders have approved the Plan, the Board shall not amend or terminate the Plan without approval of (a) the Shareholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Ordinary Shares are listed or quoted, if any, requires Shareholder approval of the amendment or termination, and (b) each affected Participant if the amendment or termination would adversely affect the Participant's rights or obligations under any Award granted prior to the date of the amendment or termination.

15.           Modification, Substitution of Awards.

15.1.           Subject to the terms and conditions of the Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant's rights or obligations under such Award, and (b) subject to Section 13, in no event may (i) an Option be modified to reduce the Exercise Price of the Option or (ii) an Option having an Exercise Price greater than the then Fair Market Value of a Shares be cancelled or surrendered in consideration for the grant of a new Option with a lower Exercise Price, any other Awards, or payments in cash or property unless such cancellation and grant is approved by the Shareholders.

15.2.           Anything contained herein to the contrary notwithstanding, Awards may, at the discretion of the Committee, be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or an Affiliate.  The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted.  Such substitute Awards shall not be counted toward the Share limit imposed by Section 5.3, except to the extent the Committee determines that counting such Awards is required in order for Awards granted hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

16.           Foreign Employees.  Without amendment of the Plan, the Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan.  The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any Affiliate operates or has employees.

17.           Shareholder Approval.  The Plan, and any amendments hereto requiring Shareholder approval pursuant to Section 14, are subject to approval by vote of the Shareholders at the next annual or special meeting of Shareholders following adoption by the Board.  If the adoption of the Plan is not so approved by the Shareholders, any Awards granted under the Plan shall be cancelled and void ab initio immediately following such next annual or special meeting of Shareholders.

18.           Withholding.  The Company's obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Award granted hereunder shall be subject to satisfaction of applicable federal, state, local, and foreign tax withholding requirements.  To the extent provided in the applicable Agreement, and in accordance with such rules as the Committee may prescribe, a Participant may satisfy any withholding tax requirements by one or any combination of the following means: (a) tendering a cash payment, (b) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (c) delivering to the Company already-owned and unencumbered Shares.

19.           Term of Plan.  Unless sooner terminated by the Board pursuant to Section 14, the Plan shall terminate on the tenth anniversary of the Amendment Effective Date,, and no Awards may be granted or awarded after such date.  The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

20.           Indemnification of Committee.  In addition to such other rights of indemnification as they may have as members of the Board or Committee, the Company shall indemnify members of the Committee against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

21.           General Provisions.

21.1.           The establishment of the Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan or the applicable Agreement.  Participation in the Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

21.2.           Neither the adoption of the Plan nor its submission to the Shareholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options, warrants, rights, restricted stock or other awards otherwise than under the Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of Shareholder approval upon the same.

21.3.           The interests of any Eligible Person under the Plan and/or any Award granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered except to the extent provided in an Agreement.

21.4.           The Plan shall be governed, construed and administered in accordance with the laws of the State of Florida, without giving effect to the conflict of law principles.

21.5.           The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares are then listed or interdealer quotation system upon which the Ordinary Shares are then quoted, and any applicable federal or state securities laws.  The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

21.6.           The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under the Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies the Committee deems necessary, and without complying to the Board's or Committee's complete satisfaction, with all rules and regulations under federal, state or local law the Committee deems applicable.

21.7.           To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

ANNEX A
DEFINITIONS

Unless the context expressly requires the contrary, references in the Plan to (a) the term "Section" refers to the sections of the Plan, and (b) the word "including" means "including (without limitation)."

 "Affiliate" means a corporation, partnership, business trust, limited liability company, or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly, and any other entity, designated by the Committee, in which the Company has a significant interest.

"Agreement" means an agreement or other document evidencing an Award.  An Agreement may be in written or such other form as the Committee may specify in its discretion, and the Committee may, but need not, require a Participant to sign an Agreement.

 "Award" means a grant of an Option, Restricted Stock, Restricted Stock Unit, or  a Performance Award.

"Board" means the Board of Directors of the Company.

"Change in Control" means  a merger or consolidation to which the Company is a party or any sale, disposition or exchange of at least 50% of the Company's outstanding securities or all or all or substantially all of the Company's assets, in either case for cash, securities or other consideration; provided, however, that a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the company shall not constitute a Change in Control, and further provided that a Change in Control shall occur only if it constitutes a "change of control" within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Compensation Committee of the Board or such other committee(s), subcommittee(s) or person(s) the Board or an authorized Committee of the Board appoints to administer the Plan or to make and/or administer specific Awards hereunder.  If no such appointment is in effect at any time, "Committee" shall mean the Board.  Notwithstanding the foregoing, "Committee" means the Board for purposes of granting Awards to members of the Board who are not Employees, and administering the Plan with respect to those Awards, unless the Board determines otherwise.

"Company" means magicJack VocalTec Ltd., and any successor thereto.

"Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with Section 7.1.

"Date of Grant" means the date on which an Award is granted under the Plan.

"Eligible Person" means any person who is (a) an Employee, (b) a member of the Board or the board of directors of an Affiliate, or (c) a consultant, or independent contractor to the Company or an Affiliate.

"Employee" means any person who the Committee determines to be an employee of the Company or an Affiliate.

"Exercise Price" means the price per Share at which an Option may be exercised.

"Fair Market Value" means, as of any date on which the Shares are listed or quoted on a securities exchange or quotation system, and except as otherwise determined by the Committee, the closing sale price of a Share as reported on such securities exchange or quotation system as of the relevant date, and if the Shares are not listed or quoted on a securities exchange or quotation system, then an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose; provided, however, that in the case of the grant of an Nonqualified Stock Option that is intended to not provide for a deferral of compensation within the meaning of Section 409A of the Code, Fair Market Value shall be determined pursuant to a method permitted by Section 409A of the Code for determining the fair market value of stock subject to a nonqualified stock option that does not provide for a deferral of compensation under Section 409A of the Code.

"Full-Value Award" means Restricted Stock, Restricted Stock Units, or Performance Awards.

"Incentive Stock Option" means an Option that the Committee designates as an incentive stock option under Section 422 of the Code.

"Nonqualified Stock Option" means an Option that is not an Incentive Stock Option.

"Option" or "Stock Option" means an option to purchase Shares granted pursuant to Section 6.

"Option Period" means the period during which an Option may be exercised.

"Ordinary Shares" means the Company's ordinary shares, no par value.

"Participant" means an Eligible Person who has been granted an Award hereunder.

"Performance Award" means a performance award granted pursuant to Section 10.

"Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth, sales, revenues, expenses (including plant costs and sales and general administrative expenses), return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals the Committee establishes, and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

"Plan" means this Amended and Restated magicJack VocalTec, Ltd. 2013 Stock Incentive Plan, as amended from time to time.

"Restricted Stock" means Shares granted pursuant to Section 8.

"Restricted Stock Units" means an Award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to Section 9.

"Section 422 Employee" means an Employee who is employed by the Company or a "parent corporation" or "subsidiary corporation" (each as defined in Sections 424(e) and (f) of the Code) with respect to the Company, including a "parent corporation" or "subsidiary corporation" that becomes such after adoption of the Plan.

"Share" means an Ordinary Share.

"Shareholders" means the holders of issued and outstanding Ordinary Shares.

"Ten-Percent Shareholder" means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a "parent corporation" or "subsidiary corporation" (each as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

Appendix B

MAGICJACK VOCALTEC LTD.
2013 ISRAELI STOCK INCENTIVE PLAN
AS AMENDED AND RESTATED ON [______ __, 2017]

1.          Definitions.  In the Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1.         "3(i) Award" means an Award that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is NOT an Eligible 102 Participant.

1.2.         "102 Capital Gains Track" means the tax track set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be.

1.3.         "102 Capital Gains Track Grant" means a 102 Trustee Grant qualifying for the beneficial tax treatment under the 102 Capital Gains Track.

1.4.         "102 Earned Income Track" means the tax track set forth in Section 102(b)(1) of the ITO.

1.5.         "102 Earned Income Track Grant" means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Earned Income Track.

1.6.         "102 Trustee Grant" means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes 102 Capital Gains Track Grants and 102 Earned Income Track Grants.

1.7.         "Affiliate" means an "employing company" within the meaning of Section 102(a) of the ITO.

1.8.         "Agreement" means an agreement or other document evidencing an Award.  An Agreement may be in written or such other form as the Committee may specify in its discretion, and the Committee shall require a Participant to sign an Agreement.

1.9.         "Award" means a grant of an Option, Restricted Stock, Restricted Stock Unit or a Performance Award.

1.10.       "Board" means the Board of Directors of the Company.

1.11.       "Cause" means, with regard to each specific Participant, the same meaning ascribed to such term or a similar term as set forth in any agreements and/the Participant's employment agreement or other documents to which the Company or any of its parent, subsidiaries and/or Affiliates and the Participant are a party concerning the provision of services by the Participant to the Company or any of its parent, subsidiaries and/or Affiliates, or, in the absence of such a definition: (a) the commission of a crime of moral turpitude, unless the Board determines that such commission shall not adversely affect the Company or any of its parent, subsidiaries and/or Affiliates, or their reputation, or the ability of the Participant's to serve the Company or any of its parent, subsidiaries and/or Affiliates; (b) any act of personal dishonesty by the Participant in connection with the Participant's responsibilities to the Company or any of its parent, subsidiaries and/or Affiliates, including, but not limited to, theft, embezzlement, or self-dealing, (c) any material breach (as determined by the Company in its sole discretion) by the Participant engagement in competing activities, any disclosure of confidential information of the Company or any of its parent, subsidiaries and/or Affiliates or breach of any obligation not to violate a restrictive covenant; (d) a material breach of the Participant's employment agreement or the agreement governing the provision of services by a non-employee agent, consultant, adviser or independent contractor which are not cured (if curable) within seven (7) days after receipt of written notice thereof; or (e) if the Participant is an Employee residing in Israel, any other circumstances under which severance pay (or part of them) may be denied from the Participant upon termination of employment under the applicable Israeli law.

1.12.       "Committee" means the Compensation Committee of the Board or such other committee(s)the Board appoints to administer the Plan or to make and/or administer specific Awards hereunder.  If no such appointment is in effect at any time, "Committee" shall mean the Board.  Notwithstanding the foregoing, "Committee" means the Board for purposes of granting Awards to members of the Board who are not Employees, and administering the Plan with respect to those Awards, unless the Board determines otherwise.

1.13.       "Company" means magicJack VocalTec Ltd., and any successor thereto.

1.14.       "Controlling Shareholder" as defined under Section 32(9) of the ITO, means an individual who prior to the grant of an Award or as a result of the exercise or vesting of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% or more of the outstanding share capital of the Company, (ii) 10% or more of the voting power of the Company, (iii) the right to hold or purchase 10% or more of the outstanding equity or voting power, (iv) the right to obtain 10% or more of the "profit" of the Company (as defined in the ITO), or (v) the right to appoint a director of  the Company.

1.15.       "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with Section 10.1.

1.16.       "Date of Grant" means the date on which an Award is granted under the Plan. With respect to a 102 Trustee Grant, the Date of Grant shall be determined as provided in Section 4.1.

1.17.       "Deposit Requirements" means with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant.  As of the time of approval of this Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (a) a copy of resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of the Committee's approval of such Award, including full details of the terms of the Awards, (b) a copy of the Eligible 102 Participant's consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Committee's approval of such Award, and (c) with respect to an Award of Restricted Stock, either a share certificate and copy of the Company's share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within 90 days of the date of the Committee's approval of such Award.

1.18.       "Disability" means the meaning ascribed to such term or a similar term in the Participant's employment agreement (where applicable), or in the absence of such a definition, the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant's position with the Company because of the sickness or injury of the Participant for a consecutive period of 180 days.

1.19.       "Election" means the Company's election of the type (i.e., between 102 Capital Gains Track and 102 Earned Income Track) of 102 Trustee Grants that it will make under the Plan, as filed with the ITA.

1.20.       "Eligible Person" means (i) selected Employees, officers and directors of the Company or an Affiliate, and (ii) selected non-employee agents, consultants, advisers and independent contractors of the Company, or any Affiliate, to whom Awards shall be made under the Plan by the Board or the Committee (if applicable).

1.21.       "Eligible 102 Participant" means an individual Employee or an individual who is serving as a director or an office holder of the Company or an Affiliate, who is not a Controlling Shareholder.

1.22.       "Employee" means any person who the Committee determines to be an employee of the Company or an Affiliate.

1.23.       "Exercise Price" means the price per Share at which an Option may be exercised.

1.24.       "Fair Market Value" means, as of any date on which the Shares are listed or quoted on a securities exchange or quotation system, and except as otherwise determined by the Committee, the closing sale price of a Share as reported on such securities exchange or quotation system as of the relevant date, and if the Shares are not listed or quoted on a securities exchange or quotation system, then an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

1.25.       "Full-Value Award" means Restricted Stock, Restricted Stock Units, or Performance Awards.

1.26.       "Israeli Fair Market Value" means, with respect to 102 Trustee Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, the fair market value of the Shares at the Date of Grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the Date of Grant.

1.27.       "ITA" means the Israeli Tax Authority.

1.28.       "ITO" means the Israeli Income Tax Ordinance (New Version), 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Section 102 Rules, and any ruling issued by the ITA with respect to the Plan, all as may be amended from time to time.

1.29.       "Non-Trustee Grant" means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

1.30.       "Option" means an option to purchase Shares.

1.31.       "Ordinary Shares" means the Company's ordinary shares, no par value.

1.32.       "Participant" means an Eligible Person who has been granted an Award hereunder.

1.33.       "Performance Award" means a performance award granted pursuant to Section 13.

1.34.       "Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth, sales, revenues, expenses (including plant costs and sales and general administrative expenses), return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals the Committee establishes, and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

1.35.       "Plan" means this magicJack VocalTec, Ltd. 2013 Israeli Stock Incentive Plan, as amended and restated from time to time.

1.36.       "Required Holding Period" means the requisite period prescribed by Section 102 and the ITO Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which an Award granted by the Company and the Shares issued upon the exercise or vesting of the Award must be held by the Trustee for the benefit of the person to whom it was granted.

1.37.       "Restricted Stock" means an Award of Shares granted pursuant to Section 11.

1.38.       "Restricted Stock Units" means an Award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to Section 12.

1.39.       "Section 102" means the provisions of Section 102 of the ITO, as amended from time to time.

1.40.       "Section 102 Rules" means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

1.41.       "Service Provider" means an Employee, officer, director, agent, consultant, adviser or independent contractor of the Company, or any Affiliate.

1.42.       "Share" means an Ordinary Share.

1.43.       "Trustee" means a person or entity designated by the Board or the Committee (if applicable) to serve as a trustee and/or supervising trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

1.44.       "Trust Agreement" means the agreement(s) between the Company and the Trustee regarding an Award granted under this Plan, as in effect from time to time.

Unless the context expressly requires the contrary, references in the Plan to (a) the term "Section" refers to the sections of the Plan, and (b) the word "including" means "including (without limitation)."

2.          Purpose.  The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the alignment of their interests with those of the stockholders of the Company and the stockholders of its Affiliates. The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.

3.          Types of Grants and Section 102 Election.

3.1          Grants of Award made pursuant to Section 102 shall be made pursuant to either (a) Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be,  as 102 Capital Gains Track Grants, or (b) Section 102(b)(1) of the ITO as 102 Earned Income Track Grants.  The Company's Election regarding the type of 102 Trustee Grant it elects to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it elects to make only after the lapse of at least 12 months from the end of the calendar year during which the first Award was made pursuant to the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2          Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Plan. Eligible Persons who are not Eligible 102 Participants may be granted only 3(i) Awards under this Plan.

3.3          No 102 Trustee Grants may be made effective pursuant to this Plan before the lapse of 30 days after the requisite filings required by the ITO and the Section 102 Rules have been filed with the ITA.

3.4          The Agreement or documents evidencing the Award granted or Shares issued pursuant to the Plan shall indicate whether the Award is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Grant; and, if the Award is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant.

4.          Terms And Conditions of 102 Trustee Grants.

4.1          Each 102 Trustee Grant will be deemed granted on the date stated in a written notice by the Company, in accordance with the provisions of Section 102 and the Trust Agreement, provided that its qualification as a 102 Trustee Grant will be dependent upon the Company's compliance with any applicable Deposit Requirements.

4.2          Each 102 Trustee Grant granted to an Eligible 102 Participant shall be deposited with and held by the Trustee, and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such Award and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO; or (ii) the Trustee and/or the Company withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Award or Shares issued thereunder and held by it prior to the full payment of the Eligible 102 Participant 's tax liabilities.

4.3         Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, or any Agreement that is not consistent therewith. Any provision of the ITO and any approvals by the ITA not expressly specified in this Plan or any document evidencing a grant that are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant, who is granted a 102 Trustee Grant shall comply with the ITO and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Section 102 Rules. Furthermore, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102 and the Deposit Requirements. With respect to 102 Trustee Grants, the provisions of Section 102(b)(3) of the ITO shall apply with respect to the Israeli tax rate applicable to such Awards (including Options whose exercise price is lower than the Israeli Fair Market Value of the Shares on the Date of Grant).

4.4         During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Award, Shares and other securities subsequently received following any realization of rights derived from Award or Shares (including share dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing and subject to Section 24.5 of the Plan, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Award, Shares and other securities to a designated third party, provided that both of the following conditions have been satisfied prior to such transfer: (i)  all taxes required to be paid upon the release and transfer of the Award, Shares and other securities have been withheld for transfer to the ITA; and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been satisfied according to the terms of the Company's corporate documents, the Plan, any applicable agreement and any applicable law. To avoid any doubt, such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Section 102 Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

4.5         In the event a share dividend is declared and/or additional rights are granted with respect to Shares which were issued upon an exercise or vesting of an Award granted as a 102 Trustee Grant, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such stock dividend and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on an Award or Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.

4.6         If an Award granted as a 102 Trustee Grant is exercised or vests during the Required Holding Period, the Shares issued upon such exercise or vesting shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such Shares are issued after the Required Holding Period has lapsed, the Shares issued upon such exercise or vesting shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and pays all taxes which apply on the Share or to such transfer of Shares.

4.7         To avoid any doubt, (i) notwithstanding anything to the contrary in the Plan, including without limitation Sections 10.2 and 10.3 thereof, payment upon exercise or purchase of Awards granted as 102 Trustee Grants, may only be paid by cash or check, and not by surrender of Shares, or by a reduction of shares pursuant to a "net exercise" arrangement, or other forms of payment, unless and to the extent permitted under Section 102 and as expressly authorized by the ITA; (ii) notwithstanding anything to the contrary in the Plan, including without limitation Sections 16 thereof, certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including, without limitation, pursuant to exchange programs, recapitalization events and so forth, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless the prior approval of the ITA is obtained; (iii) grants of Restricted Stock Units Awards under the 102 Capital Gains Track may require the prior approval of the ITA; (iv) notwithstanding anything to the contrary in the Plan, including without limitation Section 14 thereof, dividend equivalents may not be settled in Shares with respect to Awards granted under the 102 Capital Gains Track without the prior approval of the ITA; (v) Awards based on the achievement of performance goals may require the approval of the ITA in order to qualify under the 102 Capital Gains Track and (vi) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash.

5.         Assignability.  As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.         Administration.  The Committee shall administer the Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of the Plan.  The Committee shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the Eligible Persons to whom it grants Awards, the terms (which terms need not be identical) of all Awards, including without limitation, the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards,  any exceptions to nontransferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the periods during which Options may be exercised and Restricted Stock shall be subject to restrictions.  In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant.  Subject to the provisions of the Plan, the Committee shall have plenary authority and discretion to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of the Plan and Awards granted hereunder.  The determinations of the Committee on the matters referred to in this Section 6 shall be binding and final.  The Committee may delegate its authority under this Section 6 and the terms of the Plan to such extent it deems desirable and is consistent with the requirements of applicable law.

7.          Eligibility.  Awards may be granted only to Eligible Persons.

8.          Stock Subject to Plan.

8.1.         Subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued pursuant to Awards under the Plan is equal to (a) 5,600,000 Shares, minus (b) any Shares that may be issued pursuant to Awards (including Options) under the Company's Amended and Restated 2013 Stock Incentive Plan.  Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise. Until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

8.2.         Effective for all Awards granted after the Effective Date (including any Awards that are conditioned on the Shareholders approving the Plan as herein amended and restated), the aggregate number of Shares available for issuance under the Plan will be reduced by 2.24 Shares for each Share delivered in settlement of any Full-Value Award and one (1) Share for each Share delivered in settlement of an Option.  To the extent that any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award or otherwise terminates without an issuance of Shares being made, the maximum share limitation shall be credited pursuant to the share counting provisions described above, and such number of credited Shares may again be made subject to Awards under the Plan.

8.3.         Any Shares tendered by a Participant or withheld as full or partial payment of withholding or other taxes on an Award or as payment for the exercise of an Award or repurchased by the Company with Option proceeds shall not be added back to the number of Ordinary Shares available for issuance under the Plan.

9.          Award Agreement.

9.1          The Committee in its discretion may award to Participants Awards available under the Plan. The terms of the Award will be set forth in the Agreement. The Date of Grant of each Award shall be the date specified by the Committee at the time such Award is made, or in the absence of such specification, the date of approval of the Award by the Committee.

9.2          The Agreement shall state, inter alia, the number of Options or Shares, Restricted Stock, Restricted Stock Units, or equity-based units covered thereby, the type of Option or Share-based or other grant awarded, the vesting schedule, and any special terms applying to such Award (if any), as determined by the Committee.

9.3         A Participant shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award.

10.        Exercise of Options.

10.1.       Subject to the terms of the applicable Agreement, an Option may be exercised, in whole or in part, by delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied by (a) full payment for the Shares with respect to which the Option is exercised or (b) to the extent provided in the applicable Agreement or otherwise authorized by the Committee, irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option.

10.2.       To the extent provided in the applicable Agreement or otherwise authorized by the Committee, payment may be made by delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an Option or other Award granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Participant for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise.

10.3.       To the extent provided in the applicable Agreement, an Option may be exercised by directing the Company to withhold from the Shares to be issued upon exercise of the Option (or portion thereof) being exercised a number of Shares having a Fair Market Value not in excess of the aggregate Exercise Price of the Option (or portion thereof being exercised), with payment of the balance of the exercise price, if any, being made pursuant to Section 10.1 and/or Section 10.2.

10.4.       The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement, provided that an Option shall not be exercisable after five from its Date of Grant.

11.        Restricted Stock Awards.  Each grant of Restricted Stock under the Plan shall be subject to an Agreement specifying the terms and conditions of the Award.  Restricted Stock granted under the Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as the Committee may specify.  Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.

12.        Restricted Stock Unit Awards.  Each grant of Restricted Stock Units under the Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares (or the cash equivalent thereof) to a Participant at such time(s) as the Committee may specify and (b) contains such other terms and conditions as the Committee may specify, including without limitation, terms that condition the issuance of Restricted Stock Unit Awards upon the achievement of one or more specified Performance Goals.

13.        Performance Awards.  Each Performance Award granted under the Plan shall be evidenced by an Agreement that (a) provides for the payment of cash or issuance of Shares to a Participant contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify. The Committee may, in its discretion, grant Performance Awards pursuant to which the amount and payment of the Award is determined by reference to a percentage of a bonus or incentive pool that applies to more than one Participant, and the amount of the bonus or incentive pool may, in the discretion of the Committee, be either fixed in amount or determined based upon the achievement of one or more Performance Goals.

14.        Dividends and Dividend Equivalents.  The terms of an Award may provide a Participant with the right, subject to such terms and conditions as the Committee may specify (including without limitation, terms that condition the issuance of grant, vesting or payment of dividends or dividend equivalents upon the achievement of one or more specified Performance Goals), to receive dividend payments or dividend equivalent payments with respect to Shares covered by an Award. No dividends or dividend equivalents shall be paid to Participants with respect to unvested Awards until such Awards vest but this sentence shall not prohibit the payment of dividends or dividend equivalents attributable to the period while Awards were unvested to be paid upon or after the vesting of the Award. Dividend and dividend equivalents may be settled in cash or Shares, as determined by the Committee, in each case in accordance with the provisions of Sections 4.5 and 4.7 above.

15.        Minimum Vesting Period.  Any Award under the Plan will have a minimum vesting period of one year from the date of grant, provided that up to 5% of the total Shares reserved for issuance pursuant to the Plan may be issued without regard to this minimum vesting condition.

16.        Termination of Relationship as Service Provider.

16.1.       If a Participant ceases to be a Service Provider, for any reason, any unvested Awards as of the Date of Termination shall terminate effective as of the Date of Termination, and the Shares covered by the unvested portion of the Award shall revert to the Plan. Unless otherwise determined by the Committee, if a Participant ceases to be a Service Provider, such Participant may exercise its outstanding Options within such period of time as is specified in the Agreement or the Plan to the extent that the Options are vested on the Date of Termination (but in no event later than the expiration of the term of the Option as set forth in the Agreement). If, after termination, the Participant does not exercise the vested Options within the time specified in the Agreement or the Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the absence of a provision specifying otherwise in the relevant Agreement or unless otherwise resolved by the Committee, then:

                           (a) In the event that the Participant ceases to be a Service Provider for any reason other than termination for Cause, or as a result of Participant's death or Disability, then the vested Options shall remain exercisable until the earlier of: (a) a period of three (3) months from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 10.4.

                           (b) In the event that the Participant ceases to be a Service Provider for Cause, then all Options will terminate immediately upon the Date of Termination, such that the unvested portion of the Options will not vest, and the vested portion of the Options will no longer be exercisable.

                           (c) In the event that the Participant ceases to be a Service Provider as a result of Participant's Disability, then the vested Options shall remain exercisable until the earlier of: (a) a period of twelve (12) months from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 10.4.

                           (d) In the event that the Participant dies while a Service Provider, the vested portion of the Option shall remain exercisable by the Participant's estate or by a person who acquires the right to exercise the Option by bequest or inheritance until the earlier of: (a) a period of twelve (12) months following the Participant's date of death; or (b) expiration of the term of the Option as set forth in Section 10.4.

                           (e) All Restricted Stock still subject, as of the Date of Termination, to restriction under the applicable restrictions period set by the Committee, as set forth in the Agreement, shall be forfeited or otherwise subject to repurchase by the Company as of the Date of Termination, notwithstanding the circumstances of such termination of engagement.

                           (f) All Restricted Stock Units shall cease vesting immediately upon the Date of Termination, and the unvested Restricted Stock Units awarded to the Participant shall be forfeited, notwithstanding the circumstances of such termination of engagement.

                           (g) For the purposes of this Section 16.1, a Participant shall be deemed to have been terminated for Cause, regardless of the actual reason for termination of employment or services, if within 90 days of the Date of Termination, the Company determines that the Participant has engaged in activity, either prior to or following the Date of Termination, that would have been grounds for termination for Cause as defined herein.

16.2.       For purposes of the Plan and any Award or Agreement, and unless otherwise set forth in the relevant Agreement, the "Date of Termination" (whether for Cause or otherwise) shall be the effective date of termination of the Participant's employment or engagement as a Service Provider.

16.3.       Unless the Committee provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence (except, for the avoidance of doubt, periods of legally protected leave of absence pursuant to applicable law).

16.4.       Participant shall not cease to be considered a Service Provider in the event of any (a) leave of absence approved by the Company or its Affiliates, provided that such leave of absence was approved by entity for which the Participant is engaged with, or pursuant to applicable law; or (b) transfers between locations of the Company and/or its Affiliates or between the Company, and its parent, subsidiary, Affiliate, or any successor thereof; or (c) changes in status (employee to director, employee to consultant, etc.), although such change may affect the specific terms applying to the Participant's Award.

17.        Capital Events and Adjustments; Certain Transactions.

17.1.       In the event of any change in the outstanding Ordinary Shares by reason of any stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee shall provide for a substitution for or adjustment in (a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards, (b) the Exercise Price of Options and (c) the aggregate number and class of Shares for which Awards thereafter may be granted under the Plan.

17.2.       Any provision of the Plan or any Agreement to the contrary notwithstanding, in the event of (a) a merger or consolidation to which the Company is a party or (b) any sale, disposition or exchange of at least 50% of the Company's outstanding securities (including through an acquisition by an existing non-majority shareholder of the Company or its affiliate of shares not held by any affiliate of such shareholder) or all or all or substantially all of the Company's assets, in either case for cash, securities or other consideration (the transactions described in the preceding clauses (a) and (b) each being  a "Transaction"), the Committee shall take such actions, and make such changes and adjustments to outstanding Awards as it may deem equitable, and may, in its discretion, cause any Award granted hereunder (i) to vest in whole or in part, (ii) to be assumed or continued by any successor or acquiring entity, and/or (iii) to be canceled, in whole or in part, for no consideration or in consideration of a payment (or payments), in such form as the Committee may specify, equal to the fair value of the canceled portion of the Award.  The fair value of an Option shall be deemed to be equal to the product of (a) the number of Shares the Option covers (and has not previously been exercised) and (b) the excess, if any, of the Fair Market Value of a Share as of the date of cancellation over the Exercise Price of the Option.  For sake of clarity and notwithstanding anything to the contrary herein, (a) such fair value may be zero if the value of a Share is equal to or less than the Exercise Price and (b) payments in cancellation of an Award in connection with a Transaction may be delayed to the same extent that payment of consideration to holders of Shares in connection with the Transaction is delayed as a result of escrows, earn-outs, holdbacks, or any other contingencies.

17.3.       The Committee need not take the same action under this Section 16 with respect to all Awards or with respect to all Participants and may, in its discretion, take different actions with respect to vested and unvested portions of an Award.  No fractional shares or securities shall be issued pursuant to any adjustment made pursuant to this Section 16, and any fractional shares or securities resulting from any such adjustment shall be eliminated by rounding downward to the next whole share or security, either with or without payment in respect thereof, as determined by the Committee.  All determinations required to be made under this Section 16 shall be made by the Committee in its discretion and shall be final and binding.

18.        Termination or Amendment.  The Board may amend or terminate the Plan in any respect at any time; provided, however, that after the stockholders of the Company have approved the Plan, the Board shall not amend or terminate the Plan without approval of [(a) the Company's stockholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Ordinary Shares are listed or quoted, if any, requires stockholder approval of the amendment or termination, and (b)] each affected Participant if the amendment or termination would adversely affect the Participant's vested rights or obligations under any Award granted prior to the date of the amendment or termination.

19.        Modification, Substitution of Awards.

19.1.       Subject to the terms and conditions of the Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant's vested rights or obligations under such Award, and (b) subject to Section 17, in no event may (i) an Option be modified to reduce the Exercise Price of the Option or (ii) an Option having an Exercise Price greater than the then Fair Market Value of a Shares be cancelled or surrendered in consideration for the grant of a new Option with a lower Exercise Price, any other Awards, or payments in cash or property unless such cancellation and grant is approved by the Company's stockholders.

19.2.         Anything contained herein to the contrary notwithstanding, Awards may, at the discretion of the Committee, be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or an Affiliate.  The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted.  .

20.        Foreign Employees.  Without amendment of the Plan, the Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan.  The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any Affiliate operates or has employees.

21.        Stockholder Approval.  The Plan, and any amendments hereto requiring stockholder approval pursuant to Section 18, are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.  If the adoption of the Plan is not so approved by the Company's stockholders, any Awards granted under the Plan shall be cancelled and void ab initio immediately following such next annual or special meeting of stockholders.

22.        Tax Consequences.

22.1.       Any tax consequences (including, without limitation, social security taxes and health taxes, if applicable) arising from the grant, exercise or vesting of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Eligible Person), hereunder, shall be borne solely by the Eligible Person. The Company and/or its Affiliates, and/or the Trustee shall be entitled to withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Eligible Person shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Person. The Company or any of its Affiliates or the Trustee may make such provisions and take such steps as they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan or the exercise or vesting or sale thereof, including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an  Eligible Person, including by deducting any such amount from the Eligible Person's salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring an Eligible Person to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares, and/or (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld and/or (iv) by causing the exercise of an Award and/or the sale of Shares held by or on behalf of an Eligible Person to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Eligible Person will be required to pay any amount which exceeds the tax to be withheld and remitted to the tax authorities, pursuant to applicable tax laws, regulations and rules.

22.2.       With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate to the satisfaction of the Company, a security or guarantee for the payment of tax due at the time of sale of a Share, all in accordance with the provisions of Section 102 of the ITO and the Section 102 Rules.

22.3.       The Company does not represent or undertake that an Award will qualify for or comply with the requisites of any particular tax treatment (such as the "capital gains track" under Section 102), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature in the event that, as a result of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment

22.4.       With respect to 102 Trustee Grants, , the Israeli Fair Market Value and classification of income as capital gain, ordinary income, or any combination thereof shall be determined pursuant to Section 102 (b)(3) of the Ordinance.

23.        Term of Plan.  Unless sooner terminated by the Board pursuant to Section 18, the Plan shall terminate on the date that is ten years after [the earlier of] the date that the Plan, as amended as restated, is adopted by the Board or approved by the Company's stockholders, and no Awards may be granted or awarded after such date.  The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

24.        Indemnification of Committee.  In addition to such other rights of indemnification as they may have as members of the Board or Committee, subject to applicable law, the Company shall indemnify members of the Committee against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

25.        General Provisions.

25.1.       The establishment of the Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan.  Participation in the Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

25.2.       Neither the adoption of the Plan nor its submission to the Company's stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options, warrants, rights, restricted stock or other awards otherwise than under the Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

25.3.       The interests of any Eligible Person under the Plan and/or any Award granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered except to the extent provided in an Agreement.

25.4.       The Plan shall be governed, construed and administered in accordance with the laws of the State of Israel, without giving effect to the conflict of law principles.

25.5.       The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares are then listed or interdealer quotation system upon which the Ordinary Shares are then quoted, and any applicable federal or state securities laws.  The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

25.6.       The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under the Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies the Committee deems necessary, and without complying to the Board's or Committee's complete satisfaction, with all rules and regulations under federal, state or local law the Committee deems applicable.

25.7.       To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

25.8.       Notwithstanding any other provision of the Plan or any Agreement to the contrary, all Awards and all stock issued, or payments made, under Awards are subject to any compensation clawback or recoupment policy as may be adopted by the Company from time to time to the extent, and subject to such terms and conditions, as may be provided by any such policy.

25.9.       The Required Holding Period is in addition to the vesting period with respect to Options, as designated in the Agreement. The Required Holding Period and vesting period may run concurrently, but neither is a substitution for the other, and each are independent terms and conditions for granted Options.

25.10.     All grants pursuant to this Plan shall be subject to compliance with the Israeli Securities Law, 1968 and the rules and regulations promulgated thereunder.

Appendix C

magicJack Vocaltec Ltd.

Amended Compensation Policy

1.             Introduction

a.     Pursuant to the provisions of the Companies Law 5759 – 1999 (the "Companies Law"), the Board of Directors of the Company (the "Board of Directors") approved on May 22, 2017 an amended compensation policy (the "Amended Compensation Policy") with regard to the terms of service and employment of officers1 of magicJack Vocaltec Ltd. (the "Company"), following the recommendation of the Company's Compensation Committee who discussed and considered the Amended Compensation Policy. The Amended Compensation Policy was approved by a Special Meeting of shareholders on July 31, 2017.

b.     The Amended Compensation Policy shall be subject to all mandatory provisions of any applicable law which apply to the Company and its officers, and to the Company's Articles of Association, in each case as they may exist from time to time.  Several main principles and objectives form the basis of the Compensation Policy:

i.     To promote the Company's goals, targets and work plan and its long term policy;

ii.     To create appropriate incentives for the Company's officers, taking into account, among other things, the risk management policies of the Company;

iii.     To adapt a compensation package combination that matches the size of the Company and the nature of its activities; and

iv.     To comply with the provisions of the law by compensating officers based on their contribution and their efforts to the development of the Company's business, increasing of its profits and promotion of its goals, in the short and long term.

c.     The Amended Compensation Policy is a multi-year policy which shall be in effect for a period of three years from the date of its approval. The Compensation Committee and the Board of Directors shall review the Compensation Policy from time to time, as required by the Companies Law. The Compensation Policy shall be reapproved as required by the Companies Law, every three years.

1 The term "officer" in this policy will be interpreted in accordance with the definition set out in the Companies Law: "a chief executive officer, a chief business manager, a deputy general manager, vice general manager, any person who holds such position in the company even if such person holds a different title and any director, or any other manager/officer who is directly subordinated to the chief executive officer".

2.             The Compensation Policy

a.      Parameters for Examining the Compensation Terms.  In general, the compensation terms for officers shall be examined while taking into consideration, inter alia, the following parameters:

i.     The education, qualifications, expertise, seniority (in the Company in particular, and in the officer's profession in general), professional experience and achievements of the officer;

ii.     The officer's position, the scope of his responsibility and previous wage agreements that were signed with him;

iii.     The officer's contribution to the Company's business, profits and stability;

iv.     The degree of responsibility imposed on the officer; and

v.     The Company's need to retain officers who have skills, know-how or unique expertise.

Following review of the average wage and median wage of employees of the Company (including contactor employees), the Company believes that in light of the limited number of persons employed by the Company relative to its revenue, there is a difficulty in taking into consideration, while determining the officer's compensation, the relationship between the terms of service and employment of the officer, the wage of the other employees of the Company (including contractor employees employed at the Company, if employed at the time of approval of the compensation), and, in particular, the relationship to the average wage and median wage of such employees. The Company believes that due to the limited number of employees, taking into consideration the abovementioned relationship may harm its ability to recruit and retain its employees in the various countries.  Given the challenges described in this paragraph, the Compensation Committee and Board of Directors will focus primarily upon wage surveys and similar analysis as set forth in Section 2.b. below when approving the compensation terms for officers.

b.     Wage Survey.  Prior to approval of a Compensation Package (defined below) for an officer, the Company will conduct a wage survey that compares and analyzes the level and cost of the overall Compensation Package offered to an officer of the Company with Compensation Packages for officers in similar positions to that of the relevant officer in other companies of the same type and/or financial stature (in terms of revenue or other relevant financial measure(s)) as the Company.  Wage surveys will be conducted internally or through an external consultant as recommended by the Compensation Committee.

c.      Compensation Terms of Officers

i.     The Company shall be entitled to grant to officers (to all or part of them) a compensation package which may include a base salary, commissions, sign-on bonus, annual cash bonus and share-based compensation, or any combination thereof, and additional standard benefits as described below ("Compensation Package").

ii.     Base Salary - The annual base salary of a new officer in the Company shall be determined based on the parameters specified in Sections 2.a. and 2.b. above (the "Base Salary").  The Compensation Committee and the Board of Directors shall be entitled to update the annual Base Salary of the officers of the Company (other than (i) officers who are controlling shareholders or their relatives or other officers' compensation in which the controlling shareholder has a personal interest and (ii) officers who serve as directors) consistent with the terms of this Compensation Policy including the parameters specified in Section 2.a. and 2.b. above, provided that the Compensation Committee alone may approve an amendment to an officer's annual Base Salary that does not increase such annual Base Salary by more than fifteen percent (15%) on an aggregate basis during the term of the officer's Employment Agreement and, with respect to the annual Base Salary of the CEO, such change does not materially change the structure of the incentives provided thereto, even if the total value of the Compensation Package remains unchanged.

iii.     Sale Commissions - In addition to the annual Base Salary and any other compensation element, the Company shall be entitled to pay to its officers, sale and other commissions based on a pre-determined commission plan, which commissions will be considered part of the officer's aggregate Compensation Package.  For each fiscal year, the aggregate amount of commissions and any Bonus paid to any officer under Section 2.c.ix. below shall not exceed 200% of annual Base Salary. To the extent officers are paid sales commissions, the measurable criteria upon which they are based with be communicated to and, to the extent required under the Companies Law, approved by, the Company's shareholders in the same manner as Bonus Targets as set forth in Section 2.c.ix. below.

iv.     Additional Terms of Compensation Package - The compensation package may include additional standard benefits such as social benefits, car allowance, mobile allowance, reimbursement of expenses, perquisites, advanced notice for termination of employment, medical insurance etc.

v.      Sign-on Bonus

1.     The Company shall be entitled to grant a sign-on bonus (the "Sign on Bonus") to an officer, which Sign-on Bonus may not exceed the officer's initial annual Base Salary.  A Sign-on Bonus will not be considered in calculating the maximum amount of the Bonus (as defined in Section 2.c.ix. below) payable to an officer following his initial year of employment.

2.     The Sign-on Bonus will be deemed part of the overall compensation package for that officer and it will be subject to the existing limitations in this Compensation Policy.

3.     When considering a Sign-on Bonus award, the Compensation Committee will consider the necessity of the Sign-on Bonus to attract appropriate candidates to serve as officers of the Company including, without limitation, the amount of variable compensation foregone by an officer from his or her previous employer and will determine the value of the Sign-on Bonus accordingly.

vi.     Insurance, Exculpation and Indemnification - The officers of the Company shall be entitled to benefit from the insurance, exculpation and indemnification arrangements, to be approved from time to time by the Board of Directors, pursuant to the provisions of the Articles of Association of the Company and applicable law.

vii.     Advance Notice - The advance notice period for termination of employment shall be determined individually with respect to each officer, taking into consideration the parameters set forth in Section 2.a. above, but will not be more than ninety (90) days.

viii.    Severance Terms.

1.     The severance terms for an officer will be considered pursuant to the parameters set out in Section 2.a. above.

2.     In the event that the terms of service of the officer include severance payments, the payments shall be examined in light of the period of service or employment of the officer in the Company, the terms of service, the Company's performance during said period, the anticipated contribution of the officer to achieving the Company's goals and its profitability, and the circumstances of termination of employment.

3.     In any event, the amount or value of a severance payment shall not exceed two (2) times such officer's annual Base Salary as of termination of employment, other than termination of employment in connection with a change of control of the Company, in which case such maximum severance payment shall not exceed four (4) times such officer's annual Base Salary.  Acceleration of vesting of equity based compensation issued prior to termination of employment shall not be considered in calculating the value of a severance payment.  No severance payment will be paid to an officer whose employment is terminated for "cause" as defined in such officer's Employment Agreement.

ix.      Annual Cash Bonus

1.     Maximum Amount of the Annual Cash Bonus - The Compensation Package of officers may include an annual cash bonus based on measurable and non-measurable criteria as set forth hereunder (the "Bonus") and as customary in other companies of the same type and/or financial stature (in terms of revenue or other relevant financial measure(s)) as the Company.  In the event that officers are eligible for a Bonus pursuant to the terms of employment, the Bonus shall be subject to the following:

a.     The target Bonus amount for any fiscal year (the "Target Bonus") may not exceed 100% of the annual Base Salary;

b.     For any fiscal year, the aggregate amount of any commissions paid under Section 2.c.iii. above and any Bonus payment shall not exceed 200% of the annual Base Salary; and

c.     The Bonus will be based mainly (at least 80%) on measurable criteria, and, with respect to its less significant part (up to 20%), at the Board of Directors' and management's discretion based on non-measurable criteria, all as set forth hereunder.

d.     The measurable criteria upon which the Bonus will be based (the "Targets") will be communicated to, and to the extent required under the Companies Law, approved by, the Company's shareholders when guidance for the year in question is conveyed.  Payment of the Bonus may be based on several Targets measured independently such a one-third (1/3) of the Bonus based upon a revenue Target, one-third (1/3) based upon an EBITDA Target and one-third (1/3) based upon some other key performance indicator Target.  Payment of the Bonus for each Target will be made according to the following scale on an incremental basis:

% of Target Achieved	% of Bonus for Target Paid
< 80%	0%
80% - 100%	35% - 100%
100% - 120%	101% - 200%

For example, if 90% of a Target is achieved, 67.5% of the Bonus payable for that Target will be paid.  If 110% of the Target is achieved, 150% of the Bonus payable for that Target will be paid.

2.     Measurable criteria for the Bonus may include financial targets (e.g., revenue and EBITDA relative to budget), meeting sales and marketing objectives, productivity indices and growth in the volume of activity, cost savings, implementation and promotion of planned projects, promoting strategic targets, promoting innovation in the Company and/or success in raising capital.  The measurable bonus criteria will be documented such that they can be calculated objectively and later verified based upon the Company's audited or reviewed financial statements and related metrics.

3.     Non-Measurable Criteria for the Bonus - The Company is entitled to determine, in its sole discretion, that an insignificant component, which does not exceed 20% of the Bonus, will be determined according to non-measurable criteria, such as the contribution of the officer to the Company's business, its profitability and stability, the need for the Company to retain an officer with skills, know-how, or unique expertise, the responsibility imposed on the officer, changes that occurred in the responsibility imposed on the officer during the year, satisfaction with the officer's performance (including assessing the degree of involvement of the officer and devotion of efforts in the performance of his duties), assessing the officer's ability to work in coordination and cooperation with other employees of the Company, the officer's contribution to appropriate control environment and ethical environment and such other elements as recommended by the Compensation Committee and approved by the Board of Directors.  The Compensation Committee and the Board of Directors will consider and approve this component, based, inter alia, on the recommendation and personal assessment given by the official who is in charge of the officer, specifying the relevant reasons underlying the recommendation. Notwithstanding the foregoing, the 20% limitation above will not apply to Bonuses for officers who qualify as officers because they are directly subordinate to the CEO as long as any Bonus paid to any such officer is otherwise compliant with this Amended Compensation Policy and does not exceed 100% of such officer's annual Base Salary.

4.     Unless otherwise specifically provided in a compensation agreement with an officer, the Board of Directors will have no discretion to reduce the Annual Bonus, Sign-On Bonus and Sales Commissions (collectively, "Non-Fixed Cash Compensation") payable to an officer under an agreement with such officer so long as  payment of such Non-Fixed Cash Compensation complies with this Compensation Policy.

x.       Share-based Compensation

1.     The Company shall be entitled to grant to officers options, Restricted Stock Units or any other share-based compensation ("Share-based Compensation", and together with Non-Fixed Cash Compensation, "Non-Fixed  Compensation"), pursuant to equity plan(s) as adopted or as shall be adopted by the Company, from time to time and subject to any applicable law.

2.     The annual value of a Share-based Compensation shall be calculated at the time of grant in accordance with the cost recorded in its respect in the Company's books. The annual value of Share-based Compensation for any year shall not exceed 400% of the annual Base Salary.

3.     When discussing the grant of a Share-based Compensation to an officer of the Company, the Compensation Committee and the Board of Directors shall consider whether the aforesaid grant is a suitable incentive for increasing the Company's value in the long term, the economic value of the grant, the exercise price and the other terms.

Share-Based Compensation, if granted, shall mature in installments or vesting periods (or depend on meeting milestones) which shall take into account the appropriate incentive, in light of the Company's objectives in the years following the approval of the grant.  Vesting of officer's Share-Based Compensation shall occur over a minimum period of three (3) years and no Share-Based Compensation will vest prior to the first anniversary of the grant date for such Share-Based Compensation, provided that vesting of Share-Based Compensation may be accelerated upon a change of control consistent with the Company's employee equity plan and as recommended by the Compensation Committee and approved by the Board of Directors.  On or after the first anniversary of the grant date of an officer's Share-Based Compensation, upon termination of such officer's employment by the Company without "cause" or by the officer for "good reason" (as such terms are defined in the officer's Employment Agreement or other applicable contract), vesting of Share-Based Compensation may be accelerated on a pro-rata basis based on the time-period between the grant date and the termination date, plus ninety (90) days, provided that any performance based vesting requirements have also been achieved.  In its discretion, in advance of granting Share-Based Compensation to an officer, the Board of Directors may establish a maximum value accruing to such officer upon exercise of such Share-Based Compensation that is not settled in cash.

4.     The exercise price and any others terms of the grant will be determined by the Compensation Committee and the Board of Directors, as required by any applicable law.

xi.      Non-fixed Compensation – The ratio between the Non-Fixed Compensation and the annual Base Salary of each officer (including the CEO), each payable over the term of such officer's employment or service agreement with the Company, shall not exceed six (6) to one (1) (two (2) to one (1) maximum for Bonus and four (4) to one (1) maximum for Share-based Compensation), not taking into account any Sign-on Bonus or acceleration of vesting of Share-Based Compensation upon a change of control.   In any event, the average annual amount of all Non-Fixed Compensation payable to an officer (with the value of Share-based Compensation calculated at the time of grant in accordance with the cost recorded in its respect in the Company's books) over the term of such officer's employment or service agreement with the Company shall not exceed $3,000,000, not taking into account any Sign-on Bonus or acceleration of vesting of Share-Based Compensation upon a change of control.

xii.     Term of Employment Agreements – The Employment Agreement for each officer will be for a fixed term that does not exceed three (3) years.  Upon the expiry of an employment agreement, the agreement may be extended subject to the provisions of Section 2.d. below.  Future modifications to this Compensation Policy will not serve to modify agreements between the Company and its officers which were properly approved and in place on the date any such modifications to this Amended Compensation Policy are approved.

xiii.     Claw Back - Officers shall be required to repay to the Company any excess payments made to them which were based on the Company's performance if such payments were paid based on false and restated financial statements of the Company, provided that such obligation of re-payment shall cease two (2) years after payment of the bonus in question unless the officer knowingly contributed to the mistakes in the financial statements leading to restatement, in which case there shall be no time limit applicable to such obligation.

d.      Extension of Existing Agreements with Officers

i.     Prior to approval of the extension of an Employment Agreement of an officer, the officer's existing Compensation Package shall be reviewed and considered based on the parameters set forth in Section 2.a. above.

ii.     In the event that an extension of an Employment Agreement with an officer (other than (i) officers who are controlling shareholders or their relatives or other officers' compensation in which the controlling shareholder has a personal interest and (ii) officers who serve as directors) involves a change in his or her employment terms, the Compensation Committee will examine whether: (a) the change is considered a "material change" compared to current employment terms; and whether (b) such change is in compliance with the Company's Amended Compensation Policy, for the purpose of identifying the requirements to approve such change.

iii.     The Amended Compensation Policy shall apply also to the updated compensation package.

e.       Compensation of Directors

i.        In addition to compliance with the other provisions of this Amended Compensation Policy, the compensation of the Company's directors (including independent directors, as defined in the Nasdaq Listing Rules and the Securities Exchange Act of 1934) shall be in accordance with the following:

A.     annual cash compensation of (i) $100,000 for the Company's serving and future chairman of the board, or (ii) $50,000 per each other director, which shall be paid quarterly;

B.     annual equity-based compensation valued at $60,000 per each serving and future director. The equity-based compensation shall fully vest in one tranche on the first anniversary following the date of grant, and shall accelerate and become fully vested upon the occurrence of a change of control unless the grantee director continues to serve on the Company's Board following such change of control and is granted a substantially equivalent security by the acquiring party. Each annual equity-based grant shall be further subject to the terms of the applicable equity plan;

C.     annual participation compensation of $10,000 for service on the Company's audit committee;

D.     annual participation compensation of $10,000 for service on the Company's audit committee;

E.     annual participation compensation of $10,000 for service on the Company's compensation committee;

F.     annual participation compensation of $10,000 for service on the Company's governance and/or nomination committees;

G.     annual participation compensation of $10,000 for service on a "special committee" for up to 4 meetings per year. Participation in any additional meeting of such "special committee" will entitle the participating director to an additional amount of $1,000 per meeting.

For the purposes hereof, a "special committee" shall include any committee formed by the Board of Directors to address matters that are not typically addressed by the audit committee, compensation committee or governance and/or nomination committees, but require material attention by a sub-set of the Board of Directors for efficiently address the matter.

ii.       Share-Based Compensation granted to directors will be subject to applicable law, provided that vesting of such Share-Based Compensation granted to independent directors may not be performance based.

iii.      In addition to the compensation set forth above, the Company's directors shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with fulfillment of their duties as Directors.

3.             General

The Compensation Committee and the Board of Directors shall, from time to time, review the Amended Compensation Policy as well as the need to adjust it, based, inter alia, on the considerations and guidelines set forth in this policy. In so doing, they will conduct an examination of changes in the Company's goals, market conditions, the Company's profits and revenues in previous periods and in real time, and any other relevant factors.

MAGICJACK VOCALTEC LTD.
12 HAOMANUT STREET, 2nd FLOOR
POLEG INDUSTRIAL AREA, NETANYA, ISRAEL 42504

PROXY

THE PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of magicJack VocalTec Ltd. (the "Company") hereby appoints Don Carlos Bell III and Thomas Fuller, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to represent and to vote on behalf of the undersigned all the ordinary shares of the Company which the undersigned is entitled to vote at the special meeting of shareholders (the "Meeting") to be held at the offices of Bryan Cave, LLP, 1290 Avenue of the Americas, 35th Floor, New York, NY  10104 at 10:00 a.m. local time on July 31, 2017, and at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this Proxy, which are more fully described in the Notice of Special Meeting of Shareholders and Proxy Statement relating to the Meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made with respect to any matter, this Proxy will be voted FOR such matter, to the extent permitted by law and stock exchange rules. Abstentions will be counted as present for purposes of determining a quorum and will not be counted as voting on the proposal in question. Any and all proxies heretofore given by the undersigned are hereby revoked.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement relating to the Meeting.

(Continued and to be signed on the reverse side)

Please mark vote as indicated in this example	X	2017 SPECIAL MEETING OF THE SHAREHOLDERS OF MAGICJACK VOCALTEC LTD.
July 31, 2017

Please sign, date and mail your proxy card in the envelope provided as soon as possible.
 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE
"FOR" PROPOSALS 1, 2, 3, 4, and 5

1.	To approve the Employment Agreement, Stock Option Agreement and Restricted Stock Agreement with Don Carlos Bell III, the Company's President and CEO	FOR ☐	AGAINST ☐	ABSTAIN ☐

Confirm that you are not a controlling shareholder and do not have a Personal Interest in the approval of Proposal 1 (If you do not respond, you will be considered as having a Personal Interest in this Proposal and your vote will not be counted in the special majority  required for the proposal)

CONFIRM ☐
2.	To approve the Company's Amended 2013 Stock Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To approve the Company's Amended and Restated Israeli 2013 Stock Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To approve an amendment to the Company's Amended and Restated Compensation Policy	FOR ☐	AGAINST ☐	ABSTAIN ☐

Confirm that you are not a controlling shareholder and do not have a Personal Interest in the approval of Proposal 4 (If you do not respond, you will be considered as having a Personal Interest in this Proposal and your vote will not be counted in the special majority  required for the proposal)

CONFIRM ☐
5.	To approve the adjusted director compensation package for the Company's non-employee directors, subject to the approval of proposal 4	FOR ☐	AGAINST ☐	ABSTAIN ☐

For the definition of "personal interest" please see page 2 of the proxy statement to which this proxy card is attached.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

For address change/comments, mark here exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature___________________________________________ Signature __________________________________________ (Joint Owner) Date _______________________ Date _______________________

[Please sign and date within box]

NOTE:
Please sign exactly as your name appears on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.